Exhibit 2.5

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: MODIVCARE INC., et al., Debtors.[1]	x : : : : : : x	Chapter 11 Case No. 25-90309 (ARP) (Jointly Administered)

NOTICE OF FILING OF THIRD PLAN SUPPLEMENT
FOR THE SECOND AMENDED JOINT CHAPTER 11 PLAN OF
REORGANIZATION OF MODIVCARE INC. AND ITS DEBTOR AFFILIATES

PLEASE TAKE NOTICE that on (a) November 14, 2025, the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) filed the Notice of Filing of Plan Supplement for the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and Its Debtor Affiliates [Docket No. 725] (the “First Plan Supplement”) and (b) November 24, 2025, the Debtors filed the Notice of Filing of Second Plan Supplement for the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and Its Debtor Affiliates [Docket No. [802] (the “Second Plan Supplement”) with the United States Bankruptcy Court for the Southern District of Texas (the “Court”).

PLEASE TAKE FURTHER NOTICE that, as contemplated by the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and Its Debtor Affiliates [Docket No. 959] (as may be amended, modified, or supplemented from time to time, and including all exhibits and supplements thereto, the “Plan”), the Debtors hereby file this third plan supplement (the “Third Plan Supplement” and together with the First Plan Supplement and the Second Plan Supplement, the “Plan Supplement”). Capitalized terms used but not defined herein have the meanings set forth in the Plan. This Third Plan Supplement includes the following exhibits (in each case, as may be amended, modified, or supplemented from time to time):

EXHIBIT	DOCUMENT
A	Revised TopCo LLCA
B	Redline to Prior TopCo LLCA
C	Revised Restructuring Transaction Steps Memorandum

1

A complete list of each of the Debtors in these chapter 11 cases (the “Chapter 11 Cases”) and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ claims and noticing agent at https://www.veritaglobal.net/ModivCare. Debtor ModivCare Inc.’s principal place of business and the Debtors’ service address in the Chapter 11 Cases is 6900 E. Layton Avenue, Suite 1100 & 1200, Denver, Colorado 80237.

2

EXHIBIT	DOCUMENT
D	Redline to Prior Restructuring Transaction Steps Memorandum
E-1	New Common Interest Documents – Contribution Agreement (Step 2)
E-2	New Common Interest Documents – Contribution Agreement (Step 3)
E-3	New Common Interest Documents – Purchase Agreement (Step 4)
F	Identities of the Directors of the Reorganized Debtors

PLEASE TAKE FURTHER NOTICE that, any remaining exhibits to the Plan Supplement will be filed with the Court under separate notices.

PLEASE TAKE FURTHER NOTICE that, these documents remain subject to continuing negotiations in accordance with the terms of the Plan and the Restructuring Support Agreement and the final versions may contain material differences from the versions filed herewith. For the avoidance of doubt, the parties thereto have not consented to such document as being in final form and reserve all rights in that regard. Such parties reserve all of their respective rights with respect to such documents and to amend, modify, or supplement the Plan Supplement and any of the documents contained therein through the Effective Date in accordance with the terms of the Plan and the Restructuring Support Agreement. To the extent material amendments or modifications are made to any of these documents, the Debtors will file a revised version with the Court prior to the hearing to consider confirmation of the Plan (the “Confirmation Hearing”).

PLEASE TAKE FURTHER NOTICE that, the Plan Supplement is integral to, part of, and incorporated by reference into the Plan. Please note, however, these documents have not yet been approved by the Court. If the Plan is confirmed, the documents contained in the Plan Supplement (including any amendments, modifications, or supplements thereto) will be approved by the Court pursuant to the order confirming the Plan.

PLEASE TAKE FURTHER NOTICE that, the Confirmation Hearing is scheduled to commence on December 8, 2025 at 9:00 a.m. (Prevailing Central Time) before the Honorable Alfredo R. Perez of the United States Bankruptcy Court, Southern District of Texas, 4th Floor, Courtroom 400, 515 Rusk Street, Houston, Texas 77002. The Confirmation Hearing may be continued by the Court or by the Debtors without further notice other than by announcement of the same in open court and/or by filing and serving a notice of adjournment. In the event of a timely filed objection that is not settled by the parties, the Court shall hear such objection at the Confirmation Hearing or on a later date as may be fixed by the Court.

PLEASE TAKE FURTHER NOTICE that, copies of the documents included in the Plan Supplement or the Plan, or any other document filed in the Chapter 11 Cases, may be obtained free of charge by visiting the website maintained by the Debtors’ claims and noticing agent, Kurtzman Carson Consultants LLC, d/b/a Verita Global, at https://www.veritaglobal.net/ModivCare. You may also obtain copies of any pleadings filed in the Chapter 11 Cases through the Court’s electronic case filing system at https://www.txs.uscourts.gov/page/bankruptcy-court using a PACER password (to obtain a PACER password, go to the PACER website at http://pacer.psc.uscourts.gov).

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO ANYTHING STATED HEREIN OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE NOTICE AND CLAIMS AGENT E-MAIL: MODIVCAREINFO@VERITAGLOBAL.COM. PLEASE NOTE THAT THE NOTICE AND CLAIMS AGENT CANNOT PROVIDE LEGAL ADVICE.

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Dated: December 5, 2025 Houston, Texas	Respectfully submitted, /s/ Timothy A. (“Tad”) Davidson II

HUNTON ANDREWS KURTH LLP

Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)

Catherine A. Rankin (Texas Bar No. 24109810)

Brandon Bell (Texas Bar No. 24127019)

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4200

Email: taddavidson@hunton.com

            catherinerankin@hunton.com

            bbell@hunton.com

- and -

LATHAM & WATKINS LLP

Ray C. Schrock (NY Bar No. 4860631)

Keith A. Simon (NY Bar No. 4636007)

George Klidonas (NY Bar No. 4549432)

Jonathan J. Weichselbaum (NY Bar No. 5676143)

1271 Avenue of the Americas

New York, NY 10020

Telephone: (212) 906-1200

Email:   ray.schrock@lw.com

              keith.simon@lw.com

george.klidonas@lw.com

jon.weichselbaum@lw.com

Co-Counsel for the Debtors and Debtors in Possession

4

CERTIFICATE OF SERVICE

I certify that on December 5, 2025, a true and correct copy of the foregoing document was served by the Electronic Case Filing System for the United States Bankruptcy Court for the Southern District of Texas on those parties registered to receive electronic notices.

/s/ Timothy A. (“Tad”) Davidson II
Timothy A. (“Tad”) Davidson II

EXHIBIT A

Revised TopCo LLCA

MODIVCARE TOPCO, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS DRAFT REMAINS SUBJECT TO CONTINUING NEGOTIATIONS WITH ALL PARTIES AND THE FINAL VERSION MAY CONTAIN MATERIAL DIFFERENCES. FOR THE AVOIDANCE OF DOUBT, NO PARTY HAS CONSENTED TO THIS VERSION AS THE FINAL FORM, AND ALL PARTIES RESERVE THEIR RESPECTIVE RIGHTS WITH RESPECT TO THIS DOCUMENT AND ANY RELATED DOCUMENTS, INCLUDING SUCH PARTIES’ CONSENT RIGHTS UNDER RESTRUCTURING SUPPORT AGREEMENT.

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION		2

1.1	Certain Definitions	2
1.2	Rules of Construction	15

ARTICLE 2 GENERAL		16

2.1	Limited Liability Company Agreement	16
2.2	Name	16
2.3	Term	16
2.4	Business Offices	16
2.5	Registered Office and Agent	16
2.6	Qualification in Other Jurisdictions	16
2.7	No State-Law Partnership	17

ARTICLE 3 PURPOSE OF THE BUSINESS		17

ARTICLE 4 MEMBERS; MEETINGS		17

4.1	Members	17
4.2	Additional Members	18
4.3	Member Meetings	19
4.4	Authority of the Members	23
4.5	Limitation on Liability	23
4.6	AI Questionnaire	23
4.7	Beneficial Ownership Reporting	24

ARTICLE 5 CAPITAL STRUCTURE		25

5.1	Units	25
5.2	Issuance of Units	26
5.3	Certificated Units	27
5.4	Voting Rights	27
5.5	Record	27
5.6	No Appraisal Rights	28
5.7	Lost, Destroyed or Mutilated Certificates	28
5.8	Creditor Relationships	28

ARTICLE 6 MANAGEMENT; OPERATION OF THE COMPANY BUSINESS		29

6.1	Management of the Company	29
6.2	Board	29
6.3	Regular Meetings	32
6.4	Special Meetings	32

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6.5	Place of Meetings	32
6.6	Notice of Meetings	32
6.7	Meetings by Remote Communication	32
6.8	Quorum; Acts of Managers	32
6.9	Organization, Agenda and Procedures	33
6.10	Waiver of Notice	33
6.11	Managers’ Action By Written Consent	33
6.12	Removal	33
6.13	Resignation	34
6.14	Vacancies	34
6.15	Committees	35
6.16	Compensation of Managers	35
6.17	Subsidiary Governing Bodies	35
6.18	Affiliate Transactions	36
6.19	Required Approval of Board and Majority Members for Certain Actions	36
6.20	Observers	36

ARTICLE 7 OFFICERS; POWERS OF OFFICERS		38

7.1	Election and Tenure	38
7.2	Resignation, Removal and Vacancies	38
7.3	Chairperson	38
7.4	Chief Executive Officer	38
7.5	Chief Financial Officer	39
7.6	Vice Presidents	39
7.7	Secretary	39
7.8	Treasurer	39
7.9	Assistant Secretaries and Assistant Treasurers	39
7.10	Salaries	40
7.11	Borrowing	40
7.12	Checks and Endorsements	40
7.13	Deposits	40
7.14	Proxies	40

ARTICLE 8 EXCULPATION AND INDEMNIFICATION		40

8.1	Exculpation	40
8.2	Indemnification	41
8.3	No Member Liability	44
8.4	Settlements	44
8.5	Business Opportunities; Fiduciary Duties	44
8.6	Subrogation	47
8.7	Insurance	47
8.8	Amendments	47

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ARTICLE 9 TRANSFERS		47

9.1	Restrictions on Transfers	47
9.2	Transfer Agents; Regulations	53
9.3	Drag-Along Transactions	54
9.4	Tag-Along Transactions	59
9.5	Appointment of Purchaser Representative	62
9.6	Preemptive Rights	63
9.7	Right of First Offer	65

ARTICLE 10 FISCAL YEAR; BOOKS OF ACCOUNT; REPORTS		67

10.1	Fiscal Year	67
10.2	Books and Records	67
10.3	Tax Election	67
10.4	Required Records	67
10.5	Audits of Books and Accounts	67

ARTICLE 11 DISTRIBUTIONS		68

11.1	Distributions	68
11.2	Limitations on Distributions	69
11.3	No Other Distributions	69
11.4	Withholding Tax	69

ARTICLE 12 WITHDRAWALS; ACTION FOR PARTITION		69

12.1	Waiver of Partition	69
12.2	Covenant Not to Withdraw or Dissolve	70

ARTICLE 13 DISSOLUTION AND LIQUIDATION		70

13.1	Events Causing Dissolution	70
13.2	Liquidation and Winding Up	71

ARTICLE 14 AMENDMENTS		71

14.1	Amendments	71

ARTICLE 15 INFORMATION RIGHTS		73

15.1	Information Rights	73
15.2	Delivery of Information	74
15.3	Termination of Information Rights	74

ARTICLE 16 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS		74

16.1	Representations and Warranties of the Members	74

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16.2	Survival of Representations and Warranties	77

ARTICLE 17 MISCELLANEOUS		77

17.1	Entire Agreement	77
17.2	Counterparts	77
17.3	Severability	77
17.4	Successors and Assigns	77
17.5	Notices	77
17.6	Headings	78
17.7	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL	78
17.8	No Third-Party Beneficiaries	78
17.9	Binding Effect	78
17.10	Additional Actions and Documents	79
17.11	Injunctive Relief	79
17.12	Assignment	79
17.13	Redaction	79
17.14	Spousal Consent	79
17.15	Financial Crimes Matters	80
17.16	Termination	80

ARTICLE 18 CONFIDENTIALITY		80

18.1	Confidentiality	80
18.2	Permitted Disclosure of Confidential Information	81

ARTICLE 19 IPO		82

19.1	IPO Approval	82
19.2	Required Actions	83
19.3	Registration Rights Agreement	83

SCHEDULES AND EXHIBITS

Schedule A	Specified Members
Schedule B	Actions Requiring Approval of the Board and the Majority Members
Schedule C	Initial Officers

Exhibit A	Form of AI Questionnaire
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Transferee Confidentiality Agreement

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
MODIVCARE TOPCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, together with all schedules, exhibits and annexes hereto, this “Agreement”) of ModivCare Topco, LLC (the “Company”), is made as of [●] (the “Effective Date”), by and among (a) the Company and (b) each of the members of the Company from time to time (each, a “Member” and, collectively, the “Members”).

WHEREAS, on November 13, 2025, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq. (as amended from time to time, the “Act”), by filing with the Secretary of State of the State of Delaware a Certificate of Formation of the Company (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Certificate of Formation”);

WHEREAS, on November 13, 2025, the sole member of the Company, Bradley Scher (the “Initial Member”), entered into a Limited Liability Company Agreement of the Company dated as of November 13, 2025 (as amended, supplemented, amended and restated or otherwise modified prior to the Effective Date, together with all schedules, exhibits and annexes thereto, the “Initial LLC Agreement”); and

WHEREAS, on the Effective Date, the Plan of Reorganization (as defined below) became effective and, pursuant thereto, or as contemplated thereby, (a) ModivCare Buyer, LLC, a Delaware limited liability company, purchased substantially all of the assets of ModivCare Inc., a Delaware corporation (“ModivCare Inc.”), in exchange for (among other things) (i) all of the common limited liability company interests of the Company (“Initial Common Units”) that are to be issued and outstanding on the Effective Date (prior to the effectiveness of this Agreement), subject to dilution by (among other things) Initial Common Units issued upon exercise of the Subscription Rights (as defined below) (the Initial Common Units referred to in this clause (i), the “Exchange Units”), and (ii) rights to purchase up to $200,000,000 of the Initial Common Units pursuant to the Equity Rights Offering (as defined in the Plan of Reorganization) (the “Subscription Rights”), (b) ModivCare Inc. distributed the Exchange Units and the Subscription Rights to the recipients thereof as set forth in, or as contemplated by, the Plan of Reorganization, (c) the Company issued Initial Common Units to the recipients of Subscription Rights that had validly exercised the Subscription Rights (such Initial Common Units, together with the Exchange Units, the “Existing Common Units”), (d) the Initial LLC Agreement was amended and restated in its entirety as set forth in, and replaced by, this Agreement, (e) each of the Persons that received Existing Common Units became a party to this Agreement as a “Member” hereunder, became fully bound by, and subject to, all of the covenants, terms, conditions and provisions of this Agreement as a “Member” party hereto, and is deemed to have signed this Agreement, and (f) the Initial Member withdrew as a member of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and other obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Certain Definitions. As used herein:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under common control with the specified Person, and shall also include (a) any Related Fund of such Person and (b) in the case of a specified Person who is an individual, any Family Member or Personal Representative of such Person. The term “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise).

“AI Questionnaire” means an Accredited Investor Questionnaire in the form of Exhibit A attached hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and any other bribery, fraud, kickback or other similar applicable laws or regulations of any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations of any Governmental Authority that relate to money laundering, counter-terrorist financing, or record keeping and reporting requirements in any jurisdiction in which the Company or any of its Subsidiaries is located or doing business.

“Award Agreement” means any agreement, contract or other instrument or document evidencing or governing an award issued under any Management Incentive Plan, including any award consisting of Class B Units or any award that is convertible, exercisable or exchangeable for or into, or which provides for the delivery of, Class B Units.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board Information” means materials and other information given to Managers or members of any committee of the Board, excluding any materials or information provided to Members pursuant to Section 15.1.

“BOI Laws” means the Corporate Transparency Act, 31 U.S.C. § 5336, and all rules, regulations and guidance promulgated thereunder or in connection therewith, and any beneficial ownership reporting law, rule, regulation or guidance of any state or other applicable jurisdiction, as each may be amended, supplemented, updated or replaced from time to time.

“Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by law to close.

“Chairperson” means, as of any time of determination, the chairperson of the Board as of such time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competitor” means, as of any time of determination, (a) any Person that is identified by name on the Restricted List as of such time of determination, which may include one or more Investment Funds, (b) any Person that is engaged in competition with the Company or any of its Subsidiaries as of such time, as reasonably determined by the Board, and (c) any Person that is an Affiliate of any Person referred to in clause (a) or clause (b) that is reasonably identifiable as an Affiliate of any such Person on the basis of such Affiliate’s name; provided, that, (x) solely with respect to clause (a), a Competitor shall not include (i) any Person that is a Member at the time the Board determines to identify such Person on the Restricted List or (ii) any Affiliate of any Person described in clause (x)(i), which Affiliate is an Investment Fund or any Entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer or assignment of Units or other securities or indebtedness of the Company or any of its Subsidiaries), directly or indirectly, Units or other securities or indebtedness of the Company or any of its Subsidiaries, and (y) solely with respect to clause (b), a Competitor shall not include (i) any Investment Fund or (ii) any Entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer or assignment of Units or other securities or indebtedness of the Company or any of its Subsidiaries), directly or indirectly, Units or other securities or indebtedness of the Company or any of its Subsidiaries (it being understood that a Person described in clause (y)(i) or clause (y)(ii) may be a Competitor under clause (a) or clause (c)).

“Covered Person” means (a) any Member, (b) any Affiliate of a Member, (c) any Manager or any member of any committee of the Board, (d) any officer of the Company, (e) any Observer, and (f) any partner, shareholder, member, officer, director, manager, fund adviser, investment adviser, investment manager, controlling person, employee, consultant, counsel, representative or agent of a Member or any Affiliate of a Member (other than any Affiliate that is the Company or any of its Subsidiaries), in each of the foregoing cases, in any such Person’s capacity as such.

“Designating Group” means any of the following groups of Members: (a) the HG Vora Members, (b) the Q Investments Members, (c) the Redwood Members and (d) the TCW Members; provided, that any group of Members described in clauses (a)-(d) of this definition will cease to be a “Designating Group” once the Members in such group do not have a Designation Right.

“Designating Members” means, as of any time of determination, the Members that are included in any Designating Group as of such time; and “Designating Member” means any one of the Designating Members.

“Designation Right” means the right of any Member(s) to designate any Managers pursuant to Section 6.2(b)(i), Section 6.2(b)(ii), Section 6.2(b)(iii), or Section 6.2(b)(iv), as applicable.

“Distribution” means any distribution by the Company to any Member (in its capacity as such), including distributions payable in cash, property or securities and including by means of distribution, redemption, repurchase or liquidation, except that none of the following shall be a Distribution: (a) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of all outstanding Units of any class or series, and (b) any repurchases by the Company of Units from a Management Holder following termination of his or her employment with the Company or any of its Subsidiaries or termination of his or her service as a Manager or any member of any Subsidiary Governing Body.

“Entity” means any corporation, partnership, limited liability company, limited liability partnership, joint stock company, joint venture, estate, association, trust, unincorporated organization or association, business trust, tenancy in common or other legal entity.

“Equity Interests” means, with respect to any Person, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person (however designated).

“Excepted Transaction” means (a) any transaction or agreement entered into, consummated or effected on the Effective Date pursuant to the Plan of Reorganization and (b) any transaction expressly permitted or required by this Agreement, including (i) any Distributions pursuant to Article 11 or Article 13, and (ii) issuances of Additional Securities in accordance with Section 9.6, other than the sale or issuance of any Additional Securities to an Accelerated Acquirer pursuant to Section 9.6(d) (including the payment of any fee or premium in connection therewith).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means any issuance of Additional Securities (a) by means of a pro rata distribution to all holders of any class or series of Units, (b) pursuant to any Management Incentive Plan or other compensation, incentive or similar plan, agreement or arrangement approved by the Board to managers, officers, employees or consultants of the Company or any of its Subsidiaries in connection with their service as managers or directors of the Company or any of its Subsidiaries, their employment by the Company or any of its Subsidiaries, or their retention by the Company or any of its Subsidiaries, (c) in a public offering of equity securities of the Company or any of its Subsidiaries or any Reorganized Issuer, (d) pursuant to the conversion, exchange or exercise of any options, warrants or other securities granted after the Effective Date so long as the initial sale, issuance or grant of such options, warrants or other securities complied with the terms of Section 9.6, (e) as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company or any of its Subsidiaries of another Person (or portion thereof) so long as such Additional Securities are only issued to the counterparty to such acquisition (or to such counterparty’s Affiliates) and in no event to any Member or any Affiliate of a Member, (f) in connection with the financing or refinancing of any indebtedness or debt securities of the Company or any of its Subsidiaries (including as an equity kicker in connection therewith) where such lender or investor is not then a Member or an Affiliate of a Member, (g) in connection with a joint venture, partnership or strategic alliance by the Company or any of its Subsidiaries with another Person so long as such Additional Securities are only issued to such Person (or to such Person’s Affiliates) and in no event to any Member or an Affiliate of a Member, (h) by any Subsidiary of the Company to the Company or to another Subsidiary of the Company or (i) upon exercise of any of the New Warrants.

“Excluded ROFO Transfer” means, with respect to any Member, any Transfer of Units made by such Member: (a) to any Affiliate of such Member, (b) in the case of any Member that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders (including any such distribution that is made in connection with a winding up or liquidation of such Member), (c) in the case of any Member that is a nominee, investment manager, advisor or subadvisor for a beneficial owner of Units, to such beneficial owner or to a Person that will serve as a nominee, investment manager, advisor or subadvisor for such beneficial owner with respect to such Units, (d) in connection with a Drag-Along Transaction pursuant to Section 9.3 and such Member is a Dragged Member or a Selling Member, (e) in connection with a Tag-Along Transaction pursuant to Section 9.4 and such Member is a Tag-Along Seller, (f) to the Company following termination of such Member’s employment with the Company or any of its Subsidiaries or termination of such Member’s service as a Manager or any member of any Subsidiary Governing Body or (g) to the Company in exchange for no consideration.

“Excluded Tag-Along Transfer” means, with respect to any Member, any Transfer of Class A Units made by such Member: (a) to any Affiliate of such Member, (b) in the case of any Member that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders (including any such distribution that is made in connection with a winding up or liquidation of such Member), (c) in the case of any Member that is a nominee, investment manager, advisor or subadvisor for a beneficial owner of Class A Units, to such beneficial owner or to a Person that will serve as a nominee, investment manager, advisor or subadvisor for such beneficial owner with respect to such Class A Units, (d) in connection with a Drag-Along Transaction pursuant to Section 9.3 and such Member is a Dragged Member or a Selling Member, (e) in connection with a Tag-Along Transaction pursuant to Section 9.4 and such Member is a Tag-Along Seller or (f) to the Company pursuant to Section 9.7.

“Fair Market Value” means, with respect to any property or asset, the amount at which a willing buyer would pay to a willing seller for such property or asset in an arms’ length transaction, where neither party is under any compulsion to buy or sell, and both such parties are ready, willing and able to engage in such transaction and well informed about such property or asset, as reasonably determined by the Board.

“Family Member” means, with respect to any individual, (a) any Related Person of such individual or (b) any trust, limited partnership, limited liability company or other Entity, the sole owners or beneficiaries of which are such individual and/or one or more of such individual’s Related Persons.

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any successor bureau or agency.

“Fiscal Quarter” means each quarterly accounting period as may be established by the Board or as required by the Code.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

“HG Vora Members” means, collectively, any Affiliates of HG Vora Capital Management, LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of HG Vora Capital Management, LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the HG Vora Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the HG Vora Members that own or hold a majority of the Class A Units owned or held by all of the HG Vora Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a HG Vora Member as of such time.

“Holder Managers” means the individuals designated by any Designating Group to serve as a Manager pursuant to the Designation Right of such Designating Group; and each such individual shall be referred to, individually, as a “Holder Manager”.

“Interest” means all or any part of a Member’s equity, ownership, membership, profit or other right, title and interest in the Company in such Member’s capacity as a Member, including all of such Member’s rights in Distributions and all of such Member’s rights under this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Fund” means a bona fide investment fund or other investment vehicle, such as a hedge fund, a private equity fund, an account, a share trust, an investment trust, an investment company, a pension fund or an insurance company, in each case, the business, operations or assets of which are held for investment purposes and the investments in which are professionally managed.

“IPO” means the first underwritten public offering of the common equity securities of the Company (or any successor or Subsidiary or parent Entity of the Company, including any Reorganized Issuer) following the Effective Date pursuant to an effective registration statement under the Securities Act filed with the SEC that results in such common equity being listed on a national securities exchange (or comparable non-U.S. securities exchange) or quoted on the Nasdaq Stock Market.

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit B attached hereto.

“Liens” means any lien, encumbrance, claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, judgment, conditional sale or other title retention agreement and all other impositions, imperfections, defects, limitations or restrictions of any nature or kind whatsoever.

“Majority Members” means, as of any time of determination, Members that collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Units as of such time; provided, that, solely for purposes of determining “Majority Members” under Section 13.1(a), the reference to “Class A Units” set forth in the portion of this definition preceding this proviso shall be deemed to be a reference to “Class A Units and Class B Units (treated as one class of Units)”.

“Majority Specified Members” means, as of any time of determination, Specified Members as of such time who collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Units owned or held by all Specified Members as of such time.

“Management Holders” means (a) members of the Board or any of the Subsidiary Governing Bodies and (b) employees of or consultants to the Company or any of its Subsidiaries, in any such case who are selected by the Board (or any applicable committee thereof) to participate in any Management Incentive Plan.

“Management Incentive Plan” means any management incentive plan established by the Board to provide incentives to Management Holders in the form of Class B Units or other equity or equity-based awards (including options), as may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Manager” means a manager serving on the Board at any given time.

“New Warrants” has the meaning given to such term in the Plan of Reorganization.

“Non-Employee Individual” means, as of any time of determination, an individual who is not employed by any Designating Member or any of its Affiliates as of such time of determination.

“Permitted Liens” means Liens that are imposed (a) by this Agreement or (b) under applicable securities laws.

“Person” means an individual, an Entity, or a Governmental Authority.

“Personal Representative” means the legal representative (including a guardian, executor, administrator or conservator) of a deceased or incompetent Member that is an individual.

“Plan Asset Regulation” means the regulation issued by the U.S. Department of Labor at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan of Reorganization” means the [●] Amended Joint Chapter 11 Plan of ModivCare Inc. and its Debtor Affiliates, as confirmed by the Bankruptcy Court on [●], and including all exhibits and supplements thereto.

“Q Investments Members” means, collectively, any Affiliates of Q Global Advisors, LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of Q Global Advisors, LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the Q Investments Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the Q Investments Members that own or hold a majority of the Class A Units owned or held by all of the Q Investments Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Q Investments Member as of such time.

“Redwood Members” means, collectively, any Affiliates of Redwood Capital Management, LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of Redwood Capital Management, LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the Redwood Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the Redwood Members that own or hold a majority of the Class A Units owned or held by all of the Redwood Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Redwood Member as of such time.

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, managed or advised by (a) such Person, (b) an Affiliate of such Person or (c) the same investment manager, advisor or subadvisor that controls, manages or advises such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Related Person” means, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

“Restricted List” means a schedule or list of disqualified Transferees as determined by the Board, as such schedule or list may be amended, supplemented, updated or modified from time to time by the Board. With respect to any proposed Transfer, any reference in this Agreement to the Restricted List shall mean the schedule or list referred to in the immediately preceding sentence that was most recently provided by the Company to the Members that own or hold Class A Units, including by posting any such schedule or list to the website referred to in Section 15.2, as of prior to delivery of the applicable Transfer Notice.

“ROFO Transaction” means a Transfer to any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of all or any portion of a Member’s Class A Units representing less than two and a half percent (2.5%) of all of the Class A Units that are issued and outstanding as of the time of such Transfer (excluding any Transfer that constitutes an Excluded ROFO Transfer). For purposes of determining whether the Class A Units subject to a Transfer represent less than two and a half percent (2.5%) of all of the Class A Units that are issued and outstanding as of the time of such Transfer, such Transfer shall be aggregated with all related Transfers made by the applicable Member and/or any other Person with whom such Member is acting in concert with respect to such Transfers and, in the case of a series of related Transfers by the applicable Member and/or any such other Person, the number of Class A Units that are issued and outstanding as of the time of such Transfers shall be measured as of the time of the first Transfer in such series of related Transfers.

“Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (a) all or substantially all of the consolidated assets of the Company and its Subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of at least a majority of the aggregate voting power of the Voting Securities of any direct and/or indirect Subsidiary or Subsidiaries of the Company if substantially all of the consolidated assets of the Company and its Subsidiaries are held by such Subsidiary or Subsidiaries) or (b) at least a majority of the then-issued and outstanding Class A Units (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership) to (in either case of clause (a) or clause (b)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“Sanctioned Person” means, as of any time of determination, any Person that is the target of Sanctions as of such time or owned or controlled, directly or indirectly, by a Person that is the target of Sanctions as of such time.

“Sanctions” means any economic, trade, or financial sanctions laws, regulations, embargoes, restrictive measures or other similar measures enacted, administered, imposed or enforced by any Sanctions Authority.

“Sanctions Authority” means any relevant Governmental Authority in the United States, the United Kingdom, the European Union or its member States, or other relevant jurisdiction, including but not limited to: the U.S. Treasury Department’s Office of Foreign Asset Control (OFAC), the U.S. State Department, the United Nations Security Council, and His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Members” means, as of any time of determination, Members who are Affiliates of any of the Persons listed on Schedule A attached hereto as of such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Specified Member as of such time.

“Specified Vacancy” means any vacancy on the Board resulting from (a) the resignation or removal of a Holder Manager on account of the reduction or termination of the Designation Right pursuant to which such Holder Manager was designated or (b) the resignation or removal of a Manager (other than a Holder Manager), or resulting from any such Manager becoming unable to serve on the Board as a result of death, disability or otherwise.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other Entity (a) more than fifty percent (50.0%) of the aggregate voting power of the Voting Securities of which is, as of such time, directly or indirectly owned by such Person, or (b) in which such Person, directly or indirectly, owns more than fifty percent (50.0%) of the equity economic interest thereof.

“Subsidiary Governing Body” means the board of directors, the board of managers or other governing body (including any committee of any such governing body) of any direct or indirect Subsidiary of the Company.

“Super-Majority Members” means, as of any time of determination, Members that collectively own or hold at least 66-2/3% of the issued and outstanding Class A Units as of such time.

“Tag-Along Transaction” means any transaction or series of related transactions involving a Transfer (excluding any Excluded Tag-Along Transfer) by one or more Members of Class A Units that represent, in the aggregate, fifty percent (50.0%) or more of all of the Class A Units that are issued and outstanding at the time of such transaction (or, in the case of a series of related transactions, at the time of the first transaction in such series of related transactions) to any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“TCW Members” means, collectively, any Affiliates of TCW Investment Management Company LLC, Metropolitan West Asset Management, LLC or TCW Asset Management Company LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of TCW Investment Management Company LLC, Metropolitan West Asset Management, LLC or TCW Asset Management Company LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the TCW Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the TCW Members that own or hold a majority of the Class A Units owned or held by all of the TCW Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a TCW Member as of such time.

“Transfer” means any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Units (including (x) a disposition under judicial order, legal process, execution, attachment, foreclosure or enforcement of a Lien and (y) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Units), whether voluntary or involuntary, whether of record, constructively or beneficially, whether with or without consideration, and whether by operation of law or otherwise, including by recapitalization, merger, consolidation, division, liquidation, dissolution, dividend, distribution or otherwise. Notwithstanding the foregoing, any transaction in which a Member lends, borrows or sells with an agreement to repurchase any Units to or from brokers, banks, or other financial institutions for the purpose of effecting margin transactions, or pledges, hypothecates, grants a security interest in, lien on or otherwise encumbers Units in connection with such Member’s or any of its Affiliates’ financing arrangements, in any such case in the ordinary course of business of such Member, shall not constitute a Transfer of Units for purposes of this Agreement; provided, however, that any foreclosure (including the retention of Units in satisfaction of any obligations) on Units by any such broker, bank or other financial institution in accordance with such margin transactions and financing arrangements shall be deemed a Transfer of Units for purposes of this Agreement. The terms “Transferee,” “Transferring,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” means any bank, trust company or other Person (including the Company or one of its Affiliates, or any officer of the Company) as shall be appointed from time to time by the Company to act as registrar and transfer agent (or a substantially similar capacity in all material respects acting in accordance with such Person’s customary procedures) for the Units or any other Interests.

“United States” or “U.S.” means the United States of America.

“Voting Securities” means, with respect to any Person, the Equity Interests of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location

“Accelerated Acquiror”	9.6(d)

“Acceptance Notice”	9.4(b)

“Act”	Recitals

Defined Term	Location

“Additional Securities”	9.6(a)

“Affiliate Transaction”	6.18

“Agreement”	Preamble

“Assistant Treasurers”	7.10

“Assistant Secretaries”	7.10

“BB Act”	10.5(a)

“Board”	6.1(a)

“BOI Reports”	4.7(a)

“Certificate of Formation”	Recitals

“Chief Executive Officer”	7.4

“Chief Financial Officer”	7.5

“Class A Units”	5.1

“Class B Units”	5.1

“Company”	Preamble

“Company Information”	9.7(c)

“Company Securities”	19.3

“Confidential Information”	18.1

“Confidentiality Period”	18.1

“control”	Definition of “Affiliate”

“Controller”	7.6

“Conversion Units”	9.1(a)(ii)

“Corporate Conversion”	19.2

“Damages”	8.2(a)

“Designation Notice”	6.2(d)

Defined Term	Location

“Drag-Along Transaction”	9.3(a)

“Drag-Along Transaction Documents”	9.3(b)(iv)

“Drag Notice”	9.3(a)

“Dragged Members”	9.3(a)

“Effective Date”	Preamble

“e-mail”	17.5

“Exchange Units”	Recitals

“Existing Common Units”	Recitals

“Fiscal Year”	10.1

“Identified Person”	8.5(a)

“Indebtedness”	5.8

“Initial Common Units”	Recitals

“Initial LLC Agreement”	Recitals

“Initial Member”	Recitals

“Initiating Holders”	9.4(a)

“Interested Member”	6.2(h)

“Investment Documents”	9.3(b)(v)

“Meeting”	6.20(a)

“Member”	Preamble

“Member Beneficial Ownership Information”	4.7(b)

“ModivCare Inc.”	Recitals

“Nomination Notice”	4.2(l)(ii)(3)

“Observer”	6.20(a)

Defined Term	Location

“Offered Units”	9.7(a)

“Offering Members”	9.7(a)

“Opportunity”	8.5(a)

“Other Entity”	8.2(a)

“Preemptive Members”	9.6(a)

“Preemptive Rights Notice”	9.6(a)

“Principal Office”	2.4

“Pro Rata Portion”	9.6(a)

“Proceeding”	8.2(a)

“Proposed Terms”	9.7(a)

“Proposing Member”	4.3(l)(ii)(2)

“Purchase Notice”	9.7(b)

“Qualified Member Nomination”	4.3(l)(i)

“Register of Members”	4.1

“Registered Holder”	19.3

“Related Companies”	8.5(c)

“Reorganized Issuer”	19.2

“Representatives”	18.2(a)(i)

“Right of First Offer”	9.7(b)

“ROFO Notice”	9.7(a)

“ROFO Period”	9.7(b)

“Sale Notice”	9.4(a)

“Secretary”	7.8

Defined Term	Location

“Selling Members”	9.3(a)

“Specified Insurance”	8.7

“Subscription Rights”	Recitals

“Surviving Entity”	9.3(b)(v)

“Tag-Along Sellers”	9.4(a)

“Tag-Along Transaction Documents”	9.4(c)

“Third Party Purchaser”	9.3(a)

“Transfer Notice”	9.1(c)

“Treasurer”	7.9

“Unit Reclassification”	5.2(a)

“Units”	5.1

“Vice Presidents”	7.7

1.2    Rules of Construction. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)    All references in this Agreement to Articles, Sections, clauses, Schedules and Exhibits shall be deemed to refer to Articles, Sections, clauses, Schedules and Exhibits to, or contained in, this Agreement.

(b)    All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)    The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(d)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(e)    Any reference in this Agreement to Units being owned or held “collectively” by more than one Member and/or other Persons shall not require that such Members and/or other Persons own or hold such Units jointly or otherwise require that all such Members and/or other Persons have ownership interests in, or rights to, all such Units, but rather is intended to describe Units that are owned by all such Members or other Persons in combination with one another.

(f)    Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.

(g)    Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(h)    The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

ARTICLE 2
GENERAL

2.1    Limited Liability Company Agreement. The Members agree that this Agreement (a) constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(9) of the Act, (b) shall be effective as of the Effective Date and (c) shall govern the rights, duties and obligations of the Members and the Managers, except as otherwise expressly required by the Act.

2.2    Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “ModivCare Topco, LLC” or under such other name or names as the Board may determine from time to time.

2.3    Term. The term of the Company commenced on November 13, 2025, and shall continue perpetually until a certificate of cancellation with respect to the Certificate of Formation shall be filed with the Secretary of State of the State of Delaware and become effective, and the Company is dissolved in accordance with Article 13.

2.4    Business Offices. The location of the principal place of business of the Company shall be [6900 E Layton Avenue, 12th Floor, Denver, CO 80237], or such other place as the Board may from time to time determine (the “Principal Office”). The Company may have one or more offices at such place or places, either within or outside the State of Delaware, as the Board may from time to time determine or as the business of the Company may require.

2.5    Registered Office and Agent. The Company’s registered agent and registered office in the State of Delaware is Corporation Service Company, located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. At any time and from time to time, the Board may change the Company’s registered agent and registered office in the State of Delaware.

2.6    Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or as the Board determines to be desirable. Any officer or other authorized person of the Company, each as duly authorized by the Board, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.7    No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and that neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE 3
PURPOSE OF THE BUSINESS

The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary, advisable, convenient or incidental thereto.

ARTICLE 4
MEMBERS; MEETINGS

4.1    Members. The name of each Member, its address, contact information, and class or series and number of Units shall be reflected in a register held and maintained by the Transfer Agent (the “Register of Members”). For the avoidance of doubt, the Company may serve as the Transfer Agent with respect to any of the Units or other Interests. Upon the Effective Date, the Transfer Agent shall maintain the Register of Members. The Transfer Agent upon the Effective Date shall be [●]. The Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members from time to time to reflect the change(s) in any of the information contained therein (including the withdrawal of one or more Members, the admission of one or more additional Members, forfeitures of Units, Transfers and the issuance of additional Units) only to the extent that the actions resulting in such change(s) were taken pursuant to, and in accordance with, the terms and conditions of this Agreement, and, if applicable, any applicable Management Incentive Plan and Award Agreement, and that any consents of the Members to such actions required hereunder, if any, were obtained. Any reference in this Agreement to the Register of Members shall be deemed to be a reference to the Register of Members, as amended and updated from time to time. If the Transfer Agent is any Person other than the Company or one of its Affiliates or officers, and such Transfer Agent will not include any particular information in the Register of Members that the Company deems necessary or desirable to include, then the Company shall maintain a register or other record to reflect such information and shall amend and update such register or other record from time to time to reflect any change in any of the information contained therein to the same extent that the Register of Members would be required to be amended and updated by the Transfer Agent pursuant to this Agreement if such information was set forth therein and the Company served as the Transfer Agent, and any requirement or reference in this Agreement that such information shall be, or is, included or set forth in the Register of Members shall instead be a reference to any such register or other record.

4.2    Additional Members.

(a)    In connection with a Transfer of Units that is permitted pursuant to, and is effected in compliance with, the applicable terms of this Agreement, the Transferee of the Units subject to such Transfer shall become, and shall be admitted as, a Member, effective on the date of such Transfer (which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer set forth herein), entitled to all of the rights (excluding any rights of a Member that are not assignable or otherwise transferable pursuant to the terms of this Agreement), and subject to all of the obligations and restrictions, of the transferor Member to the extent of the Units so Transferred. Upon the admission of a transferee Member, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect the admission of such transferee Member. Any duly admitted Member shall be considered a “Member” for all purposes of this Agreement and the Act. Notwithstanding the requirement that Transferees execute a Joinder Agreement pursuant to Section 9.1(c), this Agreement shall bind all holders of Units, regardless of whether any such holder executes this Agreement or a Joinder Agreement and by acceptance of Units each holder agrees to be so bound.

(b)    Subject to the provisions of this Agreement (including Section 9.6 hereof), the Board may, from time to time in its sole discretion (and without the requirement of any consent or approval of any Member), admit additional Persons as Members and issue Units to such Persons on such terms and conditions (including the series and class of Units to be issued, the number of Units to be issued and, if applicable, the vesting schedule of such Units and any forfeiture provisions applicable thereto) as the Board shall determine in its sole discretion. The admission of an additional Member to the Company, and the issuance to such Person by the Company of Units in connection with such admission as a Member, shall be subject to the satisfaction of the following conditions: (i) such additional Member shall have become a party to this Agreement by executing and delivering to the Company a Joinder Agreement (duly completed) and such other written documentation as the Board may require in connection with such admission and issuance (including an AI Questionnaire and an IRS Form W-9 or appropriate IRS Form W-8, as applicable (or successor forms)), (ii) such issuance of Units shall not require the Company to register any Units under the Exchange Act (as a result of the number of holders of Units or otherwise), unless, at the time of such issuance, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act, (iii) the compliance with all applicable laws and regulations (including securities laws) relating to such admission and issuance, (iv) such issuance of Units shall not cause the Company to be required to register as an “investment company” under the Investment Company Act, (v) such issuance of Units shall not cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (vi) such additional Member shall not be a Competitor or a Sanctioned Person. Upon the admission of a new Member, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect the addition of such new Member. Any duly admitted new Member shall be considered a “Member” for all purposes of this Agreement and the Act. Notwithstanding the requirement that additional Members execute a Joinder Agreement, this Agreement shall bind all holders of Units, regardless of whether any such holder executes this Agreement or a Joinder Agreement, and by acceptance of Units each holder agrees to be so bound.

4.3    Member Meetings.

(a)    Meetings. Meetings of the Members may be called for any purpose at any time by the Board or by Members who collectively own or hold at least twenty-five percent (25.0%) of the issued and outstanding Class A Units (determined as of the time that such meeting is called). Anything in this Agreement to the contrary notwithstanding, no regular, special or other meetings of the Members are required to be held.

(b)    Place of Meetings. Member meetings may be held (i) at any place within or outside the State of Delaware designated by the Board or the Members calling any such meeting, and/or (ii) if the Board or the Members calling any such meeting so determine, by means of remote communication in accordance with Section 4.3(k). In the absence of any other designation by the Board or the Members calling any such meeting, Member meetings shall be held at the Principal Office.

(c)    Notice of Meetings. Not less than five (5) Business Days prior to any Member meeting, notice of the place, if any, the purpose and the date and time of such meeting shall be delivered by the Secretary to each Member entitled to vote at such meeting in accordance with Section 17.5; provided, however, that any Member meeting called for the purpose of electing any Manager shall be called on no less than twenty (20) Business Days’ prior notice. Presence of a Member (in person or by duly authorized proxy) at a meeting shall constitute waiver of notice by such Member, except where a Member (in person or by duly authorized proxy) participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and does not at such meeting vote for or assent to action taken at such meeting.

(d)    Quorum. The holders of more than fifty percent (50.0%) of the aggregate voting power of the then-issued and outstanding Units entitled to vote on a matter to be presented at a Member meeting, either present in person or represented by proxy, shall constitute a quorum with respect to action on such matter, and action may be taken with respect to any matter presented at the meeting only if a quorum exists with respect to such matter.

(e)    Voting. Every Member entitled to vote its Units on any matter to be presented at a Member meeting shall be entitled, with respect to such matter, to one (1) vote for each such Unit held of record by such Member on the record date designated for such meeting. Whenever any action is to be taken with respect to any matter by vote of the Members, such action shall be authorized by the affirmative vote of holders of a majority of the aggregate voting power of the then-issued and outstanding Units entitled to vote on such matter, unless the express provisions of this Agreement require a different vote (including any provision of this Agreement that requires any matter to be approved by the Majority Members, the Majority Specified Members or the Super-Majority Members), in which case such express provisions shall govern and control.

(f)    Adjournment. Notwithstanding any other provision of this Agreement, if a quorum is not present at any Member meeting, such meeting may be adjourned by announcement of the chairperson of the meeting or by affirmative vote of the holders of a majority of the aggregate voting power of the Units that are present in person or represented by proxy at such meeting and are entitled to vote on one or more matters to be presented at such meeting. Notice of an adjournment need not be given to the Members if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. However, if the adjournment is for more than thirty (30) days from the date of the original meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting shall be given in accordance with Section 4.3(c) to each Member of record entitled to vote at such adjourned meeting.

(g)    Record Date. Unless otherwise determined by the Board, the date on which notice of a Member meeting is first sent shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining Members entitled to express consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

(h)    Proxies. Each Member may authorize another Person or Persons to act for him, her or it by proxy by an instrument executed in writing and delivered to the Company in accordance with Section 17.5 before or at the time of the meeting or execution of a written consent, as the case may be. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one such Person is present, then such powers may be exercised by that Person; or if an even number of such Persons attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue. The appointment of a proxy shall be effective for eleven (11) months from the date of such appointment unless a different period is expressly specified in the appointment form. A proxy may only be voted or acted upon by its holder in accordance with written instructions of the Member granting such proxy. Except as otherwise limited therein, proxies shall entitle the individuals authorized to vote at a meeting thereby to vote at any adjournment or postponement of such meeting. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is delivered to the Company in accordance with Section 17.5.

(i)    Conduct of Member Meetings. The Chairperson or, in the Chairperson’s absence, the Chief Executive Officer (or, in the Chief Executive Officer’s absence, any Vice President) shall call meetings of the Members to order and act as chairperson of such meetings. In the absence of said officers, any Member entitled to vote at the meeting, or any proxy of any such Member, may call the meeting to order and a chairperson shall be elected by the affirmative vote of holders of a majority of the voting power of the Units present in person or represented by proxy and entitled to vote on any matter to be presented at such meeting. The Secretary or any Assistant Secretary or any person appointed as secretary of a meeting of the Members by the chairperson at any meeting of the Members may act as secretary of such meeting. The chairperson of any Member meeting shall determine the order of business and the procedure at such meeting, including such regulation of the manner of voting and the conduct of discussion.

(j)    Action by Written Consent. Notwithstanding anything contained in this Agreement to the contrary, any action required or permitted by applicable law to be taken at any Member meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members that own or hold Units representing not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 17.5. An action by written consent of the Members shall become effective as of the time the last written consent necessary to effect the contemplated action is received by the Company, unless all consents necessary to effect the contemplated action specify a later time, in which case the later time shall be the effective time of such action. Prompt notice (and in any event within ten (10) Business Days after receipt of the written consent by the Company) of the taking of Member action without a meeting by less than unanimous written consent shall be given by the Company to those Members who have not consented in writing and were entitled to vote on the matters that were the subject of such action. Without limiting the foregoing, any provision of this Agreement that requires any matter to be approved by, or permits any action to be taken by, the Majority Members, the Majority Specified Members or the Super-Majority Members may be approved or taken by such applicable Members by written consent.

(k)    Meetings by Remote Communication. One or more, or all, Members may participate in any meeting of the Members through the use of any means of remote communication by which all Persons participating can hear each other at the same time. Any Member participating in a meeting by any such means of remote communication is deemed to be present in person at such meeting, except as set forth in Section 4.3(c).

(l)    Manager Nominations.

(i)    To the extent appliable in accordance with Section 6.14(b) or Section 6.14(c), Members who are entitled to vote for the election of Managers shall be entitled to submit nominees for election as Managers to be voted upon by such Members at any meeting of the Members called for such purpose; provided, that (x) such nominations comply with the procedures set forth in this Section 4.3(l) and (y) the number of nominees any Member, together with its Affiliates, may nominate for election at any such meeting shall not exceed the number of Managers to be elected at such meeting. Only those nominations which satisfy all requirements specified in this Section 4.3(l) shall be deemed a “Qualified Member Nomination”.

(ii)    In order for a nominee to constitute “Qualified Member Nomination”, all of the following requirements must be satisfied:

(1)    the nomination must be made for an election to be held at a meeting of Members called for such purpose;

(2)    the nominee must be submitted by a Member who shall be (A) entitled to vote on the election of Managers and (B) a record holder of Units on the date such Members delivers its Nomination Notice (a “Proposing Member”);

(3)    the Proposing Member must deliver a written notice (a “Nomination Notice”) identifying the nominee to the Company’s Secretary in accordance with Section 17.5 at least ten (10) Business Days prior to the applicable meeting of the Members;

(4)    the Proposing Member’s Nomination Notice must include (A) the name and address of the Proposing Member, as it appears on the Transfer Agent’s books, and the telephone number at which the Proposing Member may be contacted during normal business hours through the time for which the applicable meeting of the Members is scheduled, (B) the class or series of Units and number of such Units which are owned by the Proposing Member as of the date such Nomination Notice is delivered to the Company’s Secretary, (C) the name, age, business address, residence address, the principal occupation and employment, and qualifications of each nominee of the Proposing Member, (D) a general description of all direct and indirect compensation and other material monetary arrangements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among each nominee of such Proposing Member, on the one hand, and such Proposing Member or any of its Affiliates, on the other hand, and (E) the consent of each nominee of such Proposing Member to such person being named as a nominee of such Proposing Member and to serving as a Manager if elected; and

(5)    the Proposing Member must provide to the Company’s Secretary such other information as any officer of the Company shall reasonably deem relevant with respect to the nominee within such time limits as any officer of the Company shall reasonably impose for such information.

A Proposing Member shall update and supplement its Nomination Notice from time to time to the extent necessary so that the information provided or required to be provided in such Nomination Notice shall be true and correct as of the record date of notice of the meeting of Members. Any such update and supplement shall be delivered in writing to the Company’s Secretary not later than five (5) Business Days prior to the date for the meeting.

4.4    Authority of the Members.

(a)    Notwithstanding Section 18-402 of the Act, except as expressly authorized in writing by the Board or this Agreement (including Article 7 hereof), no Member, nor any officer, employee or agent of any Member, as such, shall have the authority or power to manage the Company or to act for the Company for any purpose, or to engage in any transaction, make any commitment, enter into any contract or incur any obligation or responsibility (whether as principal, surety or agent) on behalf of, or in the name of, the Company, or bind the Company, or hold itself out to any third party as acting for or on behalf of the Company, all such powers being vested in the Board. To the fullest extent permitted by applicable law, any attempted action in contravention of this Section 4.4 shall be null and void ab initio and not binding upon the Company. The Company shall not be responsible or liable for any indebtedness or obligation (including any legal and other professional fees or disbursements) of any Member incurred or arising either before, on or after the Effective Date, except as provided in Article 8.

(b)    Except (i) pursuant to a duly authorized proxy in accordance with Section 4.3(h), and (ii) as set forth in Section 9.3, no Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, any other Member. No Member shall, by virtue of being a Member, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before, on or after the Effective Date.

4.5    Limitation on Liability. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising under contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The immediately preceding sentence shall constitute a compromise to which all the Members have consented within the meaning of the Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on a Covered Person.

4.6    AI Questionnaire. If any Member that is an Accredited Investor on the date on which such Member became a party to this Agreement shall thereafter cease to be an Accredited Investor, then such Member shall promptly (but in any event no later than ten (10) Business Days after the date on which such Member ceased to be an Accredited Investor) inform the Company in writing of such fact. In addition, the Company shall have the right, at any time and from time to time, to request that any Member complete, execute and deliver to the Company an AI Questionnaire. The Company shall make any such request in writing delivered to the applicable Member in accordance with Section 17.5. If any Member receives any such request, then such Member shall promptly (but in any event no later than ten (10) Business Days after the date on which such Member receives such written request) complete, execute and deliver to the Company an AI Questionnaire. Nothing in this Section 4.6 shall amend, alter or otherwise modify the restriction against Transferring Units to any Person that is not an Accredited Investor pursuant to Section 9.1(a)(vii).

4.7    Beneficial Ownership Reporting. The Members agree to cooperate in a commercially reasonable manner in connection with the compliance by the Company or any of its Subsidiaries with all applicable BOI Laws, including making any adjustments and/or amendments to this Section 4.7 that may be reasonably necessary or appropriate in consideration of additional guidance issued by FinCEN or any other Governmental Authority in respect of the implementation of BOI Laws. Without limitation of the preceding sentence:

(a)    The Board shall make or cause to be made any beneficial ownership or related filings or reports (“BOI Reports”) required pursuant to any BOI Laws for the Company or any of its Subsidiaries. The Board shall be entitled to rely on the Member Beneficial Ownership Information provided by the Member(s) pursuant to clause (b) (if any). Each Member shall be entitled to review the portion of the BOI Report (or a summary thereof) of the Company or any of its Subsidiaries that relates to such Member upon reasonable request made at least fifteen (15) days before such BOI Report is due; provided, that a Member’s entitlement to review the portion of the BOI Report relating to such Member will be limited if such review would result in a delay in the filing of the BOI Report beyond its due date. For the avoidance of doubt, the Board (which may delegate the completion of any reporting requirements) shall make the final determination regarding the reporting requirements applicable to the Company and its Subsidiaries under BOI Laws, including the applicability of reporting under the BOI Laws to the Company and its Subsidiaries, the application of an exemption from such reporting for the Company or any of its Subsidiaries, the timing for filing a BOI Report, the contents of a BOI Report, and the need to update any BOI Report.

(b)    Each Member shall be responsible for (i) initially determining whether there are any reportable “beneficial owners” under any applicable BOI Laws in respect of the Company or any of its Subsidiaries as a result of such Member’s direct or indirect ownership and/or control of the Company or any such Subsidiary, (ii) providing “FinCEN identifiers” and such other identifying information, in each case, to the extent such information is required to comply with any applicable BOI Laws (the “Member Beneficial Ownership Information”) in respect of any such beneficial owners to the Company and the Board as is needed to enable the Company or any of its Subsidiaries to timely comply with its disclosure obligations under any applicable BOI Laws, and (iii) promptly responding to any information and other requests by the Company or the Board in connection with the Company’s or any of its Subsidiaries’ compliance with all applicable BOI Laws, including the Board’s independent assessment to identify reportable beneficial owners under applicable BOI Laws. Each Member further represents, warrants and agrees that (x) within a reasonable time after a request by the Company, but no later than five (5) Business Days after the Company makes such request, it will provide the Company and the Board with all of such Member’s applicable Member Beneficial Ownership Information; provided, that if the Company requires a response within five (5) Business Days of such request, then the Company will provide notice to such Member in such request and such Member will use commercially reasonable efforts to provide the requested Member Beneficial Ownership Information within the timeframe set forth in such request, (y) it will notify the Company and the Board promptly of any updates to or changes to any of its Member Beneficial Ownership Information that would reasonably be expected to require an updated BOI Report in respect of the Company or any of its Subsidiaries under any applicable BOI Laws, and (z) it will use reasonable efforts to ensure that any filings or profiles associated with any Member Beneficial Ownership Information that it has provided in connection with the application for a “FinCEN identifier” will be kept current as and to the extent required by any applicable BOI Laws. Each Member authorizes the disclosure by the Company or any of its Subsidiaries of its Member Beneficial Ownership Information provided pursuant to this clause (b) to the extent necessary to comply with any applicable BOI Laws.

(c)    To the extent legally permissible and reasonably practicable, the Members shall keep the Company promptly informed of each notice or other communication received from FinCEN or any other Governmental Authority concerning any BOI Reports relating to the Company and/or any of its Subsidiaries, and shall consult in a reasonable manner with the Company prior to communicating with FinCEN or any other Governmental Authority concerning any BOI Reports or compliance with any applicable BOI Laws by the Company and/or any of its Subsidiaries.

(d)    Each Member agrees, severally and not jointly, to indemnify and hold harmless the Company, its Subsidiaries, the Board and the other Members from and against any and all liability, damage, cost or expense (including reasonable attorneys’ fees) incurred by them that directly results from any default by such Member in its representations, warranties and agreements under this Section 4.7.

ARTICLE 5
CAPITAL STRUCTURE

5.1    Units. All of the Interests shall be issued in unit increments (each, a “Unit” and, collectively, the “Units”). The Units shall initially be divided into the following classes: (a) Class A Voting Common Units (the “Class A Units”) and (b) Class B Limited-Voting Common Units (the “Class B Units”). The rights and privileges associated with the Units are as set forth in this Agreement and, in the case of the Class B Units, in any applicable Management Incentive Plan and Award Agreement. References herein to any class or series of Units shall apply to limited liability company interests or other Equity Interests of the Company issued to Members in respect of, in exchange for, or in substitution of, such class or series of Units by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, split-up, sale of assets, distribution to unitholders or combination of such class or series of Units or any other change in the Company’s capital structure (including shares or interests of a surviving corporation or other Entity or successor into which units or interests of the Company are exchanged).

5.2    Issuance of Units.

(a)    Effective as of the Effective Date, each of the Existing Common Units are hereby reclassified as one (1) Class A Unit (the “Unit Reclassification”) such that, effective as of the Effective Date immediately following the Unit Reclassification, there are [●] Class A Units issued and outstanding, all of which are duly authorized and validly issued, fully paid and non-assessable, and free and clear of any Liens, other than Permitted Liens and Liens created by the applicable Member. Except for the [●] Class A Units referred to in the immediately preceding sentence and the New Warrants, no other Units or Interests, or options, warrants or other securities that are convertible into, or exchangeable or exercisable for, Units or Interests shall be issued or outstanding on, or immediately after, the Effective Date after giving effect to the consummation of the transactions contemplated by the Plan of Reorganization and the consummation of the Unit Reclassification.

(b)    Subject to compliance with its obligations under Section 9.6 hereof (to the extent applicable), the Board may from time to time cause the Company to authorize, create and/or issue additional Units (of existing or new classes or series) or other equity or equity-based securities of the Company (including creating additional classes or series thereof having such ranking, powers, designations, preferences, rights and obligations as may be determined by the Board in its sole discretion, including ranking, powers, preferences, rights and obligations different from, senior or junior to or more or less favorable than existing classes or series of Units or other equity or equity-based securities of the Company). Such Units or other equity or equity-based securities may be issued for any amount and form of consideration as the Board may determine, including cash or other property, tangible or intangible, received or to be received by the Company or any of its Subsidiaries, or services rendered or to be rendered to the Company or any of its Subsidiaries. In connection with the foregoing, the Board shall have the power to make such amendments or modifications to this Agreement (including any amendment and restatement of this Agreement) in order to provide for such additional Units or equity or equity‑based securities (including any Class B Units), and such ranking, powers, designations, preferences, rights and obligations as the Board in its discretion deems necessary or appropriate to give effect to such authorization, creation and/or issuance (including amending or amending and restating this Agreement to incorporate the terms of such class or series of Units or other equity or equity-based securities of the Company, including economic and governance rights which may be different from, senior or junior to or more or less favorable than the other existing classes or series of Units or other equity or equity-based securities of the Company), all without further vote or action of the Members; provided, however, that if any such amendments or modifications would otherwise require any vote or consent pursuant to any of clauses (i)-(ix) of Section 14.1(a) (other than immaterial amendments or modifications), then such vote or consent shall be obtained as a condition to any such amendment or modification.

(c)    The Class B Units may be issued from time to time by the Company pursuant to grants to Management Holders under the terms of any Management Incentive Plan; provided, that no Units other than Class B Units can be designated as incentives under any Management Incentive Plan. In addition to the terms and conditions set forth in this Agreement that are applicable to the Class B Units, the Class B Units shall be subject to all of the terms and conditions set forth in any applicable Management Incentive Plan and/or Award Agreement, including any terms relating to vesting and forfeiture, repurchase or redemption rights of the Company and restrictions on Transfer. The Members and the Company agree that in the event of any conflict or inconsistency between the terms of any Management Incentive Plan or any Award Agreement and this Agreement, the terms of this Agreement shall control; provided, however, that any Management Incentive Plan or any Award Agreement may impose greater restrictions on, and/or grant lesser rights to, the Class B Units and the holders thereof than the restrictions and rights set forth in this Agreement.

5.3    Certificated Units. If the Board so elects, the Units shall be certificated in such form as the Board may from time to time determine; provided, however, that the Class A Units that are issued and outstanding on the Effective Date (after giving effect to the Unit Reclassification) shall not be certificated. Such certificates shall be signed by any two (2) authorized officers of the Company, and may, but need not, be sealed with the seal of the Company. Any or all of the signatures on the certificate may be by facsimile or electronic signature. In case any officer of the Company who shall have signed, or whose facsimile or electronic signature shall have been placed on, any certificate evidencing Units shall cease for any reason to be such officer before such certificate shall have been issued or delivered by the Company, such certificate may nevertheless be issued and delivered by the Company as though the person who signed such certificate, or whose facsimile or electronic signature shall have been placed thereon, had not ceased to be such officer of the Company.

5.4    Voting Rights.

(a)    Except as otherwise provided by non-waivable provisions of applicable law or this Agreement, the Members who hold Class A Units (in their capacity as such) shall have full voting rights and powers to vote on all matters submitted to the Members for vote, consent or approval (including the matters listed on Schedule B attached hereto), and each Member who holds Class A Units shall be entitled to one (1) vote for each Class A Unit held of record by such Member on any matter submitted to the Members for approval.

(b)    Except as provided in Section 13.1(a), or as otherwise provided by non-waivable provisions of applicable law, the Members who hold Class B Units (in their capacity as such) shall have no right to vote on any matter submitted to the Members for vote, consent or approval, and the Class B Units shall not be included in determining the number of Units voting or entitled to vote on such matters (including for purposes of determining whether a quorum is present at any meeting of the Members or whether the requisite number of Member consents have been received for purposes of determining whether an action has been properly authorized by written consent of the Members).

(c)    Except as this Agreement expressly provides otherwise or as otherwise expressly provided by non-waivable provisions of applicable law, the Units shall be non-voting Interests, no Member shall have or be entitled to any voting rights, and any action which would otherwise be subject to the vote or consent of Members under the Act may be taken by the Company by approval of the Board.

5.5    Record. The Company shall keep and maintain, or cause to be kept and maintained, a record of the name of each Person holding Units, the class or series and number of Units held by each such Person, any Transfer thereof and, in case any Unit is represented by a certificate and such certificate is cancelled, the date of cancellation thereof. Unless otherwise determined by the Board, the Register of Members shall serve as such record. The Person in whose name Units are registered on the Register of Members or such other record as determined by the Board shall be deemed the owner thereof, and thus a holder of record of such Units, for all purposes as regards the Company.

5.6    No Appraisal Rights. The Members agree that no appraisal rights, dissenter’s rights or other similar rights shall be available with respect to the Units, and waive all such rights in connection with any amendment of this Agreement or the Certificate of Formation, any merger or consolidation in which the Company is a constituent party, any conversion of the Company to another business form, any division of the Company into two or more other Entities, any transfer to or domestication in any jurisdiction by the Company, the sale of all or substantially all of the Company’s assets or otherwise.

5.7    Lost, Destroyed or Mutilated Certificates. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder in customary form will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Units, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Units represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

5.8    Creditor Relationships. Anything in this Agreement to the contrary notwithstanding (including Section 6.18), the Company and each of the Members hereby agree and acknowledge that certain Members and/or their Affiliates are also holders of indebtedness and debt securities of, and guarantees thereof by, the Company and/or its Subsidiaries (collectively, “Indebtedness”), and in such capacity may have interests that are divergent from the Company, its Subsidiaries and/or the other Members, and, that, to the fullest extent permitted by law, under no circumstances will any such Member or any such Affiliate be prohibited from taking any action or enforcing any right entitled to it under the terms of the documentation relating to or governing the Indebtedness held by such Member or such Affiliate or to which it is entitled under law. To the fullest extent permitted by law, no holder of Indebtedness shall be liable to the Company, any of its Subsidiaries or the other Members for breach of this Agreement or any fiduciary duty by reason of any such activities of such holder, including exercising any rights of such holder under documentation relating to or governing such Indebtedness or to which such holder may be entitled under law, and the Company and each Member hereby irrevocably waive any and all rights to claim any such actions are a breach of this Agreement or the fiduciary duties (if any) of such holder. In addition, any holder of Indebtedness, in exercising its rights as a lender or creditor of the Company or any of its Subsidiaries, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (a) its status or the status of any of its Affiliates as a Member, (b) the interests of the Company, any of its Subsidiaries or any of the Members, or (c) any duty it may have to any other Member, except as may be required under the applicable financing documents relating to such Indebtedness. Any agent, trustee or other representative of holders of Indebtedness shall be treated as a holder of Indebtedness for purposes of applying the provisions of this Section 5.8.

ARTICLE 6
MANAGEMENT; OPERATION OF THE COMPANY BUSINESS

6.1    Management of the Company.

(a)    Subject to the terms and conditions of this Agreement, the business, affairs and properties of the Company shall be managed by the board of managers of the Company (the “Board”), which shall direct, manage and control the business, affairs and properties of the Company. Except where the approval of the Members (including the Majority Members, the Majority Specified Members or the Super-Majority Members) is expressly required by this Agreement or by non-waivable provisions of applicable law, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, affairs and properties. The enumeration of powers of the Board in this Agreement shall not limit the general or implied powers of the Board or any additional powers provided by applicable law. Each Manager shall possess and may enjoy and exercise all of the rights and powers of a “manager” as provided in the Act, and each Manager shall be a “manager” as provided in the Act; provided, however, that (i) no individual Manager shall have the authority to act for or bind the Company without the requisite consent of the Board and (ii) each Manager will be subject only to the obligations, limitations and duties expressly set forth in this Agreement. Except pursuant to a duly authorized delegation of authority by the Board, no Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner.

(b)    Except as expressly provided for in this Agreement or expressly required by non-waivable provisions of applicable law, the Members shall not have voting rights with respect to the management of the Company and shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company.

6.2    Board.

(a)    The Board shall consist of seven (7) Managers. Managers must be natural persons at least eighteen (18) years of age but need not be Members, residents of the State of Delaware or citizens of the United States.

(b)    The Board shall be comprised of the following individuals:

(i)    (A) for so long as the Q Investments Members collectively own or hold twenty percent (20.0%) of the issued and outstanding Class A Units, two (2) Managers designated by the Q Investments Members, and (B) for so long as the Q Investments Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, but less than twenty percent (20.0%) of the issued and outstanding Class A Units, one (1) Manager designated by the Q Investments Members;

(ii)    for so long as the HG Vora Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, one (1) Manager designated by the HG Vora Members;

(iii)    for so long as the TCW Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, one (1) Manager designated by the TCW Members;

(iv)    for so long as the Redwood Members collectively own or hold ten percent (10.0%) or more of the issued and outstanding Class A Units, one (1) Manager designated by the Redwood Members; and

(v)    two (2) Managers elected by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of electing any such individual as a Manager (or by the Majority Members acting by written consent).1

(c)    Any Designating Group’s Designation Right shall be reduced or terminated (as applicable) if the Persons included within the definition of such Designating Group cease to own or hold Class A Units that are equal to or greater than any applicable percentage set forth in Section 6.2(b)(i), Section 6.2(b)(ii), Section 6.2(b)(iii) or Section 6.2(b)(iv), as applicable, and any such reduction or termination shall be permanent upon the occurrence thereof and shall not be reversed if the Persons included within the definition of such Designating Group shall thereafter own or hold Class A Units that are equal to or greater than such applicable percentage. Anything herein to the contrary notwithstanding, if Additional Securities are issued or sold to an Accelerated Acquirer pursuant to Section 9.6(d), then the determination as to whether a Designating Group’s Designation Right is reduced or terminated shall not be made until after the consummation of the issuance or sale of Additional Securities to the Preemptive Members pursuant to Section 9.6(d), if any. The termination or reduction of any Designating Group’s Designation Right shall not adversely affect the Designation Right of any other Designating Group.

1 Note to Draft: To be initially selected by the Majority Specified Members if selected prior to the Effective Date. Any seats on the Board that have not been filled on the Effective Date pursuant to this clause (v) will be filled after the Effective Date by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of electing any such individual as a Manager (or by the Majority Members acting by written consent).

(d)    With respect to (i) any designation of a Manager by a Designating Group pursuant to the Designation Right of such Designating Group (including any such designation made by such Designating Group to fill a vacancy pursuant to Section 6.14(a)) or (ii) any removal of a Manager from the Board that was previously designated by a Designating Group pursuant to the Designation Right of such Designating Group which removal is made by such Designating Group pursuant to Section 6.12, the applicable Designating Group shall execute and deliver to the Company a written notice (a “Designation Notice”) and such Designation Notice shall (A)(1) identify the individual that such Designating Group is designating or (2) specify the identity of the Manager to be removed from the Board, (B) certify to the Company that the Person(s) executing and delivering such Designation Notice own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within such Designating Group, and (C) include such additional information such that the Company can reasonably conclude that the certification in clause (B) is accurate (including the names of each Member included in such Designating Group and the number of Class A Units owned or held by each such Member). The Company shall confirm, based on the information set forth in the Register of Members, whether the Person(s) executing and delivering such Designation Notice own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group. If the Company confirms that a Designation Notice has been executed and delivered by the Person(s) that own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group, then the designation and/or removal specified in such Designation Notice shall be automatically effective, without a need for any action on the part of or notice to any Member or other Person, and the Company shall deliver notice thereof to the Members. If the Company concludes that it cannot confirm that a Designation Notice has been executed and delivered by the Person(s) that own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group, then such Designation Notice shall be deemed void and invalid.

(e)    The Designation Right of a Designating Group shall not be assignable or transferable to any Person.

(f)    The Chairperson shall be a Manager appointed, removed and/or replaced from time to time by a vote of the Board; provided that the initial Chairperson shall be selected by the Majority Specified Members.

(g)    A Non-Employee Individual may only be designated as a Manager by a Designating Group pursuant to such Designating Group’s Designation Right if such Non-Employee Individual is approved by the Majority Specified Members.

(h)    None of the Members, and no officer, director, manager, stockholder, partner, member, employee or agent of any Member, makes any representation or warranty as to the fitness or competence of the designee or nominee of any party hereunder to serve as a member on the Board (or any committee thereof) or any Subsidiary Governing Body by virtue of being a party to this Agreement.

(i)    Each Manager shall execute and deliver a confidentiality agreement that is acceptable to the Board (which may be in the form of an acknowledgment by a Manager that he or she is bound by and subject to the obligations of confidentiality and disclosure set forth in Article 18 of this Agreement as if such obligations applied to such Manager).

6.3    Regular Meetings. Regular meetings of the Board shall be held at such time or times and with such frequencies as may be determined by the Board.

6.4    Special Meetings. Special meetings of the Board may be called from time to time by (a) the Chairperson or (b) any two (2) Managers.

6.5    Place of Meetings. Any meeting of the Board may be held at such place or places as shall from time to time be determined by the Manager(s) calling such meeting and as shall be designated in the notice of the meeting. If no other place is designated in the notice of the meeting, such meeting shall be held at the Principal Office.

6.6    Notice of Meetings. Notwithstanding Section 17.5, notice of each meeting of the Board, whether regular or special, shall be given by the Company to each Manager (unless such notice is waived by such Manager as provided in Section 6.10) (a) if such notice is sent by overnight delivery, at least two (2) Business Days prior to such meeting or, (b) if such notice is sent by electronic mail, at least one (1) day prior to such meeting; provided, however, that if a special meeting of the Board is being called due to exigent circumstances, as reasonably determined by the Manager(s) calling such meeting, then notice of such meeting may be provided to each Manager (unless such notice is waived by such Manager as provided in Section 6.10) by electronic mail at least twelve (12) hours prior to such meeting. Any such notice shall be sent to each Manager at such Manager’s usual or last known business or residence address or electronic mail address, as applicable. The notice shall state the purpose, date, time and location (if such location is not the Principal Office) of the meeting.

6.7    Meetings by Remote Communication. One or more, or all, members of the Board or any committee designated by the Board may participate in a meeting of the Board or such committee through the use of any means of remote communication by which all persons participating can hear each other at the same time or by any other means permitted by the Act. Any Manager or committee member participating in a meeting by any such means of remote communication or by any such other means permitted by the Act is deemed to be present in person at such meeting, except as set forth in Section 6.10.

6.8    Quorum; Acts of Managers. A quorum for any meeting of the Board will require the attendance of Managers with a majority of the votes of all authorized Managers. The vote of a majority of the votes of all of the Managers present and entitled to vote at a meeting of the Board at which a quorum is present shall be the act of the Board, unless the express provisions of this Agreement (including Sections 6.18 and 6.19) or applicable non-waivable law require a different vote, in which case such express provisions shall govern and control. In the absence of a quorum at any meeting of the Board, a majority of the votes of the Managers present and entitled to vote may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present. Notwithstanding the foregoing, if, as a result of a Specified Vacancy, the total number of Managers then in office is less than the number of Managers that is required to constitute a quorum, then such Specified Vacancy may be filled with an individual designated by a majority of the Managers then in office or by the sole remaining Manager, as applicable. Each Manager shall have one (1) vote on all matters submitted to the Board for the vote, consent or approval of the Board (other than matters for which such Manager is not entitled to vote, as expressly set forth in this Agreement). Decisions of the Board shall be decisions of the “manager” for all purposes of the Act.

6.9    Organization, Agenda and Procedures. The Chairperson, if any, shall preside over the meetings of the Board; provided, however, that, if there shall not be a Chairperson or if the Chairperson shall not be present at a meeting of the Board or shall refuse to preside over a meeting of the Board, then the Managers with a majority of the votes of all Managers that are present at such meeting shall choose a chairperson to preside over such meeting. The Secretary, any Assistant Secretary, or any other person appointed as secretary of a meeting of the Board by the Chairperson or any such other chairperson of such meeting shall act as secretary of each meeting of the Board. The agenda of and procedure for such meetings shall be as determined by the Chairperson or any such other chairperson of such meeting.

6.10    Waiver of Notice. A Manager may waive any notice of a meeting of the Board, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. Any such waiver shall be in writing, be signed by the Manager entitled to the notice, and be delivered to the Company in accordance with Section 17.5, but such delivery shall not be a condition of the effectiveness of the waiver. Attendance or participation by a Manager at a meeting of the Board (a) shall be deemed a waiver of objection to lack of required notice or defective notice of the meeting, unless the Manager, at the beginning of the meeting or promptly upon his or her later arrival, expressly objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting, and (b) shall be deemed a waiver of objection to consideration of a particular matter at the meeting, unless the Manager expressly objects to considering the matter when it is presented and does not thereafter vote for or assent to action taken at the meeting with respect to such matter.

6.11    Managers’ Action By Written Consent. Any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting, without prior notice and without a vote if all then-serving members of the Board or any such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or any such committee. Unless the Managers or committee members (as the case may be) specify a different effective time in such written consent, a written consent of the Board or any committee thereof, with respect to an action of the Board or such committee, shall become effective when the written consent to such action has been signed (and not revoked) by all then-serving Managers or committee members (as the case may be) and delivered to the Company in accordance with Section 17.5, unless before such time the Company has received a written revocation of the consent of any Manager or committee member (as the case may be).

6.12    Removal.

(a)    If at any time the Designation Right of any Designating Group terminates or is reduced, then the applicable number of Holder Managers previously designated by such Designating Group pursuant to such Designation Right (if any) shall be automatically removed from the Board, without a need for any further action on the part of or notice to any Member or other Person. For purposes of this Section 6.12(a), if at any time the Designation Right of the Q Investments Members is reduced from the right to designate two (2) Holder Managers to one (1) Holder Manager and two (2) Holder Managers designated by the Q Investments Members pursuant to their Designation Right sit on the Board at the time of such reduction, then the Holder Manager that should be removed from the Board pursuant to this Section 6.12(a) as a result of such reduction shall be the applicable Holder Manager specified by the Q Investments Members in writing to the Company or, if the Q Investments Members shall not so specify at or prior to the time of such reduction, the applicable Holder Manager whose last name appears first in alphabetical sequence among both such applicable Holder Managers.

(b)    Except for the automatic removal of a Holder Manager on account of the reduction or termination of a Designation Right, the Designating Group holding a Designation Right shall have the exclusive right to remove, whether with or without cause, any Holder Manager designated by such Designating Group pursuant to such Designation Right (but not any other Manager).

(c)    Any Manager that is not designated pursuant to a Designation Right may be removed, with or without cause, by the Majority Members at the time of such removal.

6.13    Resignation. Any Manager may resign at any time by giving written notice of such Manager’s resignation to the Company in accordance with Section 17.5. Such resignation shall take effect on the date of delivery of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation by the Company shall not be necessary to make it effective.

6.14    Vacancies.

(a)    Except for any vacancy on the Board described in clause (a) of the definition of “Specified Vacancy”, any vacancy on the Board resulting from the resignation or removal of a Holder Manager, or resulting from a Holder Manager becoming unable to serve as a result of death, disability or otherwise, shall be filled by the Designating Group that holds the Designation Right pursuant to which such Holder Manager was designated to be a Manager.

(b)    Any Specified Vacancy may be filled (i) with an individual selected by the Board so long as there remains any Managers on the Board or (ii) with an individual elected by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling such Specified Vacancy (or by the Majority Members acting by written consent).

(c)    Any newly created seat on the Board (including any new seat on the Board that was created on the Effective Date as a result of the formation of the Board upon the effectiveness of this Agreement and was not filled as of the Effective Date) shall be filled with an individual elected by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling such newly created seat (or by the Majority Members acting by written consent).

6.15    Committees. The Board, by resolution or written consent, may from time to time designate from among the Managers one or more committees to exercise the powers of the Board. The Board may (and if the Board does not, a majority of the votes of the committee members may) designate a chairperson of each such committee from among its members. Each such committee, to the extent provided in such resolution or written consent, shall have and may exercise all of the authority of the Board in the management of the Company, subject to the limitations set forth in the Act and in this Agreement. Subject to the penultimate sentence of this Section 6.15, any or all members of any such committee may be removed, with or without cause, by a duly adopted resolution or written consent of the Board. Rules governing the procedures for meetings of each committee designated by the Board shall be as established by the Board from time to time (or, if the Board does not establish such procedures, as established by a majority of the votes of the committee members). Each Holder Manager shall have the right (but shall not be obligated) to serve on any committee of the Board (other than any committee that is established to evaluate, consider, approve, negotiate or otherwise deal with any contract, transaction or other matter with respect to which such Holder Manager or the Members that designated such Holder Manager has/have a conflict of interest) with at least the same proportional voting rights as such Holder Manager has on the Board. For the avoidance of doubt, no committee of the Board shall be authorized to take any action that the Board could not take itself.

6.16    Compensation of Managers. Managers that are not employed by the Company or any of its Subsidiaries shall be paid market-rate compensation from the Company, in such form (which may be in the form of cash fees and/or equity incentives granted under any Management Incentive Plan) and amount as may be reasonably determined and approved by the Board, for the performance of such Manager’s duties as a Manager or a member of any committee of the Board. Managers who are employed by the Company or any of its Subsidiaries shall not receive compensation from the Company for the performance of such Manager’s duties as a Manager or a member of any committee of the Board. Each Manager and committee member shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Manager or committee member in connection with the performance of such Manager’s or committee member’s duties as a Manager or a member of any committee of the Board (including expenses incurred in attending meetings of the Board or any committee thereof). Nothing herein contained shall be construed to preclude any Manager or committee member from serving the Company or any of its Subsidiaries in any other capacity and receiving proper compensation therefor.

6.17    Subsidiary Governing Bodies. Each Subsidiary Governing Body (other than a Subsidiary Governing Body of any Subsidiary of the Company which is (a) a limited liability company that is managed by its member(s), (b) a limited partnership that is managed by its general partner or (c) required by law or contract to have a different composition) shall be comprised of one or more executive employees of the Company or any of its Subsidiaries or other individuals selected by the Board that are not employees of any of the Members or any of their respective Affiliates (other than the Company or any of its Subsidiaries). The Company agrees to take all necessary and desirable actions to ensure that any such Subsidiary Governing Body does not adopt any resolutions, execute any consents, grant any approvals or take any other action, or otherwise cause or permit any such Subsidiary to do anything, that would be inconsistent with, or contrary to, any resolution, consent, approval or other action adopted, executed, granted or taken by the Board, or that would be in subversion of the rights of the Members under this Agreement or that would otherwise be a breach of this Agreement if the Company did the same.

6.18    Affiliate Transactions. Other than any Excepted Transaction, any direct or indirect transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any Member who, together with its Affiliates, owns or holds five percent (5.0%) or more of the issued and outstanding Class A Units, or any Affiliate of any such Member, on the other hand (an “Affiliate Transaction”), involving aggregate payments, fundings or other consideration in excess of $1,000,000.00 per annum shall require the approval of a majority of the votes of the Managers then in office that are disinterested with respect to such Affiliate Transaction.

6.19    Required Approval of Board and Majority Members for Certain Actions. The Company shall not take (whether by amendment, merger, consolidation, division, recapitalization or otherwise) any of the actions listed on Schedule B attached hereto, and the Company shall not cause or permit any of its Subsidiaries to take (whether by amendment, merger, consolidation, division, recapitalization or otherwise) the action listed in Item 2 on Schedule B attached hereto, in any such case without the prior approval or consent of the Board and the Majority Members; provided, however, that nothing in this Section 6.19 (including anything listed on Schedule B attached hereto) shall be deemed to impair, diminish, alter or otherwise affect the rights and obligations of the Members under Section 9.3 (it being understood that the consummation of a Sale Transaction with respect to which the Selling Members initiate a Drag-Along Transaction shall not require the approval of the Board).

6.20    Observers.

(a)    Each Designating Group shall have the right to appoint one (1) individual to attend each meeting of the Board and each meeting of each committee of the Board (each such meeting, a “Meeting”) as an observer in a non-voting capacity (each, an “Observer”); provided, however, that any Designating Group that owns or holds (together with its Affiliates) twenty percent (20.0%) or more of the issued and outstanding Class A Units shall be entitled to appoint two (2) Observers for so long as such Designating Group owns or holds (together with its Affiliates) twenty percent (20.0%) or more of the issued and outstanding Class A Units; provided, further, that (i) a Designating Group that has the right to appoint one (1) Observer shall not be entitled to appoint an Observer at any time when any of the Managers is an employee of such Designating Group or any of its Affiliates (other than the Company or any of its Subsidiaries) and (ii) a Designating Group that has the right to appoint two (2) Observers (A) shall not be entitled to appoint an Observer at any time when two (2) Managers are employees of such Designating Group or any of its Affiliates (other than the Company or any of its Subsidiaries) and (B) shall be entitled to appoint one (1) Observer at any time when one (1) Manager is an employee of such Designating Group or any of its Affiliates (other than the Company or any of its Subsidiaries). For so long as a Designating Group has the right to appoint an Observer, such Designating Group may from time to time, in its sole discretion and by providing the Company with prior written notice thereof, remove any individual serving as such Designating Group’s Observer and appoint a new individual to serve as such Designating Group’s Observer following such removal. If a group of Members ceases to be a Designating Group or if a Designating Group ceases to have the right to appoint one (1) or more Observers under any of the circumstances described in the second proviso of the first sentence of this Section 6.20, then any individual then serving as such group of Members’ or Designating Group’s Observer (or, in the case of a Designating Group that has the right to appoint two (2) Observers, but is only entitled to appoint one (1) Observer as a result of the circumstances described in clause (ii) of the second proviso of the first sentence of this Section 6.20, one (1) of the individuals then serving as one of such Designating Group’s Observers, as selected by such Designating Group) will not be entitled to continue serving as an Observer immediately upon the occurrence of such cessation; provided, that if a Designating Group ceases to have the right to appoint an Observer or Observers under any of the circumstances described in the second proviso of the first sentence of this Section 6.20, then the individual or individuals serving as such Designating Group’s Observer or Observers (or any replacement individual or individuals) may resume serving as such Designating Group’s Observer or Observers when such circumstances no longer exist. For the avoidance of doubt, a group of Members shall cease to have the right to appoint an Observer at such time as such group of Members is no longer a Designating Group.

(b)    The Company shall give each Observer advance notice of all Meetings and all final drafts of materials (including minutes of Meetings and written consents in lieu of Meetings) and other information given to Managers or committee members, as applicable, to be discussed at any Meeting. Notwithstanding the foregoing, an Observer shall not be entitled to observe any portion of a Meeting (or any portion of a notice of a Meeting) or to receive any materials or other information that the Board or the applicable committee, as the case may be, determines (i) would jeopardize or impair the ability of the Company or any of its Subsidiaries to take advantage of the attorney-client, work product or similar privilege if such portion of such Meeting were observed or if such portion of such notice, such materials or such other information was received by such Observer, (ii) is necessary or advisable (in the judgment of the Board or the applicable committee, as the case may be) to comply with the terms and conditions of confidentiality agreements with third parties or applicable law, or (iii) such Observer or the Designating Group that appointed such Observer has a conflict of interest with respect to the subject matter of such portion of the Meeting (or such portion of such notice of a Meeting) or such materials or other information. The failure of any Observer to attend any Meeting (or to receive any portion of a notice of a Meeting) or to receive any materials or other information shall not prevent any such Meeting from proceeding or otherwise affect the validity of such Meeting (or any written consent in lieu of a Meeting) or any actions taken at such Meeting (or any written consent in lieu of such Meeting). An Observer shall not be entitled to vote on any matters submitted to a vote at any Meeting. No Observer shall be entitled to any fees or other compensation for acting as an Observer. Each Observer shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Observer in connection with attending any Meeting.

(c)    The rights of each Designating Group to appoint an Observer, and to remove and replace any individual serving as such Designating Group’s Observer with a new individual appointed by such Designating Group, shall be subject to the execution and delivery by such Observer of a confidentiality agreement that is acceptable to the Board. The rights of each Designating Group under this Section 6.20 shall not be assignable or transferable to any Person. The termination of any Designating Group’s right to appoint an Observer shall not affect the right of any other Designating Group to appoint an Observer.

(d)    Any Observer shall be entitled to participate in any Meeting through the use of any means of remote communication by which all persons attending can hear each other at the same time.

ARTICLE 7
OFFICERS; POWERS OF OFFICERS

7.1    Election and Tenure. The officers of the Company may (but shall not be required to) consist of the Chairperson, the Chief Executive Officer, the Chief Financial Officer, a Secretary, a Treasurer, and such other officers and assistant officers as the Board may deem necessary or advisable, each of whom shall be appointed by the Board. The persons holding officer positions with the Company as of the Effective Date are listed on Schedule C attached hereto. The Board may expressly delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. Any two or more offices may be held by the same person. Each officer so appointed shall continue in office until a successor shall be appointed and shall qualify, or until the officer’s earlier death, resignation or removal. Each officer shall be a natural person who is eighteen (18) years of age or older.

7.2    Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice of resignation to the Company, to the attention of the Board or the Chief Executive Officer. Such resignation shall take effect when the notice is delivered in accordance with Section 17.5 unless the notice specifies a later date, and acceptance of the resignation shall not be necessary to render such resignation effective unless such resignation so states. Any officer may at any time be removed by the Board. If any office becomes vacant for any reason, the vacancy may be filled by the Board. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer’s predecessor in office (if any) and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer’s earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal or resignation of an officer shall not affect the officer’s contract rights, if any, with the Company or the Company’s contract rights, if any, with the officer.

7.3    Chairperson. The Chairperson shall preside over the meetings of the Members and the Board and have such powers and responsibilities as are incident thereto. However, the Chairperson shall not have responsibility for the day-to-day business operations of the Company. The Chairperson shall be a Manager.

7.4    Chief Executive Officer. The chief executive officer of the Company (the “Chief Executive Officer”), if any, shall (a) have general and active management of the business of the Company, and preside over the day-to-day business operations of the Company, (b) see that all orders and resolutions of the Board are carried into effect, and (c) perform all duties as may from time to time be assigned to him or her by the Board or as may be expressly set forth in this Agreement. The Chief Executive Officer shall also be the President of the Company.

7.5    Chief Financial Officer. The chief financial officer of the Company (the “Chief Financial Officer”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement, and shall perform such duties and have such powers and responsibilities as are incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer shall have, along with the Chief Executive Officer, responsibility for the day-to-day business operations of the Company.

7.6    Vice Presidents. The vice presidents of the Company (the “Vice Presidents”), if any, shall perform such duties and possess such powers as may from time to time be assigned to them by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

7.7    Secretary. The secretary of the Company (the “Secretary”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary, including the duty and power to give notice of all meetings of Members (if any), the Board and any committee of the Board, to prepare and maintain minutes of any such meetings, to maintain other records and information of the Company, to authenticate records of the Company, to be custodian of the Company seal and to affix and attest to the Company seal on documents.

7.8    Treasurer. The treasurer of the Company (the “Treasurer”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company in depositories selected in accordance with this Agreement, to disburse such funds as ordered by the Board, making proper accounts thereof, and to render as required by the Board statements of all such transactions and of the financial condition of the Company.

7.9    Assistant Secretaries and Assistant Treasurers. The assistant secretaries and assistant treasurers of the Company (the “Assistant Secretaries” and the “Assistant Treasurers”), if any, shall perform such duties as may from time to time be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer or the Board, or as may be expressly set forth in this Agreement. In the absence, inability or refusal to act of the Secretary or the Treasurer, the Assistant Secretaries or the Assistant Treasurers, respectively, in the order designated by the Board, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

7.10    Salaries. Officers of the Company shall be entitled to such salaries, emoluments, compensation or reimbursement, if any, as shall be fixed or allowed from time to time by the Board or in such manner as the Board shall provide.

7.11    Borrowing. No loan shall be contracted on behalf of the Company, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless authorized by the Board or a committee designated by the Board so to act. Such authority may be general or confined to specific instances. When so authorized, an officer may (a) effect loans at any time for the Company from any bank or other Entity and for such loans may execute and deliver promissory notes or other evidences of indebtedness of the Company, and (b) mortgage, pledge or otherwise encumber any real or personal property, or any interest therein, owned or held by the Company as security for the payment of any loans or obligations (including any guarantees) of the Company, and to that end may execute and deliver for the Company such instruments as may be necessary or proper in connection with such transaction.

7.12    Checks and Endorsements. All checks, drafts or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts, trade acceptances and other such instruments shall be signed or endorsed for the Company by such officers or agents of the Company as shall from time to time be determined by resolution of the Board, which resolution may provide for the use of facsimile or electronic signatures.

7.13    Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the Company’s credit in such banks or other depositories as shall from time to time be determined by resolution of the Board, which resolution may specify the officers or agents of the Company who shall have the power, and the manner in which such power shall be exercised, to make such deposits and to endorse, assign and deliver for collection and deposit checks, drafts and other orders for the payment of money payable to the Company or its order.

7.14    Proxies. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer, the Chief Financial Officer or any Vice President: (a) may from time to time appoint one (1) or more agents of the Company, in the name and on behalf of the Company, (i) to cast the votes which the Company may be entitled to cast, as the holder of Equity Interests or other securities in any other Entity whose Equity Interests or other securities may be held by the Company, at meetings of the holders of the Equity Interests or other securities of such other Entity, or (ii) to consent in writing to any action by such other Entity; (b) may instruct the person so appointed as to the manner of casting such votes or giving such consent; and (c) may execute or cause to be executed in the name and on behalf of the Company and under the Company’s seal, or otherwise, all such written proxies or other instruments as may be deemed necessary or proper in connection with the foregoing clauses (a) and (b).

ARTICLE 8
EXCULPATION AND INDEMNIFICATION

8.1    Exculpation.

(a)    Notwithstanding any other provisions of this Agreement (whether express or implied) or obligation or duty at law or in equity, to the fullest extent permitted by applicable law, no Covered Person shall be liable to any Member, the Company or any other Person (including any creditor or claimant of the Company or any of its Subsidiaries) for any losses, claims, expenses, damages or liabilities arising from any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, by a Covered Person in connection with the Company or any of its Subsidiaries, nor shall any Covered Person be liable to any Member, the Company or any other Person for any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, by any employee or other agent of the Company or any of its Subsidiaries, except to the extent that any such losses, expenses, claims, damages or liabilities, (i) in any such case, are attributable to such Covered Person’s material breach of this Agreement, and (ii) in the case of any current or former Manager (other than any current or former Manager that is not a current or former employee of the Company or any of its Subsidiaries) or any current or former officer of the Company (other than any current or former officer that is not a current or former employee of the Company or any of its Subsidiaries), (A) are attributable to such Manager’s or officer’s acts or omissions not in good faith, (B) are attributable to such Manager’s or officer’s breach of the duty of loyalty to the Members, the Company or any of its Subsidiaries, (C) arise from a transaction in which such Manager or officer derived an improper personal benefit or (D) are attributable to acts or omissions of such Manager or officer that constitute a knowing violation of law. No amendment to or repeal of this Section 8.1 shall apply to or have any effect on the liability or alleged liability of the Covered Persons for or with respect to their acts or omissions occurring prior to such amendment or repeal.

(b)    In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article 11 or Article 13 shall be deemed a return of money or other property paid or distributed in violation of the Act or other applicable law. The return of such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of any other Member.

8.2    Indemnification.

(a)    The Company shall, to the fullest extent permitted by applicable law (as now or hereafter in effect), indemnify, defend and hold harmless each Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, (i) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (ii) by reason of the fact that such Covered Person is serving or has served in one or more of the capacities set forth in the definition of “Covered Person”, or (iii) by reason of the fact that such Covered Person, or a Person of whom such Covered Person is the legal representative, is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other Entity (an “Other Entity”), from and against any losses, claims, expenses, damages and liabilities (collectively, “Damages”) suffered or incurred by, imposed on, or to which such Covered Person may become subject in connection with such Proceeding; provided, that no right of indemnification shall be available to a Covered Person under this Article 8 (A) to the extent that it shall have been determined by a final, non-appealable decision by a court of competent jurisdiction that any such Damages are attributable to such Covered Person’s material breach of this Agreement, and, (B) in the case of any current or former Manager (other than any current or former Manager that is not a current or former employee of the Company or any of its Subsidiaries) or any current or former officer of the Company (other than any current or former officer that is not a current or former employee of the Company or any of its Subsidiaries), to the extent that any such Damages (1) are attributable to such Managers’ or officer’s acts or omissions not in good faith, (2) are attributable to such Managers’ or officer’s breach of the duty of loyalty to the Members, the Company or any of its Subsidiaries, (3) arise from a transaction in which such Manager or officer derived an improper personal benefit, (4) are attributable to acts or omissions of such Manager or officer that constitute a knowing violation of law, (5) are attributable to any Proceeding (except an action to enforce the indemnification rights set forth in this Section 8.2(a) or to enforce the rights to advancement of expenses set forth in Section 8.2(b)) initiated by such Covered Person unless if such Proceeding was authorized in the specific case by the Board, or (6) are attributable to any Proceeding by or in the right of the Company or any of its Subsidiaries unless if the Board authorizes the indemnification of any such Damages (except that, to the extent any such Covered Person has been successful on the merits or otherwise in the defense of any such Proceeding by or in the right of the Company or any of its Subsidiaries or in defense of any claim, issue or matter therein, then such Covered Person shall be indemnified against expenses actually and reasonably incurred by such Covered Person in connection therewith). If for any reason the foregoing indemnification is unavailable to a Covered Person, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of the applicable Damages in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(b)    If a Covered Person is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, (i) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (ii) by reason of the fact that such Covered Person is serving or has served in one or more of the capacities set forth in the definition of “Covered Person” or (iii) by reason of the fact that such Covered Person, or a Person of whom such Covered Person is the legal representative, is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any Other Entity, the Company shall pay, within a reasonable period of time following the Company’s receipt of reasonably detailed supporting documentation, to such Covered Person such Covered Person’s reasonable and documented out-of-pocket legal and other expenses (including legal and other professional fees and disbursements, and the cost of any investigation and preparation) incurred in connection therewith in advance of the final disposition of such Proceeding; provided, that such Covered Person shall promptly repay to the Company the amount of any such expenses paid to it if it shall be determined that such Covered Person is not entitled to be indemnified by the Company in connection with such Proceeding as provided in the proviso contained in Section 8.2(a); provided, further that, with respect to a Covered Person described in clause (B) of Section 8.2(a), the Company shall not be required to pay in advance or otherwise any such expenses incurred by any such Covered Person in connection with (A) any Proceeding initiated by such Covered Person unless if such Proceeding was authorized in the specific case by the Board or (B) any Proceeding by or in the right of the Company or any of its Subsidiaries unless if the Board authorizes the payment of any such expenses.

(c)    The rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification, reimbursement or advancement of expenses, or contribution may have or hereafter be entitled under any statute, this Agreement, any other agreement (including any policy of insurance purchased or provided by the Company under which any Covered Person is covered), any vote of the Members or Managers, or otherwise. The rights conferred upon any Covered Person in Section 8.1 and Section 8.2 shall be contract rights that vest upon the occurrence or alleged occurrence of any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, or any other fact, circumstance or matter, giving rise to any losses, claims, expenses, damages or liabilities (whether or not arising out of a Proceeding) that are covered by Section 8.1 and/or Section 8.2, and such rights shall apply to a Person that was a Covered Person even after such Person ceases to be a Covered Person, but only with respect to any such losses, claims, expenses, damages or liabilities arising from any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, or any other fact, circumstance or matter that occurred, during the period in which such Person was a Covered Person.

(d)    The rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall inure to the benefit of the successors, heirs, executors and administrators of a Covered Person.

(e)    The Company shall have the power to purchase and maintain insurance on behalf of any Covered Person to protect such Covered Person against any Damages, whether or not the Company would have the power to indemnify such Covered Person against any such Damages under the provisions of this Section 8.2 or under any provision of law.

(f)    Anything in this Agreement to the contrary notwithstanding, the rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall not apply to losses, claims, expenses, damages or liabilities that arise out of, relate to, result from or are in connection with acts, omissions, occurrences, matters or circumstances that occur or happen prior to the Effective Date.

(g)    No amendment or repeal of any part of this Section 8.2 shall apply to or have any effect on any right to indemnification, reimbursement and advancement of expenses, and contribution provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

8.3    No Member Liability. Any indemnification, reimbursement and advancement of expenses, or contribution provided under this Article 8 shall be satisfied solely out of assets of the Company, as an expense of the Company. No Member shall be subject to personal liability by reason of the indemnification, reimbursement and advancement of expenses, or contribution provisions set forth in this Article 8.

8.4    Settlements. The Company shall not be liable for any settlement by a Covered Person of any Proceeding effected without its written consent, but if settled with such written consent, or if there is a final judgment against such Covered Person in any such Proceeding, the Company agrees to indemnify and hold harmless such Covered Person to the extent provided above from and against any Damages by reason of such settlement or judgment.

8.5    Business Opportunities; Fiduciary Duties.

(a)    The Company and each Member acknowledge that (i) each Member (other than any Member who is an employee of the Company or any of its Subsidiaries, any Member that is a Family Member of any employee of the Company or any of its Subsidiaries, or any Member that is controlled by any employee of the Company or any of its Subsidiaries or controlled by any such employee’s Family Members), (ii) each Manager (other than a Manager who is an employee of the Company or any of its Subsidiaries or is a Family Member of any employee of the Company or any of its Subsidiaries) (whether such Manager is serving as a member of the Board, a member of a committee of the Board or a member of any Subsidiary Governing Body), and (iii) each Affiliate, manager, director, principal, officer, employee and other representative of any Member described in clause (i) or any Manager described in clause (ii) (other than any such Person that is an employee of the Company or any of its Subsidiaries, any such Person that is a Family Member of any employee of the Company or any of its Subsidiaries, or any such Person that is controlled by any employee of the Company or any of its Subsidiaries or controlled by any such employee’s Family Members) (the foregoing Persons being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to, or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall have any duty to refrain, directly or indirectly, from (x) engaging in any Opportunity, (y) offering or directing any Opportunity to another Person (including any Affiliate of such Identified Person) or (z) otherwise competing with the Company or any of its Subsidiaries. No Identified Person shall have any duty or obligation to refer or offer to the Company or any of its Subsidiaries any Opportunity, and the Company hereby renounces, on behalf of itself and each of its Subsidiaries, any interest or expectancy of the Company or any of its Subsidiaries in, or in being offered, an opportunity to participate in any Opportunity engaged in by any Identified Person which may be a corporate (or analogous) or business opportunity for the Company or any of its Subsidiaries.

(b)    In the event that any Identified Person acquires knowledge of an Opportunity which may be a corporate (or analogous) or business opportunity for the Company or any of its Subsidiaries, such Identified Person shall have no duty to communicate, offer or otherwise make available such Opportunity to the Company or any of its Subsidiaries and shall not be liable to the Company, any of its Subsidiaries or any of the Members for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person).

(c)    The Company, on behalf of itself and each of its Subsidiaries, and each Member (i) acknowledge that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other Entities (each such Entity, a “Related Company” and all such Entities, collectively, “Related Companies”), including Entities that are competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person shall, by reason of such ownership, affiliation, action or omission, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates, (C) nothing in this Agreement and none of the duties imposed on an Identified Person, whether by contract or law, if any, do or shall limit or impair the right of any Identified Person to, directly or indirectly, purchase or sell the securities or indebtedness of any other Entity or to compete with the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement and (D) the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates in any such business or as to any such opportunities.

(d)    To the fullest extent permitted by law, this Agreement is not intended to, and does not, create or impose any fiduciary or other duty on any Identified Person, other than those non-fiduciary duties that are expressly set forth in this Agreement and a duty to act in accordance with the implied contractual covenant of good faith and fair dealing to the extent required by Delaware law. Further, to the fullest extent permitted by law, the Company and each Member hereby irrevocably waive any and all fiduciary duties owed to the Company or such Member by any Identified Person (including those fiduciary duties that, absent such waiver, may be implied by law), and in doing so, the Company and each Member recognize, acknowledge and agree that the duties and obligations of the Identified Persons to the Company, each other Member and each other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement are only as expressly set forth in this Agreement. To the fullest extent permitted by law, no Identified Person shall owe any duty (including any fiduciary duty) to the Company or to any Member or to any other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement other than those non-fiduciary duties that are expressly set forth in this Agreement and a duty to act in accordance with the implied contractual covenant of good faith and fair dealing to the extent required by Delaware law. The parties acknowledge and agree that any Identified Person acting in accordance with this Agreement shall (i) be deemed to be acting in compliance with such implied contractual covenant, and (ii) not be liable to the Company, to any Member or to any other Person that is a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Identified Person otherwise existing at law or in equity in respect of the Company, any of the Members or any other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement, are agreed (and shall be deemed to have been agreed) by the Company, the Members or all such other Persons to replace fully and completely such other duties and liabilities.

(e)    Each Manager that is an employee of the Company or any of its Subsidiaries, in his or her capacity as such, shall have the same fiduciary duties as those of a member of a board of directors of a corporation organized under the laws of the State of Delaware, subject to the obligations of the Managers and the Company under this Agreement; provided, that no Manager shall be personally liable for any monetary damages to the Company or any of the Members for breach of the duty of care, subject to the same limitations on such limitation as contemplated by Section 102(b)(7) of the Delaware General Corporation Law. Each officer of the Company (other than any officer of the Company that is not an employee of the Company or any of its Subsidiaries), in its capacity as such, shall have the same fiduciary duties as an officer of a corporation organized under the laws of the State of Delaware, subject to the obligations of the officers of the Company and the Company under this Agreement; provided, that, to the extent determined by the Board, no officer shall be personally liable for any monetary damages to the Company or any of the Members for breach of the duty of care, subject to the same limitations on such limitation as contemplated by Section 102(b)(7) of the Delaware General Corporation Law.

(f)    Nothing in this Section 8.5 shall be deemed to limit any Member’s obligations under Section 18.1.

8.6    Subrogation. In the event that any Covered Person who is or was a partner, shareholder, member, officer, director, manager, fund adviser, investment adviser, investment manager, controlling person, employee, consultant, counsel, representative or agent of a Member or any of its Affiliates is entitled to indemnification under Section 8.2 for which such Covered Person is also entitled to indemnification from such Member or any of its Affiliates (other than the Company or any of its Subsidiaries), the Company hereby agrees that its duties to indemnify such Covered Person, whether pursuant to this Agreement or otherwise, shall be primary to those of such Member or such Affiliate, and to the extent that such Member or such Affiliate actually indemnifies any such Covered Person, such Member or such Affiliate shall be subrogated to the rights of such Covered Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of each Member and its Affiliates under such circumstances and agrees to execute and deliver such further documents and/or instruments as such Member or its Affiliate may reasonably request in order to evidence any such subrogation rights, whether before or after such Member or its Affiliate makes any such indemnification payment. The Company shall pay any amounts due under this Section 8.6, in cash, promptly, and in any event within fifteen (15) days, upon written demand therefor (accompanied by reasonably detailed supporting documentation) from a Member. The Company hereby waives any right against each of the Members and their respective Affiliates to indemnification, subrogation, or contribution. Furthermore, the Company and the Members expressly agree that each Covered Person is an intended third-party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions. The provisions of this Section 8.6 shall equally apply to a Covered Person’s rights to reimbursement and advancement of expenses and contribution under Section 8.2.

8.7    Insurance. The Company shall purchase and maintain, at the Company’s expense, insurance (the “Specified Insurance”) on behalf of all managers (including Managers), directors and officers of the Company and its Subsidiaries to protect any such Person against any expense, liability or loss suffered or incurred by, imposed on, or to which such Person may become subject (a) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (b) by reason of the fact that such Person is serving or has served as an officer, manager or director of the Company or any of its Subsidiaries or (c) by reason of the fact that such Person is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any Other Entity, in any such case based on acts, omissions, facts, circumstances or matters occurring or arising on or after the Effective Date; provided, however, that the Specified Insurance shall be subject to (i) exclusions and exceptions that are customary for such insurance, and (ii) retentions and limitations as the Board determines to be reasonable in light of the premiums to be paid for the Specified Insurance. Any Specified Insurance shall be satisfactory to the Board.

8.8    Amendments. Notwithstanding anything herein to the contrary, no amendment, repeal or modification of this Article 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

ARTICLE 9
TRANSFERS

9.1    Restrictions on Transfers.

(a)    Prohibited Transfers. Without limiting any other provisions, restrictions or conditions of this Article 9, unless otherwise waived by the Board in its sole discretion, no Units shall be Transferred by any Member (regardless of the manner in which the Transferor initially acquired such Units), if:

(i)    such Transfer would, if consummated, result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries;

(ii)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the New Warrants for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), result in the Company having, in the aggregate, (A) [1,500]2 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act), or (B) [400] or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) that are not Accredited Investors, of either (x) the class of Units proposed to be Transferred (assuming, for purposes of this clause (x), that all issued and outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, directly or indirectly, the class of Units proposed to be Transferred were exercised, exchanged or converted at the time of such Transfer) or (y) any class of Units into which the Units proposed to be Transferred are convertible (such Units, “Conversion Units”) (assuming, for purposes of this clause (y), that all issued and outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, directly or indirectly, Conversion Units were exercised, exchanged or converted at the time of such Transfer), unless at the time of such Transfer the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act; provided, that the numbers [1,500] and [400] as used in this Section 9.1(a)(ii) shall be increased by the number of such holders that acquire from the Company, after the Effective Date, Units of the class proposed to be Transferred, Conversion Units, or securities of the Company that are exercisable or exchangeable for, or convertible into, Units of the class proposed to be Transferred or Conversion Units, in any such case other than any such acquisition (1) that was made by a holder who held any such Units, Conversion Units or securities prior to such acquisition (including in connection with a distribution to all holders of any such Units, Conversion Units or securities), (2) made through a distribution under the Plan of Reorganization or (3) made upon exercise of any of the New Warrants;

(iii)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the New Warrants for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), require the Company to register any class of Units or other equity securities of the Company under the Exchange Act (as a result of the number of holders of such Units or equity securities or otherwise), unless, at the time of such Transfer, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

(iv)    such Transfer would, in the judgment of the Board, cause the Company to be required to register as an “investment company” under the Investment Company Act;

2 Note to Draft:  Subject to confirmation of the number of record holders as of the Effective Date.

(v)    such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers or transfers of any of the New Warrants for which a notice of any thereof has been previously delivered to the Company, but not yet consummated), cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(vi)    such Transfer is not to an Accredited Investor;

(vii)    such Transfer is to any Competitor; or

(viii)    such Transfer is to any Sanctioned Person.

(b)    Certificates; Legal Opinion. In addition to the restrictions set forth in Section 9.1(a), no Units shall be Transferred by any Member unless (i) the certificates (if any) representing such Units bear legends as provided in Section 9.1(e) (or, with respect to uncertificated Units, notice of such legends is provided in accordance with applicable law), for so long as such legends are applicable; (ii) either (A) the Transferee is an Affiliate of the Transferor or (B) prior to such Transfer (unless waived by the Company in its sole discretion), (1) the Transferee and the Transferor shall have delivered to the Company representation letters in such form as may be approved from time to time by the Company (including a representation from the Transferee that the Transferee is an Accredited Investor) and (2) the Transferor shall have delivered to the Company a legal opinion, reasonably acceptable to the Company, stating that the registration of the Units that are the subject of such proposed Transfer is not required under the Securities Act or any applicable state securities or “blue sky” laws.

(c)    Notice of Transfer. Subject to Section 9.3, and unless otherwise waived by the Company, any Member proposing to effect a Transfer of Units must submit to the Company, not less than five (5) Business Days prior to such Transfer, a written notice of such Transfer (a “Transfer Notice”). A Transfer Notice shall be delivered to the Company, to the attention of (i) the Secretary or Chief Financial Officer, or any of their designees, and (ii) the Chairperson, in each case in accordance with Section 17.5. A Transfer Notice shall include or be accompanied by (A) the name, address, e-mail address and telephone number of the Transferor and the Transferee, (B) a certification from the Transferee regarding whether the Transferee is an Affiliate of the Transferor, (C) a certification from the Transferee that the Transferee is not a Sanctioned Person, (D) a certification from the Transferee that the Transferee is not a Competitor under clause (a) or clause (c) of the definition of “Competitor” and is not engaged in competition with the Company or any of its Subsidiaries, (E) the number and class and/or series of Units proposed to be Transferred to, and acquired by, the Transferee, (F) the date on which the Transfer is proposed to be effective, (G) the percentage of the Transferor’s total number of Units of the same class and/or series to be Transferred, (H) a Joinder Agreement, duly completed and executed by the Transferee to the extent such Transferee has not already signed a counterpart of this Agreement or executed a Joinder Agreement, (I) an AI Questionnaire, duly completed and executed by the Transferee, (J) an IRS Form W-9 or appropriate IRS Form W-8, as applicable (or successor forms), duly completed and executed by the Transferee to the extent such Transferee has not already delivered to the Company such a duly completed and executed tax form that is not obsolete, inaccurate or expired, and (K) a request that the Company instruct the Transfer Agent to register the Transfer in the Register of Members. So long as the other provisions of this Section 9.1 are satisfied and complied with, the Company shall, within five (5) Business Days after a Transfer Notice is delivered to the Company (but in no event earlier than the proposed effective date of Transfer specified in the Transfer Notice), instruct and use commercially reasonable efforts to cause the Transfer Agent to register the Transfer in the Register of Members unless, (I) prior to the expiration of such five (5) Business Day period, the Company requests information demonstrating that the Transfer complies with this Section 9.1 (including information demonstrating that the Transferee is not a Competitor or a Sanctioned Person) or (II) the Transferor by written notice to the Company withdraws the related Transfer Notice prior to registration of the Transfer. If any such request for information is made, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to register the Transfer in the Register of Members no later than five (5) Business Days after the Company receives such information (but in no event earlier than the proposed effective date of Transfer specified in the Transfer Notice), unless the Company determines during any such five (5)-Business Day period that the Transfer is not permitted pursuant to the terms of this Section 9.1, in which case the Company shall promptly inform the Transferor of such determination. Upon the closing of each Transfer that is permitted by this Agreement and the Transferee becoming a party to this Agreement, (x) such Transferee shall be admitted as, and deemed to be, a Member for purposes of this Agreement, (y) such Transferee shall be entitled to the rights (excluding any rights of a Member that are not assignable or otherwise transferable pursuant to the terms of this Agreement), and subject to the obligations, of a Member with respect to the Transferred Units and (z) the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect such Transfer.

(d)    Prohibited Transfers Void. The Company shall not instruct or cause the Transfer Agent to register the Transfer of any Units in the Register of Members except for Transfers that are consummated in accordance with the terms and provisions of this Agreement and, in the case of any Class B Units, the terms and provisions of any applicable Management Incentive Plan and/or Award Agreement. Any purported Transfer of Units in violation of such terms and provisions shall be void ab initio and shall not be recognized by the Company.

(e)    Legends.

(i)    All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units that were issued under the Plan of Reorganization (including Units that are issued from time to time upon exercise of any of the New Warrants), other than any Units issued in connection with Equity Rights Offering (as defined in the Plan of Reorganization) shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] WERE ORIGINALLY ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145. THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAWS, AND TO THE EXTENT THE HOLDER OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(ii)    All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units (excluding Units that were issued under the Plan of Reorganization (other than any Units issued in connection with Equity Rights Offering), and excluding Units that are issued from time to time upon exercise of any of the New Warrants) shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(iii)    All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER, AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MODIVCARE TOPCO, LLC (THE “COMPANY”) DATED AS OF [●] (AS AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLC AGREEMENT”) BY AND AMONG THE COMPANY AND THE MEMBERS OF THE COMPANY. NO REGISTRATION OR TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] WILL BE MADE ON THE BOOKS OF THE COMPANY OR ITS TRANSFER AGENT UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE COMPANY OR ITS TRANSFER AGENT WILL FURNISH, WITHOUT CHARGE, TO EACH HOLDER OF RECORD OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] A COPY OF THE LLC AGREEMENT, CONTAINING THE ABOVE-REFERENCED TERMS, PROVISIONS AND CONDITIONS, INCLUDING RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(iv)    In the event that any Units shall be registered for Transfer under the Securities Act, the Company shall, upon the written request of the holder of such Units, issue to such holder a new certificate or statement of book-entry position, as applicable, representing or otherwise evidencing such Units without the legend required by Section 9.1(e)(i) or Section 9.1(e)(ii). In the event that any Units shall cease to be subject to the restrictions on Transfer set forth in this Section 9.1, the Company shall, upon the written request of the holder of such Units, issue to such holder a new certificate or statement of book-entry position, as applicable, representing or otherwise evidencing such Units without the legend required by Section 9.1(e)(iii).

(v)    In the case of uncertificated Units, the Company shall provide notice to the Members of the applicable legends required by Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iii) in accordance with applicable law.

(vi)    Each Member shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in this Agreement (including the restrictions on Transfer set forth in this Section 9.1) for all purposes of this Agreement and applicable law (including the Act and the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction), whether or not any certificate or statement of book-entry position, as applicable, representing or otherwise evidencing any Units owned or held by such Member bears the applicable legends set forth in Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iii) and whether or not any such Member received a separate notice of such terms, provisions, restrictions and conditions.

(f)    Transfers of Class B Units. Anything in this Agreement to the contrary notwithstanding, Class B Units shall not be Transferred by any Member unless such Transfer also complies with any restrictions on Transfer set forth in the applicable Management Incentive Plan and/or any applicable Award Agreement (which restrictions may be in addition to, and/or more restrictive than, the restrictions on Transfer of Units set forth in this Agreement).

(g)    Certain Members. If any Member is an Entity that has no substantial assets other than Units and/or indebtedness of, or securities in, the Company or any of its Subsidiaries, then such Member agrees that no Equity Interests in such Member may be sold, transferred or otherwise disposed to any Person other than in accordance with the terms and provisions of this Section 9.1 as if such Equity Interests were Units; provided, that a sale, transfer or other disposition of Equity Interests in such Member to any Affiliate of such Member (other than to any Affiliate of such Member that is a portfolio company of such Member or any of its other Affiliates) shall not be subject to this Section 9.1(g).

(h)    No Requirement to List. The Company shall have no obligation under this Agreement to list any of the Units or other Interests on any securities exchange, automated quotation system or over-the-counter marketplace.

(i)    Transfers to the Company. A Transfer of Units to the Company shall not be subject to the requirements of this Section 9.1.

(j)    Reimbursement of Company Expenses. The Transferor and the Transferee shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket third-party costs and expenses (including legal fees) incurred by the Company in connection with any Transfer or proposed Transfer of such Transferor’s Units (excluding any Transfer or proposed Transfer pursuant to Section 9.3 or otherwise pursuant to a Sale Transaction).

(k)     Modifications to Procedural Provisions. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, waive or modify the application of any term or provision of a procedural nature set forth herein to any Transfer so long as such waiver or modification (i) is for administrative convenience purposes to facilitate the consummation of such Transfer, (ii) does not adversely affect the rights of any of the Members, (iii) does not subject any of the Members to any additional obligations or liabilities, and (iv) is approved by the Transferor and the ultimate Transferee of such Transfer (which approval may be provided by e-mail to the Company in accordance with Section 17.5). The right of the Company to make any such waiver or modification need not be uniform among Transfers and may be made by it selectively among any Transfers (whether or not such Transfers are similar in nature). Any such waiver or modification shall not require any consents or approvals of the Members under Section 14.1.

9.2    Transfer Agents; Regulations. The Company, by resolution or written consent of the Board, may from time to time appoint a Transfer Agent (which may be the Company) under such arrangements and upon such terms and conditions as the Board deems advisable. Unless the Board has appointed some other Person as its Transfer Agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary, or any Person designated by the Secretary, shall be the Transfer Agent without the necessity of any formal action of the Board, and the Secretary, or any Person designated by the Secretary, shall perform all of the duties of the Transfer Agent. The Board may make such rules and regulations as it may deem expedient and as are not inconsistent with this Agreement, concerning the issue, registration and Transfer of certificates for Units.

9.3    Drag-Along Transactions.

(a)    In the event that the Majority Members at the time of the delivery of a Drag Notice (for purposes of this Section 9.3, each, a “Selling Member” and, collectively, the “Selling Members”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a Member vote is required) to or with any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than the Selling Members or any Affiliates thereof (a “Third Party Purchaser”) (any such Sale Transaction, a “Drag-Along Transaction”), the Company or the Selling Members (or a designated representative acting on behalf of the Selling Members) will have the right (but not the obligation) to deliver written notice thereof (a “Drag Notice”) to all other Members (each, a “Dragged Member” and, collectively, the “Dragged Members”), including any holders of Class B Units. Such written notice shall be delivered to the Dragged Members in accordance with Section 17.5 and shall contain a general description of the material terms and conditions of the Drag-Along Transaction, including the amount and form of consideration to be paid by the Third Party Purchaser, copies of any Drag-Along Transaction Documents or Investment Documents that the Dragged Members will be required to execute and deliver in connection with such Drag-Along Transaction (to the extent such documents exist and are in substantially final form at the time such Drag Notice is delivered to the Dragged Members), and the proposed date (which may be an estimated date or range of dates) for the closing of the Drag-Along Transaction; provided, that the Selling Members may elect to omit from the Drag Notice any such terms and conditions of, or information relating to, the Drag-Along Transaction if the Selling Members determine that the disclosure thereof to the Dragged Members would have an adverse effect on the Drag-Along Transaction or the consummation thereof, but the omission of any such terms, conditions or information shall not have any effect on the validity of the Drag Notice.

(b)    If a Drag Notice is delivered by the Company or by or on behalf of the Selling Members to the Dragged Members, each of the Dragged Members shall:

(i)    if such Drag-Along Transaction is structured as a Transfer of Units (including any Transfer of Units by way of a merger of the Company with any other Person), be obligated to Transfer to the Third Party Purchaser (subject to the other terms of this Section 9.3(b)), at the closing of such Drag-Along Transaction, all Units held by such Dragged Member (or the applicable portion of such Dragged Member’s Units that are required to be Transferred in connection with such Drag-Along Transaction, as determined in accordance with Section 9.3(c)) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Units of the Selling Members of the same class or series (excluding any investment or reinvestment opportunity given to management of the Company or any of its Subsidiaries), free and clear of any Liens (other than Permitted Liens); provided, that (A) each Dragged Member will receive, in respect of such Dragged Member’s Units that are Transferred in such Drag-Along Transaction, no less than the same portion of the aggregate net consideration paid in such Drag-Along Transaction that such Dragged Member would have received if such aggregate net consideration had been distributed by the Company pursuant to Section 11.1(a) (presuming for such purpose that the Units sold or otherwise Transferred in such Drag-Along Transaction are all outstanding Units) (and such aggregate net consideration shall be treated as if it was distributed by the Company pursuant to Section 11.1(a)), unless otherwise approved by such Dragged Member, and (B) if the Selling Members are given an option as to the form of consideration to be received in exchange for their Units of any class or series, then each of the Dragged Members need only be given the same option with respect to their Units of the same class or series and clause (A) of this proviso is subject to such option;

(ii)    if such Drag-Along Transaction is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of the Equity Interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct and/or indirect Subsidiary or Subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its Subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;

(iii)    (A) be required to vote (including by written consent) such Dragged Member’s Units (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favor of such Drag-Along Transaction, and (B) not raise any objection against such Drag-Along Transaction (including objections relating to the consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;

(iv)    execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag-Along Transaction (on terms substantially the same as those terms applicable to the Selling Members) that the Company, the Selling Members or the Third Party Purchaser may request and which are executed and delivered by the Selling Members (the “Drag-Along Transaction Documents”), and (A) agree to or provide the same covenants, obligations, indemnities and agreements as agreed to or provided by the Selling Members set forth therein and (B) make the same representations and warranties as the Selling Members, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Member, the power and authority of such Dragged Member to enter into the Drag-Along Transaction, due authorization, execution and delivery by such Dragged Member of the Drag-Along Transaction Documents and the Investment Documents, enforceability against such Dragged Member of the Drag-Along Transaction Documents and the Investment Documents, good and marketable title (free and clear of all Liens) of the Units of such Dragged Member, the consents and notices required to be obtained or made by such Dragged Member in connection with such Drag-Along Transaction, no conflicts with organizational documents, contracts or law applicable to such Dragged Member, no legal proceedings against such Dragged Member, no brokers’ fees owed by such Dragged Member in connection with such Drag-Along Transaction, and other matters reasonably requested by the Third Party Purchaser with respect to such Dragged Member and related to such Drag-Along Transaction; provided, however, that (x) no Dragged Member shall be required to provide any indemnity relating to such Drag-Along Transaction that is in excess of the amount of gross proceeds payable to such Dragged Member in connection with such Drag-Along Transaction (other than on account of such Dragged Member’s own fraud) and (y) no Dragged Member that is an Entity shall be required to provide any non-competition, non-solicitation or similar covenant other than customary confidentiality covenants;

(v)    if the Members will receive any Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the continuing, acquiring, resulting or surviving entity in the Drag-Along Transaction, or any Affiliate thereof (the “Surviving Entity”), execute and deliver any applicable limited liability company agreement, stockholders agreement, partnership agreement, investor rights agreement, voting agreement or similar agreement which relates to the internal governance of the Surviving Entity and/or the rights or obligations of the owners of the Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the Surviving Entity that the Company, the Selling Members or the Third Party Purchaser may request and which are executed and delivered by the Selling Members (the “Investment Documents”), and agree to or provide the same covenants, obligations and agreements as agreed to or provided by the Selling Members set forth therein;

(vi)    use commercially reasonable efforts to obtain or make any consents or filings required to allow such Dragged Member to participate in the Drag-Along Transaction;

(vii)    without limiting the provisions of Section 5.6, waive and refrain from exercising any appraisal, dissenters or similar rights with respect to such Drag-Along Transaction;

(viii)    not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag-Along Transaction, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body or any other Member or any of its Affiliates (including any Selling Member and any of its Affiliates) in connection with such Drag-Along Transaction, or (C) except as permitted under and pursuant to Article 18, disclose to any Person any information related to such Drag-Along Transaction (including the identity of the Third Party Purchaser, the fact that discussions or negotiations are taking place concerning such Drag-Along Transaction, or any of the terms, conditions or other information with respect to such Drag-Along Transaction); and

(ix)    take all necessary or desirable actions reasonably requested by the Selling Members, the Third Party Purchaser and/or the Company in connection with the consummation of such Drag-Along Transaction, including voting such Dragged Member’s Units (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favor of such Drag-Along Transaction and, if applicable, in favor of a Corporate Conversion in connection with such Drag-Along Transaction.

(c)    In the case of a Drag-Along Transaction pursuant to which the Selling Members are collectively Transferring less than one hundred percent (100%) of all of the Units owned or held by the Selling Members in the aggregate, each Dragged Member shall be required to Transfer a percentage of the Units owned or held by such Dragged Member equal to the quotient obtained by dividing (i) the total number of Units owned or held by the Selling Members that are proposed to be Transferred in such Drag-Along Transaction by (ii) the total number of Units owned or held by the Selling Members in the aggregate.

(d)    At the closing of any Drag-Along Transaction that is structured as a sale or other Transfer of Units in which the Selling Members have exercised their rights under this Section 9.3, each Dragged Member shall deliver at such closing, against payment of the purchase price therefor in accordance with the terms of the Drag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Third Party Purchaser) representing such Dragged Member’s Units to be sold, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by any one or more of the Selling Members, the Third Party Purchaser and/or the Company for the proper transfer of such Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens).

(e)    Each Selling Member and each Dragged Member will bear its pro rata share (based upon the allocation among each such Member of the consideration payable in respect of Units in the Drag-Along Transaction) of the costs and expenses of any Drag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all Members or the Company and are not otherwise paid by the Company or the Third Party Purchaser. Costs and expenses incurred by any Member on its own behalf will not be considered costs and expenses of the Drag-Along Transaction and will be borne solely by such Member.

(f)    The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Drag-Along Transaction and not take any action which would reasonably be expected to impede or be prejudicial to any such Drag-Along Transaction. Pending the completion of any proposed Drag-Along Transaction, the Company shall use commercially reasonable efforts to operate the Company and its Subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Drag-Along Transaction Documents) and otherwise comply with the terms of the Drag-Along Transaction Documents to which it is a party.

(g)    The Company shall cooperate with the Selling Members to enter into a Drag-Along Transaction and to take any and all such further action in connection therewith as the Selling Members may deem reasonably necessary or reasonably appropriate in order to consummate (or, if directed by the Selling Members, abandon) any such Drag-Along Transaction. Neither the Company, any of its Subsidiaries nor any of the Selling Members shall have any liability if any Drag-Along Transaction is not consummated for any reason (including if the Selling Members elect to abandon such Drag-Along Transaction for any reason or for no reason). Subject to the provisions of this Section 9.3, the Selling Members, in exercising their rights under this Section 9.3, shall have complete discretion over the terms and conditions of any Drag-Along Transaction effected hereby, including price, payment terms, conditions to closing, timing of closing, representations, warranties, affirmative covenants, negative covenants, indemnification, releases, holdbacks and escrows. At the request of the Selling Members, the Board shall authorize and direct the Company and/or any now or hereafter created Subsidiary of the Company to execute such agreements, documents, applications, authorizations, registration statements and instruments as they may deem reasonably necessary or reasonably appropriate in connection with any Drag-Along Transaction.

(h)    IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED MEMBER TO VOTE SUCH DRAGGED MEMBER’S UNITS IN FAVOR OF A DRAG-ALONG TRANSACTION AND (WITHOUT LIMITING THE PROVISIONS OF SECTION 5.6) TO WAIVE ANY APPRAISAL, DISSENTERS OR SIMILAR RIGHTS THAT SUCH DRAGGED MEMBER HAS (OR MAY HAVE) WITH RESPECT TO ANY DRAG-ALONG TRANSACTION, IN EACH CASE, AS SET FORTH IN SECTION 9.3(b), EACH DRAGGED MEMBER HEREBY IRREVOCABLY APPOINTS THE SELLING MEMBERS (AND EACH OF THEM) AS SUCH DRAGGED MEMBER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL UNITS OWNED OR HELD BY SUCH DRAGGED MEMBER OR OVER WHICH SUCH DRAGGED MEMBER HAS VOTING CONTROL TO EFFECTUATE SUCH VOTES AND WAIVERS FOR THE DURATION OF THE EXISTENCE OF THE COMPANY. IN ADDITION, IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED MEMBER TO EXECUTE AND DELIVER THE DRAG-ALONG TRANSACTION DOCUMENTS AND, IF APPLICABLE, THE INVESTMENT DOCUMENTS, AND TO TAKE ACTIONS IN CONNECTION WITH THE CONSUMMATION OF A DRAG-ALONG TRANSACTION, IN EACH CASE, AS SET FORTH IN SECTION 9.3(b), EACH DRAGGED MEMBER HEREBY IRREVOCABLY GRANTS TO THE SELLING MEMBERS (AND EACH OF THEM) A POWER-OF-ATTORNEY TO SIGN ANY AND ALL SUCH DRAG-ALONG TRANSACTION DOCUMENTS AND, IF APPLICABLE, INVESTMENT DOCUMENTS, AND TO TAKE ANY AND ALL SUCH ACTIONS, IN THE NAME AND ON BEHALF OF SUCH DRAGGED MEMBER. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY EACH DRAGGED MEMBER PURSUANT TO THIS SECTION 9.3(h) ARE COUPLED WITH AN INTEREST, ARE IRREVOCABLE, AND SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE DEATH, INCOMPETENCY, INCAPACITY, DISABILITY, MERGER, CONSOLIDATION, BANKRUPTCY, INSOLVENCY, LIQUIDATION OR DISSOLUTION OF ANY DRAGGED MEMBER.

(i)    At the election of the Board, any Class B Units Transferred in a Drag-Along Transaction by a Selling Member or a Dragged Member shall immediately and automatically convert into Class A Units upon the consummation of such Drag-Along Transaction.

(j)    A Transfer of Units in a Drag-Along Transaction by a Selling Member or a Dragged Member pursuant to this Section 9.3 shall not be subject to the requirements of (i) Section 9.1 (other than Section 9.1(a)(i)) or (ii) Section 9.7.

(k)    For the avoidance of doubt, the obligations of the Company and the Dragged Members pursuant to this Section 9.3 shall apply irrespective of the amount of consideration (if any) to be paid to each Dragged Member pursuant to the Drag-Along Transaction.

9.4    Tag-Along Transactions.

(a)    In the event that one or more Members (acting alone or with other Members) who own or hold Class A Units (each, an “Initiating Holder” and, collectively, the “Initiating Holders”) desire to effect a Tag-Along Transaction, the Initiating Holders (or a designated representative acting on their behalf) shall deliver written notice (a “Sale Notice”) to all other Members that own or hold Class A Units (each, a “Tag-Along Seller” and, collectively, the “Tag-Along Sellers”) and the Company, in accordance with Section 17.5, at least ten (10) Business Days prior to the consummation of such Tag-Along Transaction, offering the Tag-Along Sellers the opportunity to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (which terms and conditions shall be substantially the same as those terms and conditions (including at the same form of consideration and price) applicable to the Initiating Holders (except that if the Initiating Holders are given an option as to the form of consideration to be received in exchange for their Class A Units, each of the Tag-Along Sellers shall only need to be given the same option with respect to their Class A Units)); provided, however, that if the consideration to be paid in such Tag-Along Transaction consists, in whole or in part, of securities or any other non-cash consideration, then any Member that is not an Accredited Investor or any Member who does not, promptly following the request of the Initiating Holders or the Transferee in such Tag-Along Transaction (but in any event within three (3) Business Days after receipt of any such request), certify to the Initiating Holders and the Transferee in such Tag-Along Transaction that such Member is an Accredited Investor shall not be offered the opportunity to participate in such Tag-Along Transaction and shall not be deemed a Tag-Along Seller for purposes of such Tag-Along Transaction. The Sale Notice shall contain a general description of the material terms and conditions of the Tag-Along Transaction, including the total number of Class A Units proposed to be Transferred, the proposed amount and form of consideration for the Class A Units proposed to be Transferred and copies of any Tag-Along Transaction Documents that the Tag-Along Sellers will be required to execute and deliver in connection with such Tag-Along Transaction (to the extent such documents exist and are in substantially final form at the time such Sale Notice is delivered to the Tag-Along Sellers).

(b)    Each Tag-Along Seller may, by written notice (each, an “Acceptance Notice”) delivered to the Initiating Holders (or their designated representative) within five (5) Business Days after delivery of the Sale Notice to such Tag-Along Seller, elect to Transfer Class A Units in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice; provided, however, that if the proposed Transferee in the Tag-Along Transaction desires to purchase a number of Class A Units that is less than the aggregate number of Class A Units proposed to be Transferred by the Initiating Holders and all Tag-Along Sellers electing to Transfer Class A Units in the Tag-Along Transaction, then the Initiating Holders may elect to either (i) terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (ii) consummate such Tag-Along Transaction on the basis of such lesser number of Class A Units and, upon such election to consummate the Tag-Along Transaction, each Initiating Holder and each electing Tag-Along Seller shall be permitted to Transfer to such Transferee up to that number of Class A Units owned or held by such Initiating Holder or such Tag-Along Seller, as the case may be, equal to the product of (x) the total number of Class A Units to be acquired by the Transferee in the proposed Tag-Along Transaction and (y) such Initiating Holder’s or such Tag-Along Seller’s (as applicable) proportionate percentage of the issued and outstanding Class A Units collectively owned or held by the Initiating Holders and all electing Tag-Along Sellers; provided, further, that if at any time after delivery of a Sale Notice there is a change in the price or other material change in the terms or conditions of the proposed Tag-Along Transaction described in such Sale Notice, then the Initiating Holders shall deliver a revised Sale Notice to all Tag-Along Sellers indicating such revised price and/or other material change, and each Tag-Along Seller shall have an additional five (5) Business Days after delivery of the revised Sale Notice to indicate whether or not it elects to Transfer Class A Units in such Tag-Along Transaction, on the terms and conditions set forth in the revised Sale Notice (it being understood and agreed that if a Tag-Along Seller elected to Transfer Class A Units in such Tag-Along Transaction prior to the commencement of such additional five-Business Day period, then such election will remain in effect, unless such Tag-Along Seller revokes, amends or otherwise modifies such election in writing prior to the expiration of such additional five-Business Day period).

(c)    In connection with any Tag-Along Transaction in which any Tag-Along Seller elects to participate pursuant to this Section 9.4, each such Tag-Along Seller shall take all necessary or desirable actions reasonably requested by the Initiating Holders and/or the Transferee in such Tag-Along Transaction in connection with the consummation of such Tag-Along Transaction, including (A) executing and delivering the applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal, release or other agreements or documents governing or relating to such Tag-Along Transaction that the Initiating Holders or the Transferee in such Tag-Along Transaction may request (the “Tag-Along Transaction Documents”), and (B) if the Initiating Holders and the Tag-Along Sellers will receive any Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the Transferee or any other Person in connection with such Tag-Along Transaction, executing and delivering any applicable limited liability company agreement, stockholders agreement, partnership agreement, investor rights agreement, voting agreement or similar agreement which relates to the internal governance of such Transferee or such other Person and/or the rights or obligations of the owners of the Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in such Transferee or such other Person that Initiating Holders or the Transferee may request and which are executed and delivered by the Initiating Holders. In connection with any Tag-Along Transaction that complies with this Section 9.4, no Member (whether or not a Tag-Along Seller) shall (i) take any action that would reasonably be expected to impede or be prejudicial to such Tag-Along Transaction, (ii) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body or any other Member or any of their respective Affiliates (including any Initiating Holder and any of its Affiliates) in connection with such Tag-Along Transaction, or (iii) except as permitted under and pursuant to Article 18, disclose to any Person any information related to such Tag-Along Transaction (including the identity of the Transferee, the fact that discussions or negotiations are taking place concerning such Tag-Along Transaction, or any of the terms, conditions or other information with respect to such Tag-Along Transaction).

(d)    At the closing of any Tag-Along Transaction in which any Tag-Along Seller has elected to participate under this Section 9.4, such Tag-Along Seller shall deliver at such closing, against payment of the consideration therefor in accordance with the terms of the Tag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Transferee in such Tag-Along Transaction) representing its Class A Units to be Transferred, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Initiating Holders, the Transferee in such Tag-Along Transaction and/or the Company for the proper Transfer of such Class A Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens).

(e)    Each Initiating Holder and each Tag-Along Seller electing to participate in a Tag-Along Transaction under this Section 9.4 will bear its pro rata share (based upon the allocation among each such Member of the consideration payable in respect of Class A Units in the Tag-Along Transaction) of the costs and expenses of any such Tag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or the Transferee. Costs and expenses incurred by any such Member on its own behalf will not be considered costs of the Tag-Along Transaction and will be borne solely by such Member.

(f)    Subject to the provisions of this Section 9.4, the Initiating Holders shall have complete discretion over the terms and conditions of any Tag-Along Transaction, including price, payment terms, conditions to closing, timing of closing, representations, warranties, affirmative covenants, negative covenants, indemnification, releases, holdbacks and escrows. Neither the Company, any of its Subsidiaries nor any of the Initiating Holders shall have any liability if any Tag-Along Transaction is not consummated for any reason (including if the Initiating Holders elect to abandon such Tag-Along Transaction for any reason or for no reason).

(g)    The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag-Along Transaction and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag-Along Transaction. Pending the completion of any proposed Tag-Along Transaction, the Company shall use commercially reasonable efforts to operate the Company and its Subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag-Along Transaction Documents) and otherwise comply with the terms of the Tag-Along Transaction Documents to which it is a party.

(h)    If any Tag-Along Seller electing to participate in a Tag-Along Transaction materially breaches any of its obligations under this Section 9.4 in respect of such Tag-Along Transaction or any of its representations or obligations under any of the Tag-Along Transaction Documents, then, (i) at the option of the Initiating Holders, such Tag-Along Seller will not be permitted to participate in such Tag-Along Transaction and the Initiating Holders can proceed to close such Tag-Along Transaction excluding the sale of such Tag-Along Seller’s Class A Units therefrom and, (ii) at the option of the Initiating Holders, the number of Class A Units to be Transferred by the Initiating Holders and the Tag-Along Sellers (excluding the breaching Tag-Along Seller) shall be recalculated pursuant to clause (ii) of Section 9.4(b) excluding the breaching Tag-Along Seller from such calculation.

(i)    The Initiating Holders shall have the right for a period of ninety (90) days after the expiration of the latest five (5) Business Day period referred to in Section 9.4(b) to consummate the Tag-Along Transaction. In the event that the Initiating Holders have not consummated the Tag-Along Transaction within such ninety-day period, the Initiating Holders shall not thereafter consummate such Tag-Along Transaction unless the Initiating Holders again comply with the terms of this Section 9.4; provided, however, that if such Tag-Along Transaction is unable to be consummated within such ninety-day period as a result of antitrust or other regulatory delay, then such ninety-day period shall be extended on account of such delay as necessary to permit the Initiating Holders to effect such Tag-Along Transaction.

(j)    The exercise or non-exercise of the rights of any of the Members under this Section 9.4 to participate in one or more Tag-Along Transactions shall not adversely affect their rights to participate in subsequent Tag-Along Transactions subject to this Section 9.4.

(k)    In no event shall any Member have any rights under this Section 9.4 or otherwise with respect to a sale or other transfer by any other Member of any debt securities or other Indebtedness of the Company or any of its Subsidiaries.

9.5    Appointment of Purchaser Representative. If the Selling Members enter into any negotiation or transaction for which Rule 506 of Regulation D (or any similar rule then in effect) promulgated by the SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Dragged Member who is not an Accredited Investor shall, at the request of the Company or the Selling Members, appoint a “purchaser representative” (as such term is defined in Rule 501 of Regulation D) reasonably acceptable to the Company and the Selling Members in connection with such negotiation or transaction.

9.6    Preemptive Rights.

(a)    After the Effective Date, the Company shall not, and the Company shall not permit any of its Subsidiaries to, sell or issue to any Person (including any then-current Member) any (i) Equity Interests of the Company or any of its Subsidiaries, or (ii) options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests of the Company or any of its Subsidiaries (any such Equity Interests, options, warrants or securities, collectively, the “Additional Securities”) (other than pursuant to an Excluded Issuance), unless the Company or its applicable Subsidiary first submits written notice (a “Preemptive Rights Notice”) to each Member that owns or holds Class A Common Units identifying the material terms of the Additional Securities (including the price, number or amount and type of Additional Securities, and all other material terms thereof) and offers to each such Member (other than holders of Class B Units) that also demonstrates to the Company’s reasonable satisfaction that such Member is an Accredited Investor (any such Member, a “Preemptive Member” and, collectively, the “Preemptive Members”) the opportunity to purchase up to a portion of the Additional Securities (a “Pro Rata Portion”) on such terms and conditions set forth in the Preemptive Rights Notice. A Preemptive Member’s Pro Rata Portion shall be equal to the product of (1) the total number or amount of Additional Securities subject to the sale or issuance and (2) a fraction, (A) the numerator of which is the number of Class A Units then owned or held by such Preemptive Member, and (B) the denominator of which is the total number of Class A Units then owned or held by all Preemptive Members collectively.

(b)    The Company’s or its applicable Subsidiary’s offer to each Preemptive Member shall remain open for a period of thirty (30) days after the Preemptive Rights Notice is delivered to such Preemptive Member in accordance with Section 17.5. A Preemptive Member may accept such offer by delivering written notice of such acceptance to the Company prior to the expiration of such thirty (30) day period, which notice shall set forth the number or amount of such Additional Securities to be purchased by such Preemptive Member (which, in any event, shall not exceed the number or amount equal to such Preemptive Member’s Pro Rata Portion). If not all Preemptive Members subscribe for their full respective Pro Rata Portions, then the Company shall notify in writing the fully-subscribing Preemptive Members of such fact and shall offer, or cause its applicable Subsidiary to offer, such fully-subscribing Preemptive Members the right to acquire such unsubscribed Additional Securities on the terms set forth in the Preemptive Rights Notice. Each fully-subscribing Preemptive Member shall have the right to elect to purchase up to its pro rata share of such unsubscribed Additional Securities (in proportion to the Pro Rata Portions of all fully-subscribing Preemptive Members), by delivering written notice to the Company within two (2) Business Days from the date such offer from the Company or its applicable Subsidiary is delivered to such Preemptive Member. To the extent the procedure described in the preceding sentence does not result in the subscription of all unsubscribed Additional Securities, such procedure shall be repeated until there are no unsubscribed Additional Securities or until no Preemptive Member has elected to purchase additional unsubscribed Additional Securities. A Preemptive Member’s failure to respond to the Company by the expiration of such thirty (30) day period shall constitute a waiver of its rights under this Section 9.6 with respect to the purchase of Additional Securities, but shall not affect its rights with respect to any future issuances or sales of Additional Securities.

(c)    In the event that any Additional Securities are not subscribed for by the Preemptive Members in accordance with this Section 9.6, the Company or its applicable Subsidiary will have ninety (90) days after the expiration of the last period in which Preemptive Members are entitled to subscribe for Additional Securities to issue or sell the unsubscribed Additional Securities, at a price and upon other terms no more favorable to a purchaser of Additional Securities, in the aggregate, than those specified in the Preemptive Rights Notice delivered to the Preemptive Members pursuant to Section 9.6(a). Following the earlier to occur of (i) the date the Company or its applicable Subsidiary issues or sells all such unsubscribed Additional Securities and (ii) the date of the expiration of the ninety (90) day period referred to in the immediately preceding sentence, the Company or its applicable Subsidiary will not issue or sell any Additional Securities (other than pursuant to an Excluded Issuance) without first offering such Additional Securities to each of the Preemptive Members in the manner provided in this Section 9.6.

(d)    Notwithstanding anything to the contrary set forth herein, the Company may comply with its obligations under this Section 9.6 by first selling or issuing to (or causing its applicable Subsidiary to sell or issue to) one or more Persons (including any of the Preemptive Members and/or any of their respective Affiliates) (each, an “Accelerated Acquirer”) all or any portion of the Additional Securities contemplated to be issued or sold, and, promptly thereafter, offering to issue or sell to the Preemptive Members the number or amount of such Additional Securities the Preemptive Members would have been entitled to purchase pursuant to this Section 9.6 by applying Sections 9.6(a) and 9.6(b) as if the Company or its applicable Subsidiary had not first issued or sold all or the applicable portion of such Additional Securities to the Accelerated Acquirer but rather had offered to issue or sell all of such Additional Securities to all Preemptive Members at the same time in accordance with the terms of those Sections (and the determination of the number or amount of such Additional Securities to be offered to any Preemptive Member in accordance with this sentence shall take into account any such Additional Securities that were previously purchased by such Preemptive Member and/or any of its Affiliates if such Preemptive Member and/or any of its Affiliates is an Accelerated Acquirer). The Company or its applicable Subsidiary shall be permitted to pay the Accelerated Acquirer(s) a reasonable fee or premium (which may be nonrefundable) in connection with the issuance or sale of such Additional Securities to such Accelerated Acquirer(s), and it shall not be required that such fee or premium be shared with the Preemptive Members or taken into account in connection with the price to be paid by the Preemptive Members. In the event that any Preemptive Member purchases Additional Securities pursuant to any such offer referred to in the first sentence of this Section 9.6(d) and, as a result thereof, the Accelerated Acquirer(s) would not have been permitted to purchase all of the Additional Securities they had purchased if all of the Additional Securities contemplated to be issued or sold had instead been offered to all Preemptive Members at the same time in accordance with Sections 9.6(a) and 9.6(b), then the Accelerated Acquirer(s) shall sell or transfer to the Company or its applicable Subsidiary, for a price equal to the original cost thereof (plus any accrued and unpaid yield or interest thereon, if applicable, but without reducing such cost by any fee or premium received by the Accelerated Acquirer(s) in connection therewith), the excess number or amount of Additional Securities that had been acquired by the Accelerated Acquirer(s).

(e)    If the Company and/or any of its Subsidiaries desires to sell or issue (other than in an Excluded Issuance) (i) any Additional Securities and (ii) any indebtedness or debt securities of the Company or any of its Subsidiaries that do not otherwise constitute Additional Securities, and the items described in clauses (i) and (ii) are to be sold or issued together in unit increments (or in any other stapled or attached form), then such unit increments shall be deemed Additional Securities for purposes of this Section 9.6 and the provisions of this Section 9.6 shall apply to such unit increments.

9.7    Right of First Offer.

(a)    If at any time a Member (such Member, the “Offering Member”) wishes to effect a ROFO Transaction, such Offering Member shall first deliver written notice (a “ROFO Notice”) to the Company, in accordance with Section 17.5, of its desire to effect a ROFO Transaction. The ROFO Notice shall (i) contain a description of the material terms and conditions of the ROFO Transaction, including the number of Units proposed to be transferred (the “Offered Units”) and the purchase price (which purchase price must be exclusively in cash) (such material terms and conditions, collectively, the “Proposed Terms”), and (ii) offer the Company the right to acquire the Offered Units on the Proposed Terms in accordance with the terms of this Section 9.7.

(b)    For a period of ten (10) Business Days after delivery of the ROFO Notice to the Company (the “ROFO Period”), the Company shall have the right (the “Right of First Offer”) to elect by delivering written notice (a “Purchase Notice”) to the Offering Member to purchase, on the Proposed Terms, all, but not less than all, of the Offered Units; provided, however, that if the Company elects to provide Company Information to the Offering Member pursuant to Section 9.7(c) prior to the expiration of such 10-Business Day period, then the ROFO Period shall instead be deemed to commence on such date that, following the receipt by the Offering Member of such Company Information, either (i) the Offering Member have reaffirmed to the Company in writing its intention to Transfer the Offered Units or (ii) if the Offering Member has not made such reaffirmation, is three (3) Business Days after the Offering Member’s receipt of such Company Information. Any Company Information provided to an Offering Member pursuant to this Section 9.7(b) shall constitute “Board Information” under and for all purposes of this Agreement and shall be subject to the terms of Article 18. During the ROFO Period (but not after the end of the ROFO Period), any offer to purchase by the Company and the offer to sell by the Offering Member shall, in each case, be revocable.

(c)    During the 10-Business Day period referred to in Section 9.7(b), the Company shall have the right to provide the Offering Member with information with respect to the Units, the Company or its Subsidiaries that may constitute material non-public information or information that is not known to other Members and that may be material to a decision to the sale of the Offered Units by such Offering Member (“Company Information”). To exercise this right, the Company shall deliver a written notice to the Offering Member that the Company desires to provide such Offering Member with Company Information (but shall not provide such Offering Member with any details regarding such Company Information), which notice shall be delivered to such Offering Member prior to the expiration of such 10-Business Day period. If the Company delivers any such notice to the Offering Member, then either (i) such Offering Member shall agree in writing delivered to the Company to be provided with such Company Information or (ii) such Offering Member shall decline to receive such Company Information (it being understood and agreed that if such Offering Member does not agree in writing delivered to the Company to receive the Company Information within two (2) Business Days following such Offering Member’s receipt of written notice from the Company of its desire to provide such Offering Member with Company Information, then such Offering Member shall be deemed to have declined to receive such Company Information), in which case the offer to sell the Offered Units by such Offering Member shall be deemed to be revoked.

(d)    If the Company elects to purchase all, but not less than all, of the Offered Units, the closing for such purchase and sale shall take place within fifteen (15) Business Days after the expiration of the ROFO Period. Anything herein to the contrary notwithstanding, if the Company does not elect to exercise the Right of First Offer with respect to all Offered Units, then the Offering Member shall not have an obligation to sell any Offered Units to the Company.

(e)    At the closing of any purchase and sale of Offered Units under this Section 9.7, (i) the Offering Member shall deliver, against payment of the purchase price therefor, in accordance with the Proposed Terms, certificates or other documentation (or other evidence thereof reasonably acceptable to the Company) representing such Offered Units, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Company for the proper transfer of such Offered Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens), and (ii) the Company shall deliver to the Offering Members the purchase price for such Offered Units in accordance with the Proposed Terms.

(f)    In the event that the Company does not elect to exercise its Right of First Offer purchase rights under this Section 9.7 with respect to all of the Offered Units, then the Offering Members will have ninety (90) days after the expiration of the ROFO Period to sell or Transfer all (but not less than all) of the Offered Units not sold to the Company to a third party (subject to compliance with the terms set forth in this Agreement), at a purchase price in cash that is no lower than the purchase price specified in the ROFO Notice and upon other terms that are, in the aggregate, no more favorable to the third party than the Proposed Terms specified in the ROFO Notice. In the event the Offering Member has not sold all of such Offered Units within such ninety-day period, such Offering Member shall not thereafter sell or Transfer such Offered Units (other than in an Excluded ROFO Transfer) without first offering such Offered Units to the Company in the manner provided in this Section 9.7; provided, however, that if the ROFO Transaction with a third party is unable to be consummated within such ninety-day period as a result of antitrust or other regulatory delay, then such ninety-day period shall be extended on account of such delay as necessary to permit the Company to effect such ROFO Transaction.

ARTICLE 10
FISCAL YEAR; BOOKS OF ACCOUNT; REPORTS

10.1    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be established by the Board.

10.2    Books and Records. The books and records of the Company may be kept at such place or places as may be from time to time designated by the Board. The Company shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its Members and the Board (and any committee of the Board) and the names and places of residence of its officers.

10.3    Tax Election. The Company intends to be treated as an association taxable as a corporation for U.S. federal, state and local income tax purposes under Treasury Regulation section 301.7701-3 and under any corresponding provision of state or local law. Within seventy-five (75) days after its formation, the Company shall file an Entity Classification Election (IRS Form 8832) to be treated as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date the Certificate of Formation was filed, and any officer of the Company is authorized and empowered to make such election.

10.4    Required Records. To the fullest extent permitted under applicable law, each Member hereby waives its rights under Section 18-305(a) of the Act to obtain the information specified therein; provided, however, that to the extent that, notwithstanding such waiver, any such Member is entitled to receive such information, the receipt thereof shall be subject to all of the limitations set forth in Section 18-305 of the Act (including the right of the Managers to keep certain information confidential from the Members pursuant to Section 18-305(c) of the Act), and shall be limited to review of the Company’s general ledger and those financial statements derived from it; provided, further, that the review of such information shall be at the sole cost and expense of such Member, during regular business hours of the Company, upon reasonable advance notice, in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, and subject to such other standards as may be established by the Board from time to time. Except as expressly required by non-waivable provisions of applicable law and except as expressly set forth in Section 15.1, the Members shall have no rights to obtain, examine or inspect, or make copies or extracts of, any documents, materials or information relating to the Company or any of its Subsidiaries or any of their respective businesses, assets, operations, properties, financial and other conditions, prospects, or members, partners or shareholders.

10.5    Audits of Books and Accounts. The Company’s books and accounts shall be audited at such times and by such auditors as shall be specified and designated by vote or written consent of the Board.

ARTICLE 11
DISTRIBUTIONS

11.1    Distributions.

(a)    Subject to (i) the other terms of this Section 11.1, (ii) the terms of Section 11.2, and (iii) the then-existing agreements of the Company or its Subsidiaries relating to indebtedness or debt securities of the Company or any of its Subsidiaries, the Board may (but shall not be obligated to) cause the Company to make Distributions to the Members, at such times and in such amounts as the Board may determine in its sole discretion, and each Distribution shall be made to the Members that own or hold Class A Units and to the Members that own or hold Class B Units to the extent such Members owning or holding Class B Units are entitled to Distributions in respect of such Class B Units in accordance with this Agreement, the applicable Management Incentive Plan and/or any applicable Award Agreement (ratably among such Members based on their respective ownership, immediately prior to such Distribution, of the total number of issued and outstanding Class A Units and Class B Units entitled to Distributions in accordance with this Agreement, the applicable Management Incentive Plan and/or any applicable Award Agreement).

(b)    Anything in Sections 11.1(a) and 13.2 to the contrary notwithstanding, unless the Board otherwise approves, if any Member that owns or holds Class A Units shall not have (i) actually executed and delivered to the Company (A) a counterpart of this Agreement or a Joinder Agreement or (B) a completed AI Questionnaire as required pursuant to this Agreement, or (ii) provided the Company with such Member’s Member Beneficial Ownership Information as required pursuant to this Agreement or any representations, forms, certificates or other information required by Section 11.4, in any such case at or prior to the time of any payment by the Company of any Distribution on account of Class A Units, then (x) such Member shall not receive, or be entitled to receive, any such Distribution on account of such Member’s Class A Units until such Member executes and delivers or provides to the Company the applicable document(s) and/or information referred to in clause (i) or clause (ii) above, subject to the additional terms and provisions of this Section 11.1(b), and (y) the Company shall hold back any Distributions that, except for this Section 11.1(b), would otherwise have been paid or distributed to such Member in respect of such Member’s Class A Units. The Company shall not be required to pay any interest in respect of any cash, assets, property, securities or other amounts held back pursuant to the immediately preceding sentence. The Company shall be free to use all such cash, assets, property, securities and other amounts as it sees fit and the Company shall not be under any obligation to pay such cash, assets, property, securities or other amounts into an escrow account (or any similar arrangement). In the event that (I) any Member that owns or holds Class A Units is not paid or distributed a Distribution on account of such Member’s Class A Units as a result of this Section 11.1(b), and (II) such Member executes and delivers or provides the applicable document(s) and/or information referred to in clause (i) or clause (ii) above subsequent to the time at which such payment or distribution would have otherwise been made (but held back pursuant to this Section 11.1(b)), then, promptly following such execution and delivery or provision by such Member, the Company shall pay or distribute such Distribution to such Member; provided, however, that the obligation of the Company to pay or distribute any such Distribution to such Member shall (X) terminate upon the consummation of a Sale Transaction, (Y) be subject to any limitations or restrictions under the Act or other applicable law, and (Z) be subject to any limitations or restrictions under the then existing agreements of the Company or its Subsidiaries relating to indebtedness or debt securities of the Company or any of its Subsidiaries.

(c)    To the extent the Company makes a Distribution pursuant to Section 11.1(a) or Section 13.2(b) in the form of any assets, property or securities (other than cash), such Distribution shall be equal to the Fair Market Value of such of assets, property or securities for purposes of Section 11.1(a) or Section 13.2(b), as applicable.

(d)    Unless a different record date is established by the Board, any Distribution pursuant to or in accordance with this Section 11.1 shall be made to the Persons shown on the Register of Members as holders of Units entitled to such Distribution as of the date of such Distribution.

11.2    Limitations on Distributions. Notwithstanding any provision to the contrary in this Article 11, no Distribution shall be made if such Distribution would violate the Act or any other applicable law.

11.3    No Other Distributions. Except as set forth in this Article 11 or upon the dissolution and liquidation of the Company pursuant to, and subject to the terms and conditions of, Article 13, no Member shall have the right to demand or receive any Distribution or other return on capital in respect of its Units.

11.4    Withholding Tax. The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any federal, state, local or foreign taxing authority with respect to any distribution to such Member or otherwise with respect to such Member (including in connection with a distribution in kind or as a result of a failure to provide materials necessary to prevent withholding under this Section 11.4) and to withhold (or deduct) the same from distributions to such Member, including in connection with an audit of the Company. Any funds withheld by reason of this Section 11.4 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement and, to the extent such withholding has not offset a current distribution, shall reduce future distributions to which such Member is otherwise entitled pursuant to this Agreement. Each Member agrees to furnish the Company with any representations, forms, certificates or other information as shall be reasonably requested by the Company to assist the Company in determining the extent of, or in fulfilling or complying with, any withholding, reporting or compliance obligations the Company may have. The Company shall be entitled to withhold distributions from any Member that fails to provide the representations, forms, certificates and information referred to in the preceding sentence and to use such withheld distributions in order to satisfy any withholding obligations with respect to such Member.

ARTICLE 12
WITHDRAWALS; ACTION FOR PARTITION

12.1    Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or, subject to the terms of Section 9.3, cause the sale of any Company property; and, notwithstanding any provisions of applicable law to the contrary, each Member (and each of such Member’s legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

12.2    Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Act, but except as otherwise provided in this Agreement, each Member hereby covenants and agrees that such Member has entered into this Agreement based on its mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Company (other than upon the permitted Transfer of all of its Units, so long as such withdrawal does not result in a dissolution of the Company), (b) exercise any power under the Act to dissolve the Company, (c) petition for judicial dissolution of the Company, or (d) demand a return of such Member’s contributions to capital of the Company (or a bond or other security for the return of such contributions). Anything herein to the contrary notwithstanding, no Member shall be entitled to abandon or surrender such Member’s Units or other Interests.

ARTICLE 13
DISSOLUTION AND LIQUIDATION

13.1    Events Causing Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events:

(a)    notwithstanding anything in Section 18-801(a)(3) of the Act to the contrary, the affirmative vote or written consent of the Board and the Majority Members;

(b)    the entry of a final decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c)    at any time there are no Members of the Company, unless the Company is continued in accordance with the Act.

Except as otherwise set forth in this Section 13.1, the Company is intended to have perpetual existence. To the fullest extent permitted by law, any death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member (or the occurrence of any other event that terminates the continued membership of a Member in the Company) shall not, in and of itself, cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2    Liquidation and Winding Up. If the Company is dissolved pursuant to Section 13.1, the Company shall be liquidated and the Managers (or other Person or Persons designated by the Board or by a decree of court) shall wind up the affairs of the Company. The Managers or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a)    First, to the payment of (or establishing reserves to pay) all debts and liabilities of the Company (including any debts or liabilities owed to any Member) in the order of priority as provided by law; and

(b)    The balance, if any, to the Members in accordance with Section 11.1(a).

ARTICLE 14
AMENDMENTS

14.1    Amendments.

(a)    Any term, condition or provision of this Agreement may be amended, modified or waived from time to time if, and only if, such amendment, modification or waiver is in writing and signed, (x) in the case of an amendment or modification, by the Company and the Majority Members at the time of such amendment or modification, or (y) in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing sentence, in addition to the affirmative vote or written consent of the Company and the Majority Members, no amendment or modification of any term, condition or provision of this Agreement shall be made (whether by merger, consolidation or reorganization of the Company, except in connection with a Sale Transaction) relating to:

(i)    Section 6.2(a), Section  9.1, Section  9.3, Section  9.4, Section  9.6, Section  9.7, Article 15 or the definition of “Super-Majority Members” (including any of the defined terms used in any such Section, Article or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of the Super-Majority Members;

(ii)    Section 6.2(b)(i), Section  6.2(b)(ii), Section  6.2(b)(iii), Section  6.2(b)(iv), Section  6.2(g), Section  6.12, Section  6.14, the penultimate sentence of Section 6.15, Section 6.20 or the definitions of “Designating Group,” “Designating Member,” or “Designation Right” (including any of the defined terms used in any such Section, sentence or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of each Designating Group (it being understood that a Member shall only be entitled to vote on, or consent to, an amendment or modification of this Agreement pursuant to this clause (ii) if such Member has a Designation Right as of the time of such amendment or modification);

(iii)    Section 6.2(f) or Section  6.2(g) (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein), without the affirmative vote or written consent of the Majority Specified Members;

(iv)    the second sentence of Section 6.12(a) or the definition of “Q Investments Members” (including any of the defined terms used in such sentence or definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the Q Investments Members;

(v)    the definition of “HG Vora Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the HG Vora Members;

(vi)    the definition of “TCW Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the TCW Members;

(vii)    the definition of “Redwood Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the Redwood Members;

(viii)    Section 14.1(b)(i) (including any of the defined terms used in such Section, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of each Member that owns or holds Class A Units;

(ix)    any of clauses (i)-(viii) of this Section 14.1(a) without the prior written consent of the specific Member or Members, and/or the Member or Members that own or hold the requisite percentage of the Units, as applicable, that would be required to amend the underlying provision or definition of this Agreement to which such amendment or modification relates; provided, however, that no amendment or modification of this Section 14.1(a)(ix) shall be made without the affirmative vote or written consent of each Member that owns or holds Class A Units.

(b)    Anything in this Agreement to the contrary notwithstanding, (i) subject to clause (ii) of this Section 14.1(b), no amendment or modification of any provision of this Agreement (whether by merger, consolidation or reorganization of the Company, except in connection with a Sale Transaction) that would materially and adversely affect the rights or materially increase the obligations of any Member that owns or holds Units of any particular series or class (in its capacity as an owner or holder of Units of such series or class) set forth in this Agreement in a manner that is disproportionate in any material respect to the effect of such amendment or modification on the comparable rights and obligations of the other Members that own or hold Units of such series or class (in their capacity as owners or holders of Units of such series or class) set forth in this Agreement (without regard to any effect resulting from (A) the individual circumstances of any such Member or (B) the differences in the respective percentages of ownership of Units of the Members) shall be made without the affirmative vote or written consent of such affected Member; provided, however, that, for the avoidance of doubt, neither the authorization or creation of a new class or series of Units or other Equity Interests or equity-based securities of the Company (including any amendments or modifications to this Agreement to incorporate the terms, rights, preferences and privileges of such new class or series of Units or other Equity Interests or equity-based securities of the Company) nor the issuance of any additional Units or any other Equity Interests or equity-based securities of the Company (including any amendments or modifications to this Agreement to incorporate the terms of any such additional issuance), shall (in any such case) be deemed to adversely affect the rights or increase the obligations of any Member, and (ii) the Board is hereby authorized and empowered, acting alone and without further vote or action of any of the Members or any other Person, to amend or modify this Agreement (A) as provided in Section 5.2(b) hereof and (B) as may be required to give effect to the terms of a Management Incentive Plan or any Award Agreement, and each Member shall be deemed to have executed any such amendment to, or amendment and restatement of, this Agreement; provided, however, that if any such amendment or modification would otherwise require any vote or consent pursuant to any of clauses (i)-(ix) of Section 14.1(a) (other than immaterial amendments or modifications), then such vote or consent shall be obtained as a condition to any such amendment or modification.

(c)    Anything in this Section 14.1 or elsewhere in this Agreement to the contrary notwithstanding (except as contemplated in the proviso in the definition of “Majority Members”), the Members who own or hold Class B Units (in their capacity as such) shall have no right to vote on, or right to consent to, any amendment, modification or waiver of or to this Agreement.

ARTICLE 15
INFORMATION RIGHTS

15.1    Information Rights. Subject to the obligations of the Members under Article 18, the Company shall make available to each Member (other than Members that are Competitors or that own or hold Class B Units) the following information:

(a)    within [●]3 days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year, including a consolidated balance sheet and consolidated statements of income or operations, members’ equity and cash flows for such Fiscal Year, prepared in accordance with GAAP, together with the auditors’ report on such audited consolidated financial statements; and

(b)    within [●]4 after the end of each Fiscal Quarter in each of the Company’s first three (3) Fiscal Quarters in each Fiscal Year, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter, including a consolidated balance sheet and consolidated statements of income or operations and cash flows for such Fiscal Quarter, prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments;

3 Note to Draft: Timing to be consistent with timing for delivery of annual financial statements under Exit Term Loan Facility.

4 Note to Draft: Timing to be consistent with timing for delivery of quarterly financial statements under Exit Term Loan Facility.

provided, however, that if the Company does not produce consolidated financial statements required by this Section 15.1 at the Company level, but consolidated financial statements are produced at the level of one or more of its Subsidiaries that cover substantially the same information that would have been covered by consolidated financial statements of the Company and its Subsidiaries, then, in lieu of making available such consolidated financial statements of the Company and its Subsidiaries, the Company shall make available to each Member that owns or holds Units (other than Members that are Competitors or that own or hold Class B Units) the consolidated financial statements of its applicable Subsidiary or Subsidiaries, on the terms set forth in this Section 15.1.

15.2    Delivery of Information. The Company may make available the information described in Section 15.1 within the specified time periods, on a password-protected website that is only available to the Members (other than Members that are Competitors or that own or hold Class B Units) and any actual or prospective Transferees of Units (other than actual or prospective Transferees of Class B Units). The Company shall provide any password or other login information to the Members (other than Members that are Competitors or that own or hold Class B Units) and, upon request of any Member, any actual or prospective Transferees of Units (other than actual or prospective Transferees of Class B Units) so that any such Person shall be able to access such website.

As a condition to gaining access to the information posted on such website, each Person may be required to (a) “click through” certain confidentiality provisions or take other affirmative action pursuant to which such Person shall acknowledge its confidentiality obligations in respect of such information, (b) certify its status as a Member that owns or holds Class A Units or an actual or prospective bona fide Transferee of Class A Units, as applicable, and (c) in the case of any Person that is a Member, confirm and ratify that it is a party to, and bound by all of the terms and provisions of, this Agreement.

15.3    Termination of Information Rights. The requirements of this Article 15 shall cease to apply at such time as the Company becomes obligated to file reports under Section 13 or Section 15(d) of the Exchange Act or as a voluntary filer pursuant to contractual obligations or otherwise (so long as the Company makes such filings). Nothing in this Agreement shall require, or shall be deemed or construed to require, the Company to file reports under Section 13 or Section 15(d) of the Exchange Act.

ARTICLE 16
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

16.1    Representations and Warranties of the Members. Each Member (including each Person, if any, admitted as a Member after the Effective Date) hereby represents, warrants and acknowledges to the Company and to each other Member on the Effective Date (or the date on which such Member executes and delivers a Joinder Agreement) as follows:

(a)    Such Member (if such Member is an Entity) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to conduct its business as it is now being conducted and as proposed to be conducted.

(b)    Such Member has the full power, authority and legal right to execute, deliver and perform this Agreement, and, if such Member is an Entity, the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action of such Member. This Agreement constitutes such Member’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

(c)    Such Member is not subject to, or obligated under, any provision of (i) its organizational documents (if such Member is an Entity), (ii) any agreement, contract, arrangement or understanding, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree, in any such case that would be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of such Member’s assets (including its Units) would be created, by such Member’s execution, delivery and/or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)    No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any Governmental Authority or any other Person is necessary on such Member’s part for such Member’s execution, delivery and/or performance of this Agreement or the consummation of the transactions contemplated hereby, in any such case that has not previously been obtained by such Member.

(e)    No Person has or will have, as a result of any act or omission by such Member, any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with any of the transactions contemplated by this Agreement.

(f)    Neither such Member nor any of its Affiliates (other than Related Funds) is, nor will the Company as a result of such Member holding an Interest be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

(g)    Except as expressly set forth in this Agreement, neither the Company, any Manager, any Observer nor any other Member shall have any duty or responsibility to provide such Member with any documents, materials or other information concerning the business, operations, assets, properties, financial and other conditions, or prospects of the Company or any of its Subsidiaries which may come into the possession of the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, employees, agents, other representatives or Affiliates.

(h)    Except as expressly set forth in this Section 16.1, neither the Company, any Manager, any Observer, any other Member nor any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates has made any representations or warranties to such Member regarding the business, assets, operations, properties, financial and other conditions, or prospects of the Company or any of its Subsidiaries, or otherwise, and no act by the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any such representation or warranty by the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates.

(i)    The Units acquired by such Member have been, or are being, acquired by such Member for its own account and not with a view to the sale or distribution of any part thereof (or any fractional or beneficial interest therein), and such Member has no present intention of selling, granting any participation in, or otherwise distributing any of the Units (or any fractional or beneficial interest therein). Such Member does not have any contract, agreement or understanding with any Person to sell or Transfer any of the Units (or any fractional or beneficial interest therein), or grant any participation in any of the Units (or any fractional or beneficial interest therein), to such Person.

(j)    (i) Such Member must bear the economic risk of such Member’s investment in the Units acquired by such Member indefinitely unless the disposition of such Units is registered or qualified under the Securities Act and applicable state securities laws or an exemption from such registration or qualification is available, and that the Company has no obligation or intention of so registering or qualifying such Units, (ii) there is no assurance that any exemption from the Securities Act or applicable state securities laws will be available, or, if available, that such exemption will allow such Member to dispose of or otherwise Transfer any or all of such Member’s Units in the amounts or at the times such Member might desire and (iii) the Company is not presently under any obligation to register the Units under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 under the Securities Act and that it may never be required to do so.

(k)    Such Member: (i) is an Accredited Investor, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Units acquired by such Member, (iii) has received all of the information about the Company and its Subsidiaries that it has requested and considers necessary or appropriate for deciding whether to acquire the Units acquired by such Member, (iv) is acquiring Units based upon such Member’s own investigation, and the exercise by such Member of such Member’s rights and the performance of such Member’s obligations under this Agreement will be based upon such Member’s own investigation, analysis and expertise, (v) has the ability to bear the economic risks inherent in its investment of the Units acquired by such Member, (vi) is able, without materially impairing its financial condition, to hold the Units acquired by such Member for an indefinite period of time and to suffer a complete loss of its investment, and (vii) understands and has fully considered for purposes of its investment in the Units acquired by such Member the risks of this investment and understands that: (A) the Units represent an extremely speculative investment that involves a high degree of risk of loss, (B) it may not be possible for such Member to liquidate its investment in any of the Units because of substantial restrictions on the transferability of the Units, (C) no public market exists for the Units, and no representation has been made to such Member that any such public market will exist in the future, and (D) there have been no representations as to the possible future value, if any, of any of the Units.

16.2    Survival of Representations and Warranties. Each of the representations, warranties and acknowledgements of each Member in Section 16.1 shall survive the Effective Date (or the date on which such Member executes and delivers a Joinder Agreement).

ARTICLE 17
MISCELLANEOUS

17.1    Entire Agreement. This Agreement (including the exhibits and schedules to this Agreement) amends and restates the Initial LLC Agreement in its entirety and contains the entire understanding among the Members and the Company with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement among the Members and the Company.

17.2    Counterparts. For the convenience of the parties hereto, this Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of this Agreement by portable document format (PDF) or other electronic transmission will be effective as delivery of a manually executed counterpart of this Agreement.

17.3    Severability. If any provision hereof would be invalid or unenforceable in any respect under applicable law, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and if any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

17.4    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns.

17.5    Notices. All notices, requests, waivers, document deliveries and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given, sent, provided, delivered or received (a) when personally delivered to the party to be notified, (b) when sent by electronic mail (“e‑mail”) to the party to be notified, (c) three (3) Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified, or (d) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any Member, to such Member at its address or e-mail address set forth in the Register of Members and (ii) in the case of the Company, to the Company at the Principal Office, Attention: [●] ([●]) (or to another officer of the Company that is required to be provided with such notice, request, waiver, document or other communication pursuant to the terms of this Agreement). A party may change its address or e-mail address for purposes of notice hereunder by (x) in the case of the Company, giving notice of such change to all of the Members in the manner provided in this Section 17.5 and (y) in the case of any Member, giving notice of such change to the Company in the manner provided in this Section 17.5.

17.6    Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.7    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. EACH OF THE COMPANY AND EACH MEMBER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, OF ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE COMPANY OR ANY MEMBER WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT ONLY IN SUCH COURTS. EACH OF THE COMPANY AND EACH MEMBER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE COMPANY AND EACH MEMBER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS SPECIFIED IN SECTION 17.5, OR IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND EACH MEMBER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

17.8    No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its legal representatives, heirs, administrators, executors, successors and permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person other than (x) the Covered Persons (solely with respect to Sections 8.1 and 8.2), (y) the Identified Persons (solely with respect to Section 8.5), and (z) to the extent not already a party hereto, each Affiliate of any of the Members for purposes of Section 8.6.

17.9    Binding Effect. By virtue of the Plan of Reorganization and the order of the Bankruptcy Court that confirmed the Plan of Reorganization, on the Effective Date, without any further action on the part of, or notice to, any Person, each of the Persons that received Existing Common Units became a party to this Agreement as a “Member” hereunder, became fully bound by, and subject to, all of the covenants, terms, conditions and provisions of this Agreement as a “Member” party hereto, and is deemed to have signed this Agreement. This Agreement shall apply to, and be binding upon, all holders of Units and Interests, whether or not such holder has executed a counterpart of this Agreement or a Joinder Agreement, and shall also apply to all Units and Interests no matter when acquired, and by acceptance of Units or Interests each holder agrees to be so bound. This Agreement shall become effective on the Effective Date.

17.10    Additional Actions and Documents. The parties agree to execute and deliver any further instruments and perform any additional acts that are or may become reasonably necessary to carry on the Company or to effectuate its purposes.

17.11    Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, a non-breaching party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such non-breaching party shall, therefore, be entitled to injunctive relief, specific performance or other equitable remedies to enforce such obligations, this being in addition to any other remedy to which such Person is entitled at law or in equity. Each of the parties hereto hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. Each of the parties hereto hereby agrees not to assert that specific performance, injunctive relief and other equitable remedies are unenforceable, invalid, contrary to law or inequitable or violate public policy for any reason. The right of specific performance, injunctive relief and other equitable remedies is an integral part of the transactions contemplated by this Agreement.

17.12    Assignment. No rights, interests or obligations of any Member herein may be assigned without the prior approval of the Board and the Majority Members, except assignments to Transferees of Units in connection with Transfers of Units that strictly comply with Article 9; provided, however, that (a) the Designation Right of a Designating Group shall not be assignable, (b) the rights of each Designating Group under Section 6.20 shall not be assignable and (c) the rights of each Preemptive Member under Section 9.6 shall not be assignable except to any Person that is an Affiliate of such Preemptive Member and an Accredited Investor at the time of such assignment (and any such assignment may be made in connection with, or not in connection with, a Transfer of Units to such Person); provided, that the assignment of such rights under Section 9.6 to any such Person that is not then a Member shall only be permitted if the conditions set forth in Section 4.2(b) are satisfied in connection with the related purchase of Additional Securities by such Person.

17.13    Redaction. Anything herein to the contrary notwithstanding, any copy of the Register of Members that is provided to a Member that holds Class B Units shall be redacted to remove all information relating to each other Member, including the class or series and number of Units held by each other Member (and, if applicable, any hurdles, participation thresholds, vesting schedules, forfeiture provisions or other terms and conditions applicable thereto), and the Members that hold Class B Units shall not be entitled to such information.

17.14    Spousal Consent. Unless waived by the Company, each married Member, and each Member who, subsequent to the Effective Date, marries or remarries, will concurrently with his or her execution hereof, or the consummation of such marriage, as applicable, deliver to the Company the written consent of his or her spouse in a form that is acceptable to the Company in its sole discretion; provided, however, that the failure of any such Member to do so will not affect the validity or enforceability of this Agreement.

17.15    Financial Crimes Matters. The Company shall conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

17.16    Termination. This Agreement shall terminate automatically upon the occurrence of an IPO and, to the extent applicable, (a) the entry into of a stockholders agreement pursuant to, and as described in, Section 19.2 by the Reorganized Issuer and the Members, and/or (b) the entry into of registration rights agreement pursuant to, and as described in, Section 19.3 by the Company or the Reorganized Issuer, as applicable, and the Members; provided, however, that (i) any liability of any current or former Member for any breach of this Agreement prior to such termination shall survive any such termination, and (ii) the terms and provisions of the following Sections and Articles of this Agreement shall survive any such termination: Section 4.4(b), Section 4.5, Article 8 (other than Section 8.7), Section 17.7, Article 18 and Article 19.

ARTICLE 18
CONFIDENTIALITY

18.1    Confidentiality. Each Member hereby agrees that, during the period commencing on the Effective Date (or, with respect to any Member that becomes a party hereto after the Effective Date, the date any such Member executes and delivers a Joinder Agreement) and, in the case of Member that own or hold Class A Units, ending on the first anniversary of the date on which such Member no longer beneficially owns or holds any Units, or, in the case of Members that own or hold Class B Units, and at all times thereafter (such period, the “Confidentiality Period”), such Member will keep strictly confidential and will not disclose or divulge to any other Person (other than as permitted by Section 18.2) any (a) confidential, business, financial or proprietary information regarding the Company or any of its Subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any other Member in respect of the Company or any of its Subsidiaries (in any such case, whether in written, oral or electronic form), that is obtained by, or on behalf of, such Member from the Company or any of its Subsidiaries (including, for all purposes of this Article 18, any such information obtained by such Member from any Manager or Observer), from the Company’s or any such Subsidiary’s legal or financial advisors or any other agents or advisors engaged by the Company or any of its Subsidiaries, from any other Member, or through the ownership of Interests, and (b) notes, analyses, compilations, studies, interpretations or other documents prepared by such Member or any of its Representatives which contain, reflect or are based upon the information referred to in clause (a) above (collectively, “Confidential Information”). Confidential Information shall not include information which (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 18.1 by a Member or any of its Representatives), (ii) is or becomes available to a Member on a non-confidential basis from a source other than the Company, any other Member or any of their respective Affiliates or Representatives (provided, that such Member is not aware that such source is under an obligation to keep such information confidential) or (iii) is independently developed by such Member or its Representatives without reference to the Confidential Information.

18.2    Permitted Disclosure of Confidential Information.

(a)    Notwithstanding Section 18.1, Confidential Information may be disclosed as follows:

(i)    Confidential Information may be provided by a Member, on a confidential basis, to such Member’s Affiliates and the respective managers, officers, directors, employees, partners, investors, members, representatives, attorneys, accountants, auditors, trustees, insurers, other professional advisors and financing sources of such Member and such Member’s Affiliates (together with such Member’s Affiliates, collectively, “Representatives”), to the extent reasonably necessary in connection with such Member’s investment in the Company; provided, however, that such Member shall direct its Representatives to comply with the restrictions in this Article 18 as if such Representatives were a party hereto and bound by such restrictions, and such Member shall be responsible for ensuring that its Representatives comply with such restrictions and shall be responsible and liable for any breach of any such restrictions by any of its Representatives.

(ii)    Confidential Information may be provided by a Member (other than any Member that owns or holds Class B Units), on a confidential basis, to an actual or potential bona fide Transferee of all or a portion of the Units owned or held by such Member, to the extent reasonably necessary to consummate a sale or other Transfer of such Units permitted under this Agreement; provided, however, that (x) prior to such Member’s delivery of Confidential Information to an actual or potential bona fide Transferee of Units pursuant to this clause (ii), such actual or potential bona fide Transferee shall have executed and delivered to such Member and the Company a Transferee confidentiality agreement substantially in the form attached hereto as Exhibit C, (y) in no event shall Confidential Information be provided to any Competitor and (z) in no event shall Board Information be provided to any such actual or prospective bona fide Transferee unless otherwise approved in advance in writing by the Company.

(iii)    In the event that a Member or any of its Representatives determines, in good faith upon the advice of counsel (including internal counsel), that disclosure of Confidential Information is required under applicable law or regulation, or by any Governmental Authority having jurisdiction over such Member or such Representative, such Member or such Representative will (x) use commercially reasonable efforts to preserve the confidentiality of the Confidential Information sought to be disclosed; and (y) to the extent legally permitted, promptly provide the Company with written notice so that the Company may seek (at the Company’s expense) an appropriate protective order or other remedy and/or waive compliance with this Agreement and, if requested by the Company, assist the Company (at the Company’s expense) to seek such a protective order or other remedy. Provided that such notice (to the extent legally permitted) is furnished, if, in the absence of a protective order or other remedy, such Member or any applicable Representative is, in the opinion of its counsel, legally compelled to disclose Confidential Information, such Member or such Representative may disclose pursuant to this Section 18.2(a)(iii) only that portion of such Confidential Information, and only to those parties, that such counsel has advised is compelled or required to be disclosed, without liability under this Agreement. In addition, any Member and any applicable Representative shall be entitled to share Confidential Information with Governmental Authorities in connection with routine regulatory audits and examinations that are conducted by such Governmental Authorities of such Member or any of its Affiliates, in each case, without providing the Company with notice of such sharing or disclosure.

(iv)    With the prior consent of the Company, any Member may provide Confidential Information of the Company (but not Confidential Information of any other Member in respect of the Company or any of its Subsidiaries) to any Person in connection with a potential Sale Transaction with such Person; provided that such Person has an obligation to the Company to keep such Confidential Information confidential.

(v)    Any Member that is an employee, consultant or other service provider of the Company or any of its Subsidiaries may disclose Confidential Information in the performance of such employment duties or services to the extent authorized by the Company’s policies in respect thereof.

(b)    Termination. All the rights and obligations of a Member set forth in this Article 18 shall terminate automatically upon the expiration of the Confidentiality Period applicable to such Member; provided, however, that no such termination shall relieve any Member from any liability relating to any breach of this Article 18.

ARTICLE 19
IPO

19.1    IPO Approval. Subject to Section 9.3, the Company shall not initiate or undertake an IPO or effect a Corporate Conversion in connection therewith without the prior approval or written consent of the Board. The parties hereto agree that any IPO may be effected at the Company level or at a Subsidiary or parent Entity of the Company or by or through a successor Entity or effected through another form of recapitalization, reorganization, and/or exchange of the Units (as determined by the Board), and that in the event of a planned IPO, the Company shall convert all (or the appropriate portion) of the Units then held by any Members into an economically equivalent number of shares of the common stock of the Company or its applicable Subsidiary, parent Entity or successor Entity effecting such IPO. If an IPO has been approved in accordance with this Section 19.1, or otherwise approved pursuant to Section 9.3, each Member hereby consents to such IPO and shall vote for (to the extent it has any voting right) and raise no objections against such IPO, and each Member shall take all reasonable actions in connection with the consummation of such IPO as requested by the Company.

19.2    Required Actions. In connection with an IPO, subject to the requisite approval set forth in Section 19.1, the Board may either (a) cause the Company to contribute all or substantially all of its assets to a corporation in a transaction qualified under Code Section 351(a), and thereupon liquidate and dissolve the Company, (b) elect to have all Members contribute their Units to a corporation, in a transaction qualifying under Code Section 351(a), as long as the Fair Market Value of the shares of the corporation received by all Members, as determined by the Board, is equal to the Fair Market Value of the Units Transferred, as reasonably determined by the Board, (c) cause the Company to distribute some or all of the shares of capital stock of one or more Subsidiaries of the Company to the Members, (d) cause the Company to transfer its assets, liabilities and operations to a corporation in exchange for any combination of cash, debt or capital stock in such corporation, (e) cause a corporation to be admitted as a Member of the Company, with such corporation purchasing interests in the Company from the Company or Members (as determined by the Board) with the proceeds of a public offering of the corporation’s stock, or (f) otherwise cause the Company to convert into a corporation, by way of merger, consolidation or otherwise. Each Member hereby consents to such actions and shall vote for (to the extent it has any voting right) and raise no objections against such actions, and each Member shall, at the request of the Board, take all actions reasonably necessary or desirable to effect such actions (including whether by conversion into a corporation, merger or consolidation into a corporation, recapitalization or reorganization, sale of securities, or otherwise), giving effect to the same economic (other than any tax effects resulting therefrom), voting and corporate governance provisions contained herein (any such transaction contemplated by this Section 19.2, a “Corporate Conversion”). In connection with such Corporate Conversion, at the request of the Board, each Member hereby agrees to enter into a stockholders agreement (or equivalent) with the corporate successor (the “Reorganized Issuer”) and each other Member which contains restrictions on the Transfer of such capital stock and other provisions (including with respect to the governance and control of such Reorganized Issuer) in form and substance (including with respect to the termination thereof) similar to the provisions and restrictions set forth herein to the extent reasonably requested by the Board. Further, each Member shall (solely in its capacity as such) execute and deliver any documents and instruments and perform any additional acts that may be reasonably necessary or appropriate, as determined by the Board, to effectuate and perform any such IPO or Corporate Conversion.

19.3    Registration Rights Agreement. In connection with (but prior to the consummation of) an IPO, the Company or any Reorganized Issuer, as applicable, shall enter into a registration rights agreement with, or for the benefit of, each Member, in form and substance reasonably satisfactory to the Majority Members, with respect to the registration of its common equity securities (“Company Securities”) following the consummation of an IPO; provided, that such registration rights agreement shall provide that (a) any Member or group of Members party to such registration rights agreement (any such holder, a “Registered Holder”) that own or hold at least ten percent (10.0%) of all of the Company Securities that are issued and outstanding at the time of any such request may request that the Company or such Reorganized Issuer, as applicable, effect the registration under the Securities Act of a specified number of “Registrable Securities” (as customarily defined) held by such Registered Holder(s); provided, that, subject to certain customary exceptions to be included in such registration rights agreement, the Company or such Reorganized Issuer, as applicable, will not be required to effect any such demand right more than three times, and (b) the Registered Holders shall be entitled to reasonable and customary piggyback registration rights.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned are a party to, bound by and subject to, and shall be deemed to have signed this Agreement as of the Effective Date.

COMPANY: MODIVCARE TOPCO, LLC

By:
Name: Title:

[Signature Page to Amended and Restated LLC Agreement]

MEMBERS: [●]

By:
Name:
Title:

[Signature Page to Amended and Restated LLC Agreement]

Schedule A

Specified Members

1.	Q Global Advisors, LLC

2.	HG Vora Capital Management, LLC

3.	TCW Investment Management Company LLC, Metropolitan West Asset Management, LLC or TCW Asset Management Company LLC

4.	Redwood Capital Management, LLC

5.	Brigade Capital Management, LP

Schedule A

Schedule B

Actions Requiring Approval of the Board and the Majority Members

1.	Merge with, or consolidate into, another Entity (including an “other business entity” as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor.

2.	Sell, lease or exchange all or substantially all of the consolidated assets of the Company, including its goodwill.

3.	Convert to a corporation, a statutory trust, a business trust, an association, a real estate investment trust, a common-law trust or any other incorporated or unincorporated business or Entity.

4.	Divide into two or more Entities.

5.	Transfer to or domesticate or continue in any jurisdiction other than the State of Delaware.

6.	Dissolve, wind up its affairs or liquidate.

Schedule B

Schedule C

Officers

Name	Title

Schedule C

Exhibit A

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

Reference is hereby made to that certain Amended and Restated Limited Liability Company Agreement of ModivCare Topco, LLC (the “Company”), dated as of [●] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LLC Agreement”), by and among the Company and the members of the Company from time to time party thereto. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

This Accredited Investor Questionnaire is being completed, executed and delivered by the undersigned pursuant to (a) Section 4.2(b) of the LLC Agreement in connection with the issuance of Units to the undersigned, (b) Section 4.6 of the LLC Agreement as required by, or in response to a request made by the Company to the undersigned pursuant to, Section 4.6 of the LLC Agreement, or (c) Section 9.1(c) of the LLC Agreement in connection with a Transfer of Units to the undersigned.

For purposes of this Accredited Investor Questionnaire, the term “Accredited Investor” (pursuant to clause (a) of Rule 501 promulgated under the Securities Act) means any Person who comes within any of the following categories:

(1)

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Investment Company Act of 1940; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

Exhibit A

(3)

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)

Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000 (provided, for purposes of calculating net worth under this paragraph (5), that (A) the person’s primary residence shall not be included as an asset, (B) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability) and (C) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability);

(6)

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act;

(8)	Any entity in which all of the equity owners are Accredited Investors;

(9)	Any entity, of a type not listed in paragraph (1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10)

Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(11)

Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

Exhibit A

(12)

Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13)

Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in paragraph (12) above and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) above.

The undersigned hereby certifies to the Company that, as of the date of this Accredited Investor Questionnaire, the undersigned is an Accredited Investor under the following category set forth above (e.g., (1) through (13) of the definition of “Accredited Investor” above): __________.

[Remainder of Page Intentionally Left Blank]

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire on the date set forth above.

[ ]

By:
Name: Title:

Exhibit A

Exhibit B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [●], is executed by the undersigned pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of ModivCare Topco, LLC (the “Company”), dated as of [●] (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LLC Agreement”), by and among the Company and the members of the Company from time to time party thereto. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

(1)

Acknowledgements. The undersigned hereby acknowledges and agrees that (a) it has received and reviewed a complete copy of the LLC Agreement, (b) by executing and delivering this Joinder Agreement, it is agreeing to become a party to the LLC Agreement as a “Member” thereunder and shall be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the LLC Agreement as a “Member” party thereto, (c) it has had sufficient time to consider the LLC Agreement and to consult with an attorney if it wished to do so, or to consult with any other Person of its choosing, before signing this Joinder Agreement and (d) it has willingly executed and delivered this Joinder Agreement with full understanding of the legal and financial consequences of this Joinder Agreement and the LLC Agreement.

(2)

Agreements. The undersigned hereby agrees that, upon execution and delivery to the Company of this Joinder Agreement, the undersigned (a) shall become a party to the LLC Agreement as a “Member” thereunder and shall be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the LLC Agreement as a “Member” party thereto, and (b) makes the representations, warranties and acknowledgments set forth in Section 16.1 of the LLC Agreement to the Company and to each other Member as of the date of this Joinder Agreement.

(3)	Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

(4)

Counterparts. This Joinder Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of this Joinder Agreement by portable document format (PDF) or other electronic transmission will be effective as delivery of a manually executed counterpart of this Joinder Agreement.

(5)	Headings. The headings of the various sections of this Joinder Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Joinder Agreement.

(6)	Register of Members. For purposes of the Register of Members, the undersigned’s address and e-mail address are as follows:

Exhibit B

Address:

E-mail Address:

[__________]

Date:	______________________________________ By:

Title:

Exhibit B

Exhibit C

FORM OF TRANSFEREE CONFIDENTIALITY AGREEMENT

[NAME OF POTENTIAL TRANSFEREE]

[ADDRESS]

Attention:

Re:                   Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible transaction (the “Transaction”) involving the sale or transfer of limited liability company interests of ModivCare Topco, LLC (the “Company”) owned, held or controlled by [INSERT NAME OF TRANSFEROR] (the “Transferor”) to [INSERT NAME OF POTENTIAL TRANSFEREE] (the “Potential Transferee”), the Transferor is prepared to make available to the Potential Transferee certain Confidential Information (as defined below). As a condition to such Confidential Information being furnished to the Potential Transferee, the Potential Transferee hereby agrees that it will comply with the following terms of this letter agreement (this “Confidentiality Agreement”):

1.         Confidential Information. (a) “Confidential Information” means any (x) confidential, business, financial or proprietary information regarding the Company or any of its subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any member of the Company in respect of the Company or any of its subsidiaries (in any such case, whether in written, oral or electronic form), that has been obtained by, or on behalf of, the Potential Transferee or any of its Representatives from the Company or any of its subsidiaries, from the Transferor, or from any of their respective Representatives and (y) notes, analyses, compilations, studies, interpretations or other documents prepared by the Potential Transferee or any of its managers, officers, directors, employees, partners, investors, members, representatives, attorneys, accountants, auditors, trustees, insurers, other professional advisors and financing sources (collectively, “Representatives”), which contain, reflect or are based upon the information referred to in clause (x) above. Confidential Information shall not include information which (A) is known or becomes known to the public in general (other than as a result of a breach of the confidentiality obligations hereunder or otherwise by the Transferor, the Potential Transferee or any of their respective Representatives), (B) is or becomes available to the Potential Transferee on a non-confidential basis from a source other than the Company or any of its subsidiaries, the Transferor or any of their respective Representatives (provided, that the Potential Transferee is not aware that such source is under an obligation to keep such Confidential Information confidential) or (C) is independently developed by the Potential Transferee or any of its Representatives without reference to the Confidential Information.

(b) The Potential Transferee recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company, the Transferor and any other member of the Company if any Confidential Information is disclosed to a third party, and hereby agrees that it will keep strictly confidential and will not disclose, divulge or use for any purpose, other than to evaluate the Transaction, any of the Confidential Information; provided, however, that any of the Confidential Information may be disclosed, on a confidential basis, to any of the Potential Transferee’s Representatives that need to know such information for the purpose of evaluating the Transaction. The Potential Transferee shall cause its Representatives to comply, and the Potential Transferee shall be responsible for ensuring that its Representatives comply, with the restrictions set forth in this Confidentiality Agreement as if such Representatives were a party hereto and bound by such restrictions, and shall be responsible and liable for any breach of any such restrictions by any of its Representatives.

Exhibit C

2.         Disclosure of Confidential Information. In the event that the Potential Transferee or any of its Representatives determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or is required by governmental or by regulatory authorities having jurisdiction over the Potential Transferee or such Representative, the Potential Transferee or such Representative will, to the extent legally permitted and practicable under the circumstances, promptly provide the Transferor and the Company with written notice so that they may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Confidentiality Agreement and, if requested by the Transferor or the Company, assist the Transferor or the Company to seek such a protective order or other remedy. Provided that such foregoing notice (to the extent legally permitted and practicable under the circumstances) is furnished, if, in the absence of a protective order or other remedy, the Potential Transferee or any of its applicable Representatives is, in the opinion of its counsel, required to disclose Confidential Information, the Potential Transferee or such Representative may disclose pursuant to this Section 2 only that portion of such Confidential Information, and only to those parties, that such counsel has advised is required to be disclosed, without liability under this Confidentiality Agreement.

3.         Return and Destruction of Confidential Information. In the event that the Potential Transferee decides not to proceed with the Transaction, the Potential Transferee will promptly inform the Transferor of that decision. In that case, or at any time upon the request of the Transferor for any reason, the Potential Transferee will, as directed by the Transferor, promptly deliver to the Transferor or the Company all Confidential Information (and any copies thereof). Upon the Transferor’s request, the Potential Transferee shall provide the Transferor with prompt written confirmation of the Potential Transferee’s compliance with this Section 3. Notwithstanding the return or destruction of the Confidential Information, the Potential Transferee and its Representatives shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder.

4.         No Representations or Warranties. The Potential Transferee understands, acknowledges and agrees that neither the Company nor any of its subsidiaries, the Transferor nor any other member of the Company makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and neither the Company nor any of its subsidiaries, the Transferor nor any other member of the Company shall have any liability to the Potential Transferee or to any of its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

Exhibit C

5.         Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered by the Company and the Transferor if the Potential Transferee fails to comply with any of the obligations imposed on it by this Confidentiality Agreement and that in the event of any such failure, the Transferor and the Company will be irreparably damaged and will not have an adequate remedy at law. The Transferor and the Company shall, therefore, be entitled to injunctive relief, specific performance or other equitable remedies to enforce such obligations, this being in addition to any other remedy to which either the Transferor or the Company is entitled at law or in equity. The Potential Transferee hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. The Potential Transferee hereby agrees not to assert that specific performance, injunctive relief and other equitable remedies are unenforceable, violate public policy, invalid, contrary to law or inequitable for any reason. The right of specific performance, injunctive relief and other equitable remedies is an integral part of the transactions contemplated by this Confidentiality Agreement.

6.         Governing Law. THIS CONFIDENTIALITY AGREEMENT AND ANY CONFLICTS ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE TRANSFEROR OR THE POTENTIAL TRANSFEREE WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS CONFIDENTIALITY AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT ONLY IN SUCH COURTS. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SPECIFIED BELOW, OR IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

7.         Term. This Confidentiality Agreement will terminate on the earlier of (a) two (2) years from the date hereof and (b) the Potential Transferee executing a Joinder Agreement to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of [●], among the Company and its members, as amended, supplemented, amended and restated or otherwise modified from time to time; provided, however, that no such termination of this Confidentiality Agreement shall relieve the Potential Transferee from any liability relating to any breach of this Confidentiality Agreement.

Exhibit C

8.         Notices. All notices, requests, waivers and other communications made pursuant to this Confidentiality Agreement shall be in writing and shall be deemed to have been effectively given, delivered, provided or received (a) when personally delivered to the party to be notified; (b) when sent by electronic mail (“e-mail”) to the party to be notified; (c) three (3) business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows:

to the Transferor, at: [ ]

to the Potential Transferee, at: [ ]

A party may change its address or e-mail address for purposes of notice hereunder by giving notice of such change to the other party in the manner provided in this Section 8.

9.         Miscellaneous. This Confidentiality Agreement contains the entire agreement between the Transferor and the Potential Transferee regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Transferor and the Potential Transferee regarding such subject matter. It is understood and agreed that no failure or delay by the Transferor or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No provision in this Confidentiality Agreement can be waived or amended except by written consent of the Transferor, the Potential Transferee and the Company, which consent shall specifically refer to the provision to be waived or amended and shall explicitly make such waiver or amendment. This Confidentiality Agreement may be signed by electronic transmission and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. If any provision of this Confidentiality Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Confidentiality Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. The provisions of this Confidentiality Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns. The Potential Transferee may not assign this Confidentiality Agreement without the prior written consent of the Transferor and the Company. The Potential Transferee agrees and acknowledges that the Company shall be an express third-party beneficiary hereof, having all rights to enforce this Confidentiality Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit C

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Confidentiality Agreement as of this __ day of ________, 20__.

Very truly yours,

TRANSFEROR

[ ]

By:
Name:
Title:

CONFIRMED AND AGREED as of the date written above:

POTENTIAL TRANSFEREE

[ ]

By:
Name:
Title:

Exhibit C

EXHIBIT B

Redline to Prior TopCo LLCA

[Intentionally Omitted]

EXHIBIT C

Revised Restructuring Transaction Steps Memorandum

Restructuring Transaction Steps Memorandum

Pursuant to and in connection with the First Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 465] (as may be amended, modified or supplemented from time to time, and including all exhibits and supplements thereto, the “Plan”),1 the Debtors currently anticipate that the Restructuring Transactions shall occur on the Effective Date in the steps and in the order specified below. The Debtors reserve the right to amend, supplement, or modify the following steps on or prior to the Effective Date.

Step 1

On or prior to the Effective Date, an independent third party that is acceptable to the Required Consenting First Lien Lenders forms a Delaware limited liability company (“New Grandparent”). On or prior to the Effective Date, New Grandparent forms a Delaware limited liability company subsidiary (“New Parent”). On or prior to the Effective Date, New Parent forms a Delaware limited liability company subsidiary (“New ModivCare”). New Grandparent, New Parent and New ModivCare will each file on or promptly following the Effective Date an initial entity classification election on IRS Form 8832 to be classified as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of formation. New Grandparent shall constitute Reorganized Parent under and for purposes of the Plan.

Step 2

On the Effective Date, New Grandparent issues and contributes to New Parent each of (i) all of the New Common Interests that are to be issued and outstanding on the Effective Date (other than (x) the New Common Interests to be issued on the Effective Date upon the valid exercise of the Subscription Rights (as defined below) and (y) the DIP Backstop Premium) (the New Common Interests referred to in this clause (i), the “Contributed Interests”), (ii) the New Warrants, (iii) rights to purchase up to $200,000,000, in the aggregate, of New Common Interests pursuant to the Equity Rights Offering (the “Subscription Rights”), and (iv) the DIP Backstop Premium (together with the Contributed Interests, the New Warrants and the Subscription Rights, the “Restructuring Consideration”).

Step 3	Immediately following Step 2, New Parent contributes the Restructuring Consideration to New ModivCare.

Step 4

Immediately following Step 3, ModivCare transfers substantially all of its assets (including all of its equity interests in higi SH Holdings Inc., Ingeus Investments Limited, Prometheus Holdco, LLC, ModivCare Solutions, LLC, Socrates Health Holdings, LLC, and Victory Health Holdings, LLC) to New ModivCare in exchange for (i) the Restructuring Consideration, (ii) the Exit Term Loans (issued by New ModivCare), and (iii) the assumption by New ModivCare of ModivCare’s liabilities in existence as of the Effective Date that are (a) Reinstated under the Plan or (b) continuing after the Effective Date pursuant to the Plan, in each case, after giving effect to any and all satisfactions, settlements, compromises, releases, restructurings, assumptions and/or discharges of such liabilities contemplated by the Plan.

1 All capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Plan.

Step 5

Immediately following Step 4, ModivCare transfers to each Holder of Allowed First Lien Claims, in full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share (subject to application of the Equity Option) of (i) the Exit Term Loans, (ii) 98% of the Contributed Interests, and (iii) Cash from the proceeds of the Equity Rights Offering (if applicable).

Step 6

Immediately following Step 4 and simultaneously with Step 5, ModivCare transfers to each Holder of Allowed General Unsecured Claims, in full and final satisfaction, settlement, release, and discharge of such Claims, (i) its Pro Rata Share of 2% of the Contributed Interests, (ii) its Pro Rata Share of the New Warrants, and (iii) if such Holder is an Eligible Holder, its pro rata share (determined on a pro rata basis with Holders of Allowed General Unsecured Claims and Holders of Allowed Subordinated Unsecured Notes Claims) of the Subscription Rights, unless such Holder elects pursuant to the Plan to receive, in lieu of the foregoing, its Pro Rata Share (determined on a pro rata basis for all Holders of Allowed General Unsecured Claims regardless of whether such Holders make such election) of the GUC Cashout Value. Notwithstanding anything herein to the contrary, in the event any Allowed General Unsecured Claim is owed by any direct or indirect subsidiary of ModivCare, the applicable consideration shall be deemed (x) immediately following the receipt thereof in Step 4, contributed by ModivCare to the applicable subsidiary (through any intermediate entities, as the case may be) and (y) immediately thereafter, transferred by such subsidiary to the applicable Holder of Allowed General Unsecured Claims.

Step 7

Immediately following Step 4 and simultaneously with Steps 5 and 6, ModivCare transfers to each Eligible Holder of Allowed Subordinated Unsecured Notes Claims, in full and final satisfaction, settlement, release, and discharge of such Claims, its pro rata share (determined on a pro rata basis with Holders of Allowed General Unsecured Claims and Holders of Allowed Subordinated Unsecured Notes Claims) of the Subscription Rights.

Step 8	Immediately following Step 4 and simultaneously with Steps 5, 6 and 7, all other distributions are made in accordance with the Plan.

Step 9

Immediately following Step 8, New Grandparent issues to each Eligible Holder of Allowed General Unsecured Claims or Allowed Subordinated Unsecured Notes Claims that has validly exercised its Subscription Rights in accordance with the Equity Rights Offering Documents, the New Common Interests that such Eligible Holder of Allowed General Unsecured Claims or Allowed Subordinated Unsecured Notes Claims subscribed for pursuant to the Equity Rights Offering.

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Step 10

Immediately following Step 9, pursuant to this Restructuring Transaction Steps Memorandum, without any further action on the part of, or notice to, any Person, (i) the limited liability company agreement of New Grandparent is deemed amended and restated in its entirety as set forth in, and replaced by, an Amended and Restated Limited Liability Company Agreement of New Grandparent substantially in the form most recently included in the Plan Supplement prior to the Effective Date (the “A&R LLC Agreement”), (ii) each of the Persons that receives New Common Interests under, or as contemplated by, the Plan on or as of the Effective Date is deemed to be a party to the A&R LLC Agreement as a “Member” thereunder, and deemed to be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the A&R LLC Agreement as a “Member” party thereto, and is deemed to have signed such agreement, and (iii) the initial member of New Grandparent shall be deemed to have withdrawn from, and shall cease to be a member of, New Grandparent for all purposes, including for all purposes of the Delaware Limited Liability Company Act and the A&R LLC Agreement.

Step 11	Following the consummation of the above steps, ModivCare shall be dissolved or otherwise wound down.

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Supplemental Disclosure of Certain U.S. Federal Income Tax Consequences Of The Plan

As to each Holder of an Allowed First Lien Claim, Allowed General Unsecured Claim, or Allowed Unsubordinated Notes Claim, the exchange of such Claim pursuant to the Plan will be treated as a taxable transaction (and not as a tax-deferred transaction) as described in “—U.S. Holders of First Lien Claims—Recognition of Gain or Loss”, “—U.S. Holders of General Unsecured Claims—Recognition of Gain or Loss” or “—U.S. Holders of Unsubordinated Notes Claims—Recognition of Gain or Loss”, respectively.

All Holders of Claims are urged to consult their tax advisers regarding the consequences to them of the transaction steps described above.

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EXHIBIT D

Redline to Prior Restructuring Transaction Steps Memorandum

[Intentionally Omitted]

EXHIBIT E-1

New Common Interest Documents – Contribution Agreement (Step 2)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [●], 2025 (the “Effective Date”), by and between ModivCare Topco, LLC, a Delaware limited liability company (“New Grandparent”), and ModivCare Intermediate, LLC, a Delaware limited liability company (“New Parent” and together with New Grandparent, each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, New Parent is a direct, wholly-owned subsidiary of New Grandparent;

WHEREAS, on [●], 2025, the United States Bankruptcy Court for the Southern District of Texas, Houston Division, entered an order [Docket No. [●]] confirming the [●] Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. [●]] (as so confirmed, including any and all supplements and filings in connection therewith, the “Plan”);

WHEREAS, in accordance with the Plan and the Restructuring Transaction Steps Memorandum, New Grandparent desires to issue and contribute (a) all of the common limited liability company interests of New Grandparent (the “New Common Interests”) that are to be issued and outstanding on the Effective Date (other than (x) the New Common Interests to be issued on the Effective Date upon the valid exercise of the Subscription Rights (as defined below) and (y) the DIP Backstop Premium) (the New Common Interests referred to in this clause (a), the “Contributed Interests”), (b) the New Warrants, (c) rights to purchase up to $200,000,000, in the aggregate, of the New Common Interests pursuant to the Equity Rights Offering (the “Subscription Rights”), and (d) the DIP Backstop Premium (such issuance and contribution, the “Contribution”); and

WHEREAS, the Parties desire to enter into this Agreement in order to effect the Contribution as part of the transactions to occur on the Effective Date pursuant to the Plan and in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum.

NOW, THEREFORE, the Parties hereby agree as follows.

1.        Contribution. For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, effective as of the Effective Date, but in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum, New Grandparent hereby issues, contributes, transfers, assigns, conveys and delivers the Contributed Interests, the New Warrants, the Subscription Rights and the DIP Backstop Premium to New Parent as a capital contribution, and New Parent hereby acquires, accepts and takes delivery of the Contributed Interests, the New Warrants, the Subscription Rights and the DIP Backstop Premium from New Grandparent.

2.        Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

3.        Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. Neither Party shall assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

4.        Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

5.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed (including via electronic signatures) by each of the Parties and delivered to the other Party.

6.        Further Assurances. At any time and from time to time after the Effective Date, at the request of a Party and without further consideration, the other Party and its successors or permitted assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such Party may reasonably request to give effect to the transactions contemplated by this Agreement.

[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NEW GRANDPARENT:

MODIVCARE TOPCO, LLC

By:
Name:
Title:

NEW PARENT:

MODIVCARE INTERMEDIATE, LLC

By:
Name:
Title:

[Signature Page to Contribution Agreement (New Grandparent to New Parent)]

EXHIBIT E-2

New Common Interest Documents – Contribution Agreement (Step 3)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [●], 2025 (the “Effective Date”), by and between ModivCare Intermediate, LLC, a Delaware limited liability company (“New Parent”), and ModivCare Buyer, LLC, a Delaware limited liability company (“New ModivCare” and together with New Parent, each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, New ModivCare is a direct, wholly-owned subsidiary of New Parent;

WHEREAS, on [●], 2025, the United States Bankruptcy Court for the Southern District of Texas, Houston Division, entered an order [Docket No. [●]] confirming the [●]Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. [●]] (as so confirmed, including any and all supplements and filings in connection therewith, the “Plan”);

WHEREAS, on the Effective Date, but immediately prior to the execution and delivery of this Agreement, ModivCare Topco, LLC, a Delaware limited liability company (“New Grandparent”), issued and contributed (a) all of the common limited liability company interests of New Grandparent (the “New Common Interests”) that are to be issued and outstanding on the Effective Date (other than (x) the New Common Interests to be issued on the Effective Date upon the valid exercise of the Subscription Rights (as defined below) and (y) the DIP Backstop Premium) (the New Common Interests referred to in this clause (a), the “Contributed Interests”), (b) the New Warrants, (c) rights to purchase up to $200,000,000, in the aggregate, of the New Common Interests pursuant to the Equity Rights Offering (the “Subscription Rights”), and (d) the DIP Backstop Premium to New Parent, and New Parent acquired, accepted and took delivery of the Contributed Interests, the New Warrants, the Subscription Rights and the DIP Backstop Premium from New Grandparent, in each case in accordance with the Plan and the Restructuring Transaction Steps Memorandum;

WHEREAS, in accordance with the Plan and the Restructuring Transaction Steps Memorandum, New Parent desires to contribute all of the Contributed Interests, the New Warrants, the Subscription Rights and the DIP Backstop Premium to New ModivCare (such contribution, the “Contribution”); and

WHEREAS, the Parties desire to enter into this Agreement in order to effect the Contribution as part of the transactions to occur on the Effective Date pursuant to the Plan and in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum.

NOW, THEREFORE, the Parties hereby agree as follows.

1.        Contribution. For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, effective as of the Effective Date, but in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum, New Parent hereby contributes, transfers, assigns, conveys and delivers all of its rights, title and interest in the Contributed Interests, the New Warrants, the Subscription Rights and the DIP Backstop Premium to New ModivCare as a capital contribution, and New ModivCare hereby acquires, accepts and takes delivery of the Contributed Interests, the New Warrants, the Subscription Rights and the DIP Backstop Premium from New Parent.

2.        Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

3.        Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. Neither Party shall assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

4.        Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

5.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed (including via electronic signatures) by each of the Parties and delivered to the other Party.

6.        Further Assurances. At any time and from time to time after the Effective Date, at the request of a Party and without further consideration, the other Party and its successors or permitted assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such Party may reasonably request to give effect to the transactions contemplated by this Agreement.

[Signature page follows.]

2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NEW PARENT:

MODIVCARE INTERMEDIATE, LLC

By:
Name:
Title:

NEW MODIVCARE:

MODIVCARE BUYER, LLC

By:
Name:
Title:

[Signature Page to Contribution Agreement (New Parent to New ModivCare)]

EXHIBIT E-3

New Common Interest Documents – Purchase Agreement (Step 4)

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of [●], 2025 (the “Effective Date”), by and between ModivCare Inc., a Delaware corporation (“Seller”), and ModivCare Buyer, LLC, a Delaware limited liability company (“Buyer” and together with Seller, each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, Seller and certain of its Affiliates commenced voluntary bankruptcy cases under chapter 11 of title 11 of the United States Code on August 20, 2025, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, on [●], 2025, the Bankruptcy Court entered an order [Docket No. [●]] confirming the [●] Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. [●]] (as so confirmed, including any and all supplements and filings in connection therewith, the “Plan”);

WHEREAS, Buyer is a wholly-owned Subsidiary (as defined below) of ModivCare Intermediate, LLC, a Delaware limited liability company (“New Parent”), and New Parent is a wholly-owned Subsidiary of ModivCare Topco, LLC, a Delaware limited liability company (“New Grandparent”);

WHEREAS, on the Effective Date, but prior to the execution and delivery of this Agreement, (a) New Grandparent issued and contributed (i) all of the common limited liability company interests of New Grandparent (the “New Common Interests”) that are to be issued and outstanding on the Effective Date (other than (x) the New Common Interests to be issued on the Effective Date upon the valid exercise of the Subscription Rights (as defined below) and (y) the DIP Backstop Premium) (the New Common Interests referred to in this clause (i), the “Contributed Interests”), (ii) the New Warrants, (iii) rights to purchase up to $200,000,000, in the aggregate, of the New Common Interests pursuant to the Equity Rights Offering (the “Subscription Rights”), and (iv) the DIP Backstop Premium (together with the Contributed Interests, the New Warrants and the Subscription Rights, the “Restructuring Consideration”) to New Parent and New Parent further contributed the Restructuring Consideration to Buyer (such contributions, collectively, the “Contribution Transactions”) and (b) Buyer entered into the Exit Facility Term Credit Agreement and incurred the Exit Term Loans pursuant thereto;

WHEREAS, in accordance with the Plan and the Restructuring Transaction Steps Memorandum, Seller desires to sell, convey, assign, transfer and deliver to Buyer all of its rights, title and interest in and to the Transferred Assets (as defined below) in exchange for (A) all of Buyer’s rights, title and interest in and to the Restructuring Consideration, (B) all of the Exit Term Loans and (C) the assumption by Buyer of all of the Assumed Liabilities (as defined below) (such exchange, the “Exchange”); and

WHEREAS, the Parties desire to enter into this Agreement in order to effect the Exchange as part of the transactions to occur on the Effective Date pursuant to the Plan and in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum.

NOW, THEREFORE, the Parties hereto hereby agree as follows.

1.    Certain Definitions. As used herein:

“Action” means any action, claim, counterclaim, complaint, investigation, petition, suit, demand, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, assessment, inquiry, notice, examination or other proceeding of any nature, whether civil, criminal, administrative or otherwise, in law or in equity.

“Assumed Liabilities” means all liabilities of Seller in existence as of the Effective Date that are (a) Reinstated under the Plan or (b) continuing after the Effective Date pursuant to the Plan, in each case, after giving effect to any and all satisfactions, settlements, compromises, releases, restructurings, assumptions and/or discharges of such liabilities contemplated by the Plan.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Company Entities” means (a) New Grandparent, (b) New Parent, (c) Buyer, (d) each Transferred Entity and (e) each Subsidiary of each Transferred Entity; and each is a “Company Entity”.

“Consolidated Group” means any consolidated, combined or other Tax group (a) of which Seller was the parent (or a successor to the parent) and some or all of the Transferred Entities and their Subsidiaries were members, or (b) for which any Company Entity would be liable for Taxes of Seller or Seller would be liable for Taxes of any Company Entity.

“Equity Interests” means, with respect to any Person, (a) any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person, and (b) any options, warrants, securities or rights of any kind or nature that are convertible into, exercisable or exchangeable for, require the issuance and/or delivery of, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person.

“Excluded Assets” means, collectively, the following assets, properties, securities, contracts, rights and interests owned or held by Seller: (a) all Executory Contracts and all Unexpired Leases of Seller that are not assumed by Seller pursuant to the Plan, (b) all Equity Interests of Seller, (c) all rights of Seller under this Agreement, and (d) all files, documents, instruments and records relating to incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, Seller’s certificate of incorporation and bylaws, and other documents relating to the ownership, incorporation, organization or existence of Seller.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

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“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Authority.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other Entity (a) more than a majority of the aggregate voting power of the voting securities of which is, as of such time, directly or indirectly owned by such Person, or (b) in which such Person, directly or indirectly, owns more than fifty percent (50.0%) of the equity economic interest thereof.

“Tax” means (a) any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, alternative or add-on minimum, sales and use, excise, franchise, ad valorem, value added, real and personal property, escheat or unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, net worth, business and occupation, disability, employment, unemployment, social security (or similar), transfer, payroll, severance, windfall profit, stamp, withholding, and all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions to tax, surcharges, fees and penalties related thereto, and (b) any liability for the payment of any amounts of a type described in clause (a) above of another Person arising by reason of contract, assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” means a report, return, election, or other information filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Transferred Assets” means all of the assets, properties, cash, securities, contracts, rights and interests owned or held by Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, and expressly including the Transferred Equity but expressly excluding the Excluded Assets.

“Transferred Business” means the business of the Transferred Entities and their respective Subsidiaries as of, or prior to, the Effective Date.

“Transferred Entities” means, collectively, (a) higi SH Holdings Inc., a Delaware corporation, (b) Ingeus Investments Limited, a United Kingdom private limited company, (c) Prometheus Holdco LLC, a Delaware limited liability company, (d) Socrates Health Holdings, LLC, a Delaware limited liability company, (e) ModivCare Solutions, LLC, a Delaware limited liability company, and (f) Victory Health Holdings, LLC, a Delaware limited liability company; and each is a “Transferred Entity”.

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“Transferred Entity Matter” means any matter relating to one or more of: (a) the Transferred Business, (b) any of the Transferred Assets, (c) any of the Assumed Liabilities, (d) any of the current or former officers, directors, managers, employees, consultants, advisors, independent contractors, representatives or agents of any Transferred Entity or any Subsidiary of a Transferred Entity, (e) any assets, contracts, permits, licenses, properties, rights or liabilities of any Transferred Entity or any Subsidiary of a Transferred Entity, (f) any Taxes or Tax Return of Seller, any Transferred Entity or any Subsidiary of a Transferred Entity, and (g) any of the transactions contemplated by this Agreement or the Plan.

“Transferred Equity” means all of the issued and outstanding Equity Interests of the Transferred Entities.

2.    Exchange.

(a)    For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, effective as of the Effective Date, but in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum, the following shall occur:

(i)    Seller hereby sells, conveys, assigns, transfers and delivers to Buyer all of its rights, title and interest in and to the Transferred Assets. Buyer hereby acquires, accepts and takes delivery of the Transferred Assets from Seller.

(ii)    In exchange for the Transferred Assets, Buyer hereby (A) conveys, assigns, transfers and delivers to Seller (x) all of its right, title and interest in and to the Restructuring Consideration and (y) all of the Exit Term Loans and (B) assumes from Seller and agrees to pay, perform and otherwise satisfy, as and when due, all of the Assumed Liabilities. Seller hereby acquires, accepts and takes delivery of the Restructuring Consideration and the Exit Term Loans from Buyer.

(b)    Seller hereby irrevocably acknowledges and agrees that, upon consummation of the Exchange, without any further action on the part of, or notice to, any Person, (i) Buyer shall become a member, stockholder or other applicable equity owner of each Transferred Entity and shall be registered on the books and records of each Transferred Entity as the sole and exclusive owner of all of the Transferred Equity of such Transferred Entity, (ii) Seller shall no longer be a member, stockholder or other applicable equity owner of any Transferred Entity and shall no longer be registered on the books and records of any Transferred Entity as the owner of any of the Transferred Equity of such Transferred Entity, (iii) Seller shall have resigned and withdrawn from any position or role with any Transferred Entity (including any position or role entitled “manager”, “managing member” or any other title of a similar import or nature) that confers upon Seller any rights, powers or authorities with respect to any Transferred Entity or any of its businesses, operations, assets, liabilities, employees, finances, prospects or affairs, and Buyer shall assume and be vested with such position or role, and (iv) all rights, powers and authorities granted or delegated to Seller with respect to any Transferred Entity or any of its businesses, operations, assets, liabilities, employees, finances, prospects or affairs shall be revoked from Seller and vested solely and exclusively with Buyer.

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3.    Correspondence and Certain Amounts. Seller shall (a) promptly deliver (or cause to be promptly delivered) to Buyer any mail or other communications received by Seller after the Effective Date addressed to any Transferred Entity or any Subsidiary of a Transferred Entity or which relates to any Transferred Entity Matter, whether such mail or other communication is addressed to any Transferred Entity, any Subsidiary of a Transferred Entity or Seller, (b) promptly transfer (or cause to be promptly transferred) in immediately available funds to Buyer or any of its Affiliates that is designated by Buyer, any cash, electronic credits or deposits received by Seller to the extent that such cash, electronic credits or deposits relate to any Transferred Entity Matter, and (c) promptly deliver (or cause to be promptly delivered) to Buyer or any of its Affiliates that is designated by Buyer, any checks or other instruments of payment that it or any of its Affiliates receives to the extent that such checks or other instruments are addressed to a Transferred Entity or any Subsidiary of a Transferred Entity or relate to any Transferred Entity Matter. Prior to the transfer or delivery to Buyer or its applicable Affiliate of any such cash, electronic credits or deposits referred to in clause (b) of the immediately preceding sentence or any such checks or other instruments of payment referred to in clause (c) of the immediately preceding sentence, Seller shall hold the same in trust for Buyer or its applicable Affiliate, and the transfer and delivery thereof to Buyer or its applicable Affiliate shall be made with any necessary endorsements or assignments and without set-off, counterclaim or reduction of any kind.

4.    Tax Matters.

(a)    The Parties acknowledge and agree that the Transferred Entities and their respective Subsidiaries shall exit the Consolidated Group as of the end of the day on the Effective Date to the extent the Transferred Entities and such Subsidiaries are part of the Consolidated Group and that, to the extent applicable, the U.S. federal income Tax Return of the Consolidated Group for all applicable Tax periods and any corresponding or similar state and local income Tax Return will be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1) and any corresponding or similar provisions of state and local income Tax Law.

(b)    On the day after the Effective Date, Seller shall (i) resign as agent for the Consolidated Group effective as of the earliest date permitted by Revenue Procedure 2015-26 and designate New Grandparent (or its designee) as the substitute agent of the Consolidated Group under Treasury Regulations Section 1.1502-77(c)(7) in accordance with the procedures set forth in Revenue Procedure 2015-26 and (ii) take any and all actions to cause New Grandparent (or its designee) to become the agent for the Consolidated Group under applicable state or local income Tax Law (in either such capacity, the “Substitute Agent”).

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(c)    In the event Seller dissolves before New Grandparent (or its designee) becomes the agent for the Consolidated Group pursuant to Section 4(b), prior to such dissolution, (i) Seller shall designate New Grandparent (or its designee) as agent for the Consolidated Group under Treasury Regulations Section 1.1502-77(c)(5) in accordance with the procedures set forth in Revenue Procedure 2015-26, (ii) Seller shall provide written notice of such designation to the Internal Revenue Service in accordance with Treasury Regulations Section 1.1502-77(c)(5)(iii) and (iii) Seller shall take any and all actions to cause New Grandparent (or its designee) to become the agent for the Consolidated Group under applicable state or local income Tax Law.

(d)    Buyer shall prepare and file, or cause to be prepared and filed, on behalf of Seller and each of its Subsidiaries (prior to giving effect to the Exchange), all Tax Returns for the Consolidated Group and Seller, in each case, that have not been filed as of the Effective Date and all Tax Returns relating to the business of Seller as conducted by Seller as of prior to the Effective Date (the “Business”) or the Transferred Entities and their Subsidiaries (each such Tax Return, a “Specified Return”, and, collectively, the “Specified Returns”). If requested by Buyer (or its designee), Seller shall promptly execute and file, or cause to be executed and filed, any Specified Returns submitted by Buyer (or its designee) to it for execution or filing.

(e)    The Company Entities shall pay, without duplication, as and when due (to the extent not otherwise discharged or otherwise paid pursuant to the Plan) (i) all Taxes shown to be due on (or which any Governmental Authority asserts are properly shown as due on, or otherwise assesses in respect of) any of the Specified Returns, (ii) all Taxes, if any, arising out of or relating to, the transactions contemplated by the Plan imposed on the Company Entities or Seller, (iii) all Taxes, if any, arising out of any claim for refund under, or amendment of a Tax Return in accordance with, Section 4(h), (iv) all Taxes of the Company Entities or Seller with respect to the Business or the Transferred Entities and their Subsidiaries, (v) all U.S. federal and state income Taxes of Seller for the 2025 and 2026 tax years and (vi) any and all losses, liabilities, costs and expenses resulting from, or arising out of, any of the items or matters described in clauses (i) through (v) of this Section 4(e).

(f)    Seller shall, at the request of Buyer, or the Substitute Agent on behalf of Seller shall be authorized to, make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5)(viii) (or any corresponding or similar provision of state or local income Tax Law) to reduce the Tax basis in its shares of capital stock of any Transferred Entity (or, with respect to any Transferred Entity that is classified as a disregarded entity, such Transferred Entity’s applicable Subsidiary that is a member of the Consolidated Group) in order to avoid any reduction in the net operating loss, Tax basis or other Tax attributes of any Transferred Entity (or such Subsidiary) in accordance with the rules under Treasury Regulations Section 1.1502-36(d)(6) (or any corresponding or similar provision of state or local income Tax Law).

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(g)    Buyer and its Affiliates shall, and shall have the sole and exclusive authority to, represent the interests of Seller and each Transferred Entity and its Subsidiaries with respect to any Action with respect to (i) Taxes, Tax Returns or any other Tax matter relating or with respect to the Consolidated Group (or any member thereof with respect to such Tax, Tax Return or Tax matter) or Seller, (ii) any Specified Return or any Taxes to be reported therein, or (iii) any other matter primarily relating to Taxes which could impact any Company Entity (including the right to control the defense, settlement, compromise or other resolution of any such Action, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Action). Seller shall provide Buyer and its Affiliates and their attorneys and tax advisors with the appropriate powers of attorney or other necessary authorizations to give effect to the foregoing.

(h)    Buyer and its Affiliates shall have the sole and exclusive right to (i) initiate any claim for refund for any Taxes with respect to any Specified Return or any other Tax Return relating to the Business or the Transferred Entities and their Subsidiaries, and (ii) amend any Specified Return or any other Tax Return relating to the Business or the Transferred Entities and their Subsidiaries. Seller hereby authorizes the payment of any refund (including any interest received thereon) for any Taxes with respect to any Specified Return or with respect to the Business or the Transferred Entities and their Subsidiaries to the Substitute Agent (or Seller shall, if it is in actual receipt of such Tax refund, promptly pay such amount to the Substitute Agent and in any event within ten (10) days after the receipt of such Tax refund). Seller shall not initiate any such claim for a refund or any amendment of a Specified Return without the prior written consent of Buyer or the Substitute Agent. The Company Entities shall be entitled to the entire amount of any Tax refund, credit in lieu of a Tax refund or other overpayment (including any interest received thereon) received by, or with respect to, any Specified Return or with respect to the Business or the Transferred Entities and their Subsidiaries.

(i)    Seller shall cooperate fully and assist in connection with the matters set forth in this Section 4, including by promptly notifying Buyer in writing upon receipt by Seller of written notice of any Tax contest, audit, administrative or court proceeding, or other dispute relating to any liability for income Taxes of Seller or the Consolidated Group, by providing such information, documents and materials, and by executing and/or filing (or causing its officers and other authorized representatives or assignee for benefit of creditors to execute and/or file) such documents, instruments, notices, powers of attorney, letters, forms and other papers, in any such case that are necessary or desirable (in the reasonable judgment of Buyer or one of its Affiliates) and that such Person is legally permitted to execute and file in connection with accomplishing, effectuating, addressing, or consummating any of the matters set forth in this Section 4. In furtherance of, and without limiting, the foregoing, (i) Seller shall execute, on or prior to the Effective Date (or, if provided after the Effective Date, within a reasonable time following receipt), such forms as may be reasonably determined to be necessary (x) to authorize Buyer or any of its Affiliates to sign, negotiate, correspond regarding, settle and administer the Specified Returns or any Actions governed by Section 4(g) and make Tax payments to be made in connection therewith and (y) to establish any available exemption (or reduction) with respect to any applicable Taxes to be covered by a Specified Return, and (ii) in the event that applicable Law requires that Seller (or any of its officers or other authorized representatives) execute and/or file any Specified Return, then Seller shall promptly execute and/or file (or cause its applicable officer or other authorized representative to promptly execute and/or file) such Specified Return after receipt thereof from Buyer.

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(j)    To the maximum extent permitted by applicable Law, the Consolidated Group shall allocate any limitation or “net unrealized built in gain” permitted to be utilized under Section 382 of the Code (as defined below) (and any similar provision of state, local, and foreign Law), to the Transferred Entities or their applicable Subsidiaries.

(k)    Seller shall, at the request of Buyer, in connection with the consummation of the transactions contemplated by the Plan, (i) join Buyer or its applicable Affiliate in making the election under section 338(h)(10) of the Code (and any analogous election under state or local Law) in the case of a “qualified stock purchase” (within the meaning of section 338 of the Code) with respect to any Transferred Entity or any of its Subsidiaries and (ii) make the election under section 336(e) of the Code in the case of a “qualified stock disposition” (within the meaning of Treasury Regulations section 1.336-2) with respect to any Transferred Entity or any of its Subsidiaries, and agrees to cooperate fully with Buyer (and any Affiliate of Buyer) in connection with the making of any such election described in clause (i) or (ii), including participating in the timely filing of IRS Form 8023, the binding agreement and section 336(e) election statement set forth in Treasury Regulations section 1.336-2(h) and related or comparable forms for state, local, or foreign Tax purposes.

5.    Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Laws of the State of Delaware.

6.    Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. No Party shall assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

7.    Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

8.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed (including via electronic signatures) by each of the Parties and delivered to the other Party.

9.    Further Assurances. At any time and from time to time after the Effective Date, at the request of a Party and without further consideration, the other Party and each of its successors or permitted assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such Party may reasonably request to give effect to the transactions contemplated by this Agreement.

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10.    Purchase Price Allocation. Buyer will provide to Seller an allocation of the amounts properly taken into account as consideration for U.S. federal and applicable state and local income tax purposes among the Transferred Assets (and, if applicable, among the assets of any Transferred Entities and their Subsidiaries, in each case, classified as disregarded entities for U.S. federal and applicable state and local income tax purposes) in accordance with Section 1060 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”, and such allocation, the “Allocation”). The Allocation shall be binding on the Parties for all purposes and neither Party shall take any position inconsistent with the Allocation unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

11.    Tax Forms. Concurrently with the execution and delivery of this Agreement by the Parties, Seller shall deliver to Buyer a properly completed Internal Revenue Service Form W-9 duly executed by Seller.

12.    Intended Tax Treatment. The Parties intend that for U.S. federal and applicable state and local income tax purposes:

(a)    pursuant to Treasury Regulations Section 1.1032-3, the Contribution Transactions, taken together with the transactions contemplated by this Agreement, shall collectively be treated as if (i) New Grandparent contributed an amount of cash equal to the fair market value of the Restructuring Consideration to New Parent as a contribution to the capital of New Parent, followed immediately by a contribution of such cash by New Parent to Buyer as a contribution to the capital of Buyer, and (ii) Buyer used the cash received by it pursuant to clause (i) to acquire the Restructuring Consideration from New Grandparent for its fair market value immediately prior to Buyer’s transfer of the Restructuring Consideration to Seller pursuant to this Agreement;

(b)    the Contribution Transactions and the Exchange shall be treated as a taxable sale by Seller and the acquisition by Buyer of the assets of Seller (including any other direct or indirect subsidiary of Seller treated as a disregarded entity for U.S. federal income tax purposes) governed by Section 1001 of the Code;

(c)    any payment pursuant to this Agreement, the Plan or the Restructuring Transaction Steps Memorandum made after the Effective Date shall be treated as an adjustment to purchase price for the Transferred Assets to the extent permitted by applicable Law; and

(d)    the books and records of each Party shall be maintained, and all U.S. federal (and applicable state and local) Tax Returns of the Parties shall be filed in a manner consistent with the intended tax treatment set forth in this Section 12 unless otherwise required by a change in Law or a “determination” as defined in Section 1313(a) of the Code.

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13.    Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 13 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 13. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or when transmitted by email (with no bounce back or other notification of failure to be delivered). If a Notice deemed given upon delivery or transmission is delivered or transmitted after 5:00 p.m. in the place of the receiving Party (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

Address for Notice:

If to Seller, to:

[●]

with a copy (which shall not constitute effective Notice) to:

[●]

If to Buyer, to:

[●]

with a copy (which shall not constitute effective Notice) to:

[●]

14.    Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party.

15.    Amendment. Any term, condition or provision of this Agreement may be amended, modified or waived from time to time if, and only if, such amendment, modification or waiver is in writing and signed, (a) in the case of an amendment or modification, by Seller and Buyer or (b) in the case of a waiver, by the Party against whom the waiver is to be effective.

16.    Specific Performance. Each Party hereby acknowledges and agrees that the other Party would be irreparably harmed if any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at law or in equity, each Party shall be entitled to specific performance, injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce its rights hereunder, without the necessity of proving the inadequacy of money damages as a remedy and without the posting of any bond.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

MODIVCARE INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

BUYER:

MODIVCARE BUYER, LLC

By:
Name:
Title:

[Signature Page to Purchase Agreement]

EXHIBIT F

Identities of the Directors of the Reorganized Debtors

As contemplated by the First Plan Supplement, the Debtors hereby disclose the identities of the individuals proposed to serve on the New Board as of the Effective Date.

The New Board shall initially consist of the New Board of the Reorganized Debtors shall consist of seven managers, comprising (a) two managers to be selected by Q Global Advisors, LLC and may be employees or individuals affiliated with Q Global Advisors, LLC, (b) one manager to be selected by HG Vora Capital Management, LLC and may be an employee or individual affiliated with HG Vora Capital Management, LLC, (c) one manager shall be designated by the TCW Entities2 and may be an employee or individual affiliated with the TCW Entities, (d) one manager to be selected by Redwood Capital Management, LLC and may be an employee or individual affiliated with Redwood Capital Management, LLC, and (e) two managers who will be selected by those parties that will hold a majority of the New Common Interests and have not been identified at this time as set forth in the New Corporate Governance Documents of the Reorganized Parent

The identity and affiliations of Persons presently proposed to serve on the New Board are as follows:

1.	Leslie V. Norwalk

Leslie V. Norwalk has served as a ModivCare director and Chairperson of the Nominating and Governance Committee since 2015 and became Chairperson of the Board in December 2024. She has been Strategic Counsel to EpsteinBeckerGreen since 2007. From 2001 to 2007, Ms. Norwalk served in the Centers for Medicare & Medicaid Services (CMS) under the Bush Administration. She was the Acting Administrator from 2006 to 2007, overseeing the operations of federal healthcare programs including Medicare and Medicaid, and served as Deputy Administrator for the preceding four years. Before joining CMS, she practiced law at Epstein Becker & Green, advising clients on a broad range of healthcare policy matters. Earlier in her career, she served in the first Bush Administration in the White House Office of Presidential Personnel and the Office of the U.S. Trade Representative. Ms. Norwalk currently serves on the public company boards of CVS Health, Neurocrine Biosciences, Globus Medical, and Arvinas, as well as several privately held companies. She is also an advisor to multiple private equity funds. She earned her bachelor’s degree from Wellesley College and her juris doctor from George Mason University School of Law.

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2.	Daniel B. Silvers

Daniel B. Silvers has served on the ModivCare Board since April 24, 2025. Mr. Silvers currently serves as the managing member of Matthews Lane Capital Partners LLC, an investment firm, a position he has held since 2015. Additionally, Mr. Silvers currently serves as Executive Chairman of Winventory, Inc., a tech-enabled event ticketing management partner, a position he has held since January 2024. Previously, Mr. Silvers served as Executive Vice President and Chief Strategy Officer at Inspired Entertainment, Inc., a gaming technology company, between 2016 and 2023 and as Chief Executive Officer and a director of Leisure Acquisition Corp. (“Leisure Acquisition”), a special purpose acquisition company, from 2017 to 2021. Mr. Silvers was the President of SpringOwl Asset Management LLC, an investment management firm, from 2009 to 2015 (including predecessor entities). Mr. Silvers was the President of Western Liberty Bancorp, an acquisition-oriented holding company, from 2009 to 2010. From 2005 to 2009, Mr. Silvers served as a Vice President at Fortress Investment Group LLC, a leading global alternative asset manager. Prior to that, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., a global financial services firm, from 1999 to 2005. Mr. Silvers has served on the board of directors of Civeo Corporation, a provider of hospitality services, including catering, food service and lodging, to remote workforces in Australia and Canada, since November 2025. He previously served on the boards of directors of MRC Global, Inc. from 2024 to 2025, Zen JV LLC during 2025, Avid Technology, Inc. from 2018 to 2023 and Leisure Acquisition from 2017 to 2021. Mr. Silvers has previously served on the boards of directors of Universal Health Services, Inc., Forestar Group, Inc., PICO Holdings, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp. Mr. Silvers holds a B.S. in Economics and a M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Silvers also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management.

3.	Erin Russell

Ms. Russell has served on the ModivCare Board since February 10, 2025. Ms. Rusell has extensive experience as an investment professional and board member. She spent 16 years as a principal of Vestar Capital Partners, L.P., a leading private equity firm, where she was a prominent leader of the healthcare team. During her time at Vestar, she evaluated more than 150 investment opportunities, executed numerous private- and public-market transactions, worked with management teams to create strategic plans and drive their implementation, and served as a member of multiple public and private boards. Her board experience in the healthcare sector includes eHealth, Inc. (Nasdaq: EHTH), Fortrea Holdings Inc. (Nasdaq: FTRE), Tivity Health Inc. (formerly traded on Nasdaq: TVTY), DeVilbiss Healthcare LLC, DynaVox Inc. and 21st Century Oncology Inc. Ms. Russell also serves on the board of Kadant Inc. (NYSE: KAI). Ms. Russell holds a bachelor’s degree in accounting from McIntire School of Commerce at the University of Virginia and a Master of Business Administration from Harvard Business School.

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4.	Alec Cunningham

Alec Cunningham has served on the ModivCare Board since March 7, 2025. Mr. Cunningham is a proven board member and public and private-company CEO with significant national experience with Medicaid, Medicare, and other public-funded healthcare programs, who has delivered excellent operating results in development and turnaround situations. He has unique talent and deep expertise in the policies and operations of government-sponsored health insurance programs and risk-bearing provider organizations. He spent nine years with WellCare Health Plans, a managed care provider of government-sponsored health insurance programs across the United States, where he served as Chief Executive Officer from 2009 to 2013. During his tenure as CEO, Mr. Cunningham led a strategic, operational, and financial transformation of WellCare. Earlier in his career, Alec held a variety of leadership roles in the State Sponsored Programs division of WellPoint (subsequently Anthem and now Elevance) where he successfully led the national business development efforts to expand beyond California into multiple new markets and products nationwide. Mr. Cunningham also served as Chief Operating Officer at Aetna, a CVS Health company and top private insurance provider in the United States.

5.	Scott McArty

Scott joined the Q Family Office in 2002 and is a Partner, and Chairman and CEO of PHI Group, Inc, one of Q's private equity investments. PHI is a helicopter transportation company with over 200 aircraft worldwide. PHI's helicopters serve the world's largest offshore oil and gas exploration and production companies, as well as providing helicopter services to emergency medical service providers, through both scene and inter-hospital transports.

Before joining Q Investments, he was a captain in the United States Army and worked in the office of U.S. Senator Kay Bailey Hutchison. Scott graduated with a BS from the United States Military Academy at West Point in 1995, where he was a Distinguished Cadet and recipient of the General Lee Donne Olvey Award, and earned an MBA from Harvard Business School.

6.	Sohail Yousef

Sohail joined the Q Family Office in 2012 and is a Partner and CEO of Texas Exchange Bank, which is a wholly owned affiliate of the Q Family Office. Prior to joining Q, he was an analyst at Brencourt Advisors and an investment banking analyst at J.P. Morgan in the Financial Institutions Group. Sohail graduated with honors and distinction from Stanford University with a BA in Economics and Political Science in 2002.

7.    Jason Gart

Jason Gart is an investment analyst at HG Vora Capital Management, which he joined in 2018. Prior to HG Vora, Mr. Gart was an analyst in the Financial Restructuring Group at GLC Advisors. Mr. Gart graduated from the McIntire School of Commerce at the University of Virginia with a Bachelor of Science in Commerce and a Bachelor of Arts in Economics.

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